Exhibit 99.11

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

SHARYLAND UTILITIES, L.P.,

SHARYLAND DISTRIBUTION & TRANSMISSION SERVICES, L.L.C.,

and

ONCOR ELECTRIC DELIVERY COMPANY LLC

Dated as of October 18, 2018

i

SCHEDULES:

Schedule 1	Definitions
Schedule 1.08(b)(ii)	NTX Regulatory Assets

Schedule 1.08(c)(i)	Applicable Asset Identification Information

Schedule A	NTX Assets
Schedule B	NTX Liabilities
Schedule C	STX Assets
Schedule D	STX Liabilities
Schedule E	SU Retained Assets
Schedule F	SU Retained Liabilities
Schedule G	SDTS Retained Assets
Schedule H	SDTS Retained Liabilities
Schedule I	SU/SDTS Leases
Schedule J	NTX CapEx Forecast

EXHIBITS:

Exhibit A	Form of Future Development Agreement
Exhibit B	Form of Oncor Release
Exhibit C	Form of O&M Agreement
Exhibit D	Regulatory Terms
Exhibit E	Tax Side Letter

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of October 18, 2018, by and among Sharyland Utilities, L.P., a Texas limited partnership (“SU”), Sharyland Distribution & Transmission Services, L.L.C., a Texas limited liability company (“SDTS”), and Oncor Electric Delivery Company LLC, a Delaware limited liability company (“Oncor”). Capitalized and other terms used herein without definition have the respective meanings set forth in Schedule 1 hereto.

RECITALS

WHEREAS, SU (i) is engaged in the electric transmission and distribution business in Central, North and West Texas (the “NTX Business”), including through its ownership of all of the outstanding Equity Interests (the “GS Equity Interests”) of GS Project Entity, L.L.C., a Texas limited liability company (“GS LLC” and, together with SU, the “SU Entities”), and (ii) is also engaged in the electric transmission and distribution business in the vicinity of the Texas-Mexico border (the “STX Business”);

WHEREAS, SU owns, either directly or indirectly through GS LLC, certain real property and other assets that are used primarily in the NTX Business, which are more particularly described on Schedule A hereto (including the GS Equity Interests and assets owned by GS LLC, but excluding the SU Retained Assets, the “NTX Assets”), and has incurred or is subject to certain Liabilities arising primarily in connection with the NTX Business, which are more particularly described on Schedule B hereto (excluding the SU Retained Liabilities, the “NTX Liabilities”);

WHEREAS, SDTS owns certain real property and other assets that it leases to SU pursuant to the existing SU/SDTS Leases and that are used by SU primarily in connection with the conduct of the STX Business (excluding the SDTS Retained Assets, the “STX Assets”), which are more particularly described on Schedule C hereto, and has incurred or is subject to certain Liabilities arising primarily in connection with the STX Assets, which are more particularly described on Schedule D hereto (excluding the SDTS Retained Liabilities, the “STX Liabilities”);

WHEREAS, SU desires to allocate to and vest in SDTS, and SDTS desires to accept and assume, through the joint survivor merger of SU and SDTS provided for in this Agreement (the “Merger”), the NTX Assets, which do not include the properties and assets described on Schedule E hereto (the “SU Retained Assets”), and the NTX Liabilities, which do not include the Liabilities described on Schedule F hereto (the “SU Retained Liabilities”) (the NTX Assets and the NTX Liabilities to be allocated to and vested in SDTS being collectively referred to as the “NTX Package”), upon the terms and subject to the conditions set forth herein;

WHEREAS, SDTS desires to allocate to and vest in SU, and SU desires to accept and assume, through the Merger, the STX Assets, which do not include the properties and assets described on Schedule G hereto (the “SDTS Retained Assets”), and the STX Liabilities, which do not include the Liabilities described on Schedule H hereto (the “SDTS Retained Liabilities”) (the STX Assets and the STX Liabilities to be allocated to and vested in SU being collectively referred to as the “STX Package”), upon the terms and subject to the conditions set forth herein;

WHEREAS, SU holds Equity Interests in, and is the managing member of, SDTS;

WHEREAS, (i) immediately prior to the consummation of the Merger, all of SU’s interests in SDTS will be cancelled, including all of its Equity Interests and related economic interests in SDTS, causing SDTS to become a wholly owned, indirect subsidiary of InfraREIT Partners, LP, a Delaware limited partnership (the “Operating Partnership”), and (ii) upon the consummation of the Merger, the limited liability company agreement of SDTS will be amended and restated at the Closing to reflect the cancellation of SU’s interests in SDTS and the changes contemplated hereby;

WHEREAS, as of the date hereof, InfraREIT, Inc., a Maryland corporation (“HIFR”), Oncor, 1912 Merger Sub LLC, a Delaware limited liability company (“Merger Sub”), Oncor T&D Partners, LP, a Delaware limited partnership (“Merger Partnership”), and the Operating Partnership are entering into an Agreement and Plan of Merger (as in effect on the date hereof, the “HIFR Merger Agreement”), pursuant to which (i) immediately following the consummation of the Merger and the other transactions contemplated by this Agreement, HIFR will be merged with and into Merger Sub (the “InfraREIT Merger”), with the result that, among other things, (A) the separate existence of HIFR will cease and (B) Merger Sub will survive and continue to exist as a Delaware limited liability company; (ii) immediately following the consummation of the InfraREIT Merger, Merger Sub will contribute a portion of the outstanding limited partnership interests in the Operating Partnership to 1912 Holding Partnership, LP, a Delaware limited partnership and Affiliate of Oncor (“Oncor Affiliate”) (the “OP Contribution”); and (iii) immediately following the consummation of the OP Contribution, Merger Partnership will be merged with and into the Operating Partnership (the “OP Merger” and, together with the InfraREIT Merger and the OP Contribution, the “HIFR Transactions”), with the result that, among other things, (A) the separate existence of Merger Partnership will cease, (B) the Operating Partnership will survive and continue to exist as a Delaware limited partnership and (C) Merger Sub and Oncor Affiliate will own, directly or indirectly, all of the outstanding limited partnership interests in the Operating Partnership;

WHEREAS, immediately following the consummation of the HIFR Transactions, but prior to the consummation of the SU Investment (as defined below), SU will convert into a Delaware limited partnership under applicable Law (the “SU Conversion”) pursuant to the SU Purchase Agreement (as defined below);

WHEREAS, as of the date hereof, SU Investment Partners, L.P., a Texas limited partnership (“SUIP”), Sempra Texas Utilities Holdings I, LLC, a Delaware limited liability company and Affiliate of Sempra Energy (the “Sempra Partner”), and Sempra Energy are entering into a Securities Purchase Agreement (the “SU Purchase Agreement”), pursuant to which, following the consummation of the HIFR Transactions, the SU Conversion will occur and the Sempra Partner will acquire from SUIP 50% of the outstanding limited partner interests in SU (the “SU Investment”); and

WHEREAS, as of the date hereof, HIFR, the Operating Partnership, Hunt, Hunt Transmission Services, L.L.C., a Delaware limited liability company, HUS, SU and SDTS are entering into an Omnibus Termination and Release Agreement (the “Omnibus Termination Agreement”), which agreement will effect, subject to the consummation of the Merger and effective as of the Effective Time, the termination of, and releases by the applicable parties of all obligations and liabilities arising under, certain agreements between certain of such parties;

WHEREAS, each of (i) the general partner and the limited partner of SU, (ii) the members of SDTS and (iii) the board of directors of Oncor have unanimously approved this Agreement and the Merger; and

NOW, THEREFORE, in consideration of the premises, the representations, warranties, covenants and agreements contained herein, the mutual benefits to be gained by the performance thereof and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree, intending to be legally bound, as follows:

ARTICLE I

The Merger

Section 1.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, the Merger shall occur in accordance with the provisions of this Agreement and the TBOC. Each party shall survive the Merger and shall maintain its separate existence and continue to be governed by the Laws of the State of Texas from and after the Effective Time.

Section 1.02. Effective Time. The Merger shall be effected through the filing of a certificate of merger (the “Certificate of Merger”) with the office of the Secretary of State of the State of Texas in accordance with the requirements set forth in Sections 10.151 and 10.153 of the TBOC and shall be effective at the time specified in the Certificate of Merger (which time shall be prior to the effective time of the InfraREIT Merger, the OP Contribution and the OP Merger) on the Closing Date (the “Effective Time”).

Section 1.03. Allocation of Assets. At the Effective Time, by virtue of the Merger and without any action on the part of any party:

(a) all rights, title and interest in and to the NTX Assets shall be allocated to and vested in SDTS, without reversion or impairment, without further act or deed, and without any transfer or assignment having occurred, but subject to any existing Liens thereon; provided, that the term “NTX Assets” shall not include the assets held by GS LLC for purposes of this Section 1.03(a) (but will include the Equity Interests of GS LLC);

(b) all rights, title and interest in and to the STX Assets shall be allocated to and vested in SU, without reversion or impairment, without further act or deed, and without any transfer or assignment having occurred, but subject to any existing Liens thereon; provided, however, that in the event the PUCT Approval is not an Unconditioned O&M PUCT Approval, (x) the Amarillo TOC and related assets shall be included as a STX Asset (and the parties shall in good faith agree on appropriate amendments to Schedule C to reflect such inclusion), and (y) the STX Package Schedule and the Final STX Schedule shall include the Amarillo TOC and the adjustments contemplated by Section 1.08 and Section 1.09 shall account for the Amarillo TOC;

(c) all rights, title and interest in and to the SU Retained Assets shall be retained by and continue to be vested in SU; provided, that the term “SU Retained Assets” shall not include the assets held by CV Project Entity, LLC for purposes of this Section 1.03(c) (but will include the Equity Interests of CV Project Entity, LLC); and

(d) all rights, title and interest in and to the SDTS Retained Assets shall be retained by and continue to be vested in SDTS.

Section 1.04. Allocation of Liabilities. At the Effective Time, by virtue of the Merger and without any action on the part of any party:

(a) all of the NTX Liabilities shall be allocated to SDTS (and SDTS agrees that (by virtue of the merger) it shall assume and shall be subject to the NTX Liabilities as of the Effective Time), and from and after the Effective Time, as between SU and SDTS, SDTS and its successors shall be solely responsible for the NTX Liabilities;

(b) all of the STX Liabilities shall be allocated to SU (and SU agrees that (by virtue of the merger) it shall assume and shall be subject to the STX Liabilities as of the Effective Time), and from and after the Effective Time, as between SU and SDTS, SU and its successors shall be solely responsible for the STX Liabilities;

(c) all of the SU Retained Liabilities shall be retained by SU (and SU agrees that (by virtue of the merger) it shall retain and shall be subject to the SU Retained Liabilities as of the Effective Time), and from and after the Effective Time, as between SU and SDTS, SU and its successors shall be solely responsible for the SU Retained Liabilities; and

(d) all of the SDTS Retained Liabilities shall be retained by SDTS (and SDTS agrees that (by virtue of the merger) it shall retain and shall be subject to the SDTS Retained Liabilities as of the Effective Time), and from and after the Effective Time, as between SDTS and SU, SDTS and its successors shall be solely responsible for the SDTS Retained Liabilities.

Section 1.05. Allocation of All Assets and Liabilities. It is the intention of the parties that all of their respective properties, assets, rights and interests and all of their respective Liabilities shall be allocated to and vested in the parties pursuant to the express provisions of Section 1.03 and Section 1.04. Notwithstanding the foregoing, but subject to Section 10.05, if such provisions do not provide for the allocation and vesting of any properties, assets, rights and interests of any party or the allocation of any Liabilities of any party, such properties, assets, rights and interests or such Liabilities shall be retained by the party by which they were held or in which they were vested immediately prior to the Effective Time.

Section 1.06. Effect on Organizational Documents. At the Effective Time, by virtue of the Merger and without any action on the part of any party:

(a) the organizational documents of SU as in effect immediately prior to the Effective Time shall continue to be the organizational documents of SU, until thereafter amended in accordance with the applicable provisions thereof and the TBOC; and

(b) the limited liability company agreement of SDTS shall be amended and restated in a form reasonably acceptable to Oncor, SDTS and SU (the “Fourth Amended and Restated SDTS Company Agreement”).

Section 1.07. Effect on Equity Interests.

(a) Immediately prior to the Effective Time, SDTS and SU agree that all of the outstanding Equity Interests in SDTS held by SU shall be automatically cancelled and retired and cease to exist, with no payment in consideration therefor.

(b) At the Effective Time, by virtue of the Merger and without any action on the part of any party:

(i) the authorized, issued and outstanding Equity Interests in SU shall remain unaffected and unimpaired by the Merger and shall not be converted into any other membership interests, obligations, evidences of ownership, rights to purchase securities or other securities of any other entity, cash or other property, or any combination of the foregoing; and

(ii) the authorized, issued and outstanding Equity Interests in SDTS outstanding immediately prior to the Effective Time shall be converted into and become the membership interests in SDTS shown as owned by Transmission and Distribution Company, L.L.C., a Texas limited liability company, in the Fourth Amended and Restated SDTS Company Agreement (which will constitute all outstanding Equity Interests in SDTS as of the Effective Time).

Section 1.08. Merger Consideration.

(a) STX Package. As a result of the Merger, SU shall receive from SDTS (x) the STX Package as described above and (y) any amounts payable in respect of the STX Package as a result of the adjustments provided in Section 1.08(f) and Section 1.09(g). For purposes of this Agreement, the final value of the STX Package will be determined pursuant to this Section 1.08 and Section 1.09 based on the Net Book Value as of the Effective Time of the land, easements, rights of way, other real property interests, property, plant and equipment and other assets included in the STX Package (such value, the “Final STX Package Amount”).

(b) NTX Package. As a result of the Merger, SDTS shall receive from SU (x) the NTX Package as described above, and (y) any amounts payable in respect of the NTX Package as a result of the adjustments provided in Section 1.08(f) and Section 1.09(g). For purposes of this Agreement, the final value of the NTX Package will be determined pursuant to this Section 1.08 and Section 1.09 based on the Net Book Value as of the Effective Time of (i) the land, easements, rights of way, other real property interests, property, plant and equipment and other assets and (ii) the regulatory assets described in Schedule 1.08(b)(ii) included in the NTX Package (such value, the “Final NTX Package Amount”).

(c) STX Estimated Closing Statement. No later than five business days prior to the Closing Date, SDTS shall deliver to SU and Oncor a statement (the “STX Estimated Closing Statement”), which statement will (i) attach a schedule reflecting SDTS’s good faith estimate of assets and liabilities included in the STX Package as of the Effective Time (the “STX Package Schedule”), which schedule shall include the applicable account and identifying information set forth in Schedule 1.08(c)(i) hereto (the “Applicable Asset Identification Information”), (ii) set forth SDTS’s good faith estimate of the Net Book Value of the STX Package, excluding the STX Working

Capital Package, as of the Effective Time (the “STX Net Book Value Estimate”), which will be prepared on the basis of the STX Package Schedule and in accordance with and in a manner consistent with the historical accounting principles, practices, and methodologies of SDTS reflected in its most recent audited financial statements prepared prior to the date hereof (collectively, the “SDTS Accounting Principles”), and (iii) set forth SDTS’s good faith estimate of the Net Book Value of the STX Working Capital Package as of the Effective Time (the “STX Net Working Capital Estimate”), which will be prepared on the basis of the STX Package Schedule and in accordance with the SDTS Accounting Principles.

(d) NTX Estimated Closing Statement. No later than five business days prior to the Closing Date, SU shall deliver to SDTS and Oncor a statement (the “NTX Estimated Closing Statement” and, together with the STX Estimated Closing Statement, the “Estimated Closing Statements”), which statement will (i) attach a schedule reflecting SU’s good faith estimate of assets and liabilities included in the NTX Package as of the Effective Time (the “NTX Package Schedule”), which schedule shall include the Applicable Asset Identification Information, (ii) set forth SU’s good faith estimate of the Net Book Value of the NTX Package, excluding the NTX Working Capital Package, as of the Effective Time (the “NTX Net Book Value Estimate”), which will be prepared on the basis of the NTX Package Schedule and in accordance with and in a manner consistent with the historical accounting principles, practices, and methodologies of SU reflected in its most recent audited financial statements prepared prior to the date hereof (collectively, the “SU Accounting Principles”) and (iii) set forth SU’s good faith estimate of the Net Book Value of the NTX Working Capital Package as of the Effective Time (the “NTX Net Working Capital Estimate”), which will be prepared on the basis of the NTX Package Schedule and in accordance with the SU Accounting Principles.

(e) Access. At all times after the delivery by either SDTS or SU (for purposes of this Section 1.08, the “Delivering Party”) of the applicable Estimated Closing Statement to the other party or parties, as applicable (for purposes of this Section 1.08, the “Receiving Party”) and prior to the Closing, the Delivering Party shall give the Receiving Party and Oncor such access, during normal business hours, to the books and records (including relevant Contracts, regulatory documents and filings) and the accounting and other appropriate personnel of the Delivering Party, as the Receiving Party or Oncor may reasonably request in order to enable the Receiving Party or Oncor to evaluate and verify the amounts set forth in the applicable Estimated Closing Statement. If either the Receiving Party or Oncor disagrees with any amounts set forth in the applicable Estimated Closing Statement, Oncor, SDTS and SU shall work together in good faith to resolve any such disputes, and any changes to the amounts set forth in such Estimated Closing Statement that are agreed upon in writing by Oncor, SDTS and SU prior to or at the Closing shall be substituted for the amounts set forth in such Estimated Closing Statement. If any dispute with respect to amounts set forth in an Estimated Closing Statement is not resolved prior to the Closing, then the amounts set forth in such Estimated Closing Statement shall be binding on Oncor, SDTS and SU solely for purposes of the Closing (but shall be subject to adjustment after the Closing in accordance with the provisions of Section 1.09).

(f) Closing Adjustments. At the Closing, SDTS or SU, as applicable, shall make the following adjusting payment in cash:

(i) if the sum of (A) the STX Net Book Value Estimate and (B) the STX Net Working Capital Estimate (collectively, the “STX Closing Estimated Amount”) is greater than the sum of (A) the NTX Net Book Value Estimate and (B) the NTX Net Working Capital Estimate (collectively, the “NTX Closing Estimated Amount”), SU shall pay SDTS an amount equal to (x) the STX Closing Estimated Amount, minus (y) the NTX Closing Estimated Amount; or

(ii) if the STX Closing Estimated Amount is less than the NTX Closing Estimated Amount, SDTS shall pay SU an amount equal to (x) the NTX Closing Estimated Amount, minus (y) the STX Closing Estimated Amount.

Section 1.09. Post-Closing Adjustments.

(a) Final STX Statement. No later than 60 days after the Closing Date, SU shall deliver to SDTS and Oncor a statement (the “Final STX Statement”), which statement will (i) attach a schedule of assets and liabilities included in the STX Package as of the Effective Time (the “Final STX Schedule”), which will include the Applicable Asset Identification Information and be prepared in accordance with the SDTS Accounting Principles, and (ii) set forth a proposed calculation of the Net Book Value of the STX Package, excluding the STX Working Capital Package, as of the Effective Time, which will be prepared on the basis of the Final STX Schedule and in accordance with the SDTS Accounting Principles, and (iii) set forth a proposed calculation of the Net Book Value of the STX Working Capital Package as of the Effective Time, which will be prepared on the basis of the Final STX Schedule and in accordance with the SDTS Accounting Principles.

(b) Final NTX Statement. No later than 60 days after the Closing Date, SDTS shall deliver to SU a statement (the “Final NTX Statement” and, together with the Final STX Statement, the “Final Statements”), which statement will (i) attach a schedule of assets and liabilities included in the NTX Package as of the Effective Time (the “Final NTX Schedule”), which will include the Applicable Asset Identification Information and be prepared on a basis consistent with the SU Accounting Principles, (ii) set forth a proposed calculation of the Net Book Value of the NTX Package, excluding the NTX Working Capital Package, as of the Effective Time, which will be prepared on the basis of the Final NTX Schedule and in accordance with the SU Accounting Principles, and (iii) set forth a proposed calculation of the Net Book Value of the NTX Working Capital Package as of the Effective Time, which will be prepared on the basis of the Final NTX Schedule and in accordance with the SU Accounting Principles.

(c) Access. From the date of delivery of each Final Statement until the determination of the final adjustments provided for in this Section 1.09, the party delivering such Final Statement (for purposes of this Section 1.09, the “Delivering Party”) shall give the party or parties, as applicable, receiving such Final Statement (for purposes of this Section 1.09, the “Receiving Party”) such access during normal business hours, to the books and records (including relevant Contracts, regulatory documents and filings) and the accounting and other appropriate personnel of the Delivering Party as the Receiving Party may reasonably request in order to enable the Receiving Party to evaluate and verify the amounts set forth in the applicable Final Statement.

(d) Disputes. Each Receiving Party shall be entitled to dispute any amounts set forth in the Final Statement received by it if such Receiving Party delivers a written notice (an “Objection Notice”) to the Delivering Party no later than the end of the period of 45 days (the “Objection Period”) commencing on the date upon which the last of the Final Statements is delivered pursuant to Section 1.09(a) or (b) in which the Receiving Party objects to one or more such amounts. The Objection Notice shall identify the amounts to which the Receiving Party is objecting (each, a “Disputed Amount”) and include a brief statement as to the basis for the objections of the Receiving Party thereto. If a Receiving Party does not deliver an Objection Notice to the Delivering Party during the Objection Period or if a Receiving Party provides written notice accepting the Final Statement delivered to it, such Final Statement shall become final and binding and the Receiving Party shall not be entitled to dispute any amounts set forth therein. In addition, the items in a Final Statement that are not the subject of a timely Objection Notice shall be deemed accepted and be final and binding after the end of the Objection Period.

(e) Negotiation Period. If a Receiving Party delivers an Objection Notice with respect to the Final Statement received by it to the Delivering Party in a timely manner in accordance with Section 1.09(d), SDTS and Oncor, on the one hand, and SU, on the other hand, shall attempt in good faith to agree upon each Disputed Amount during the period ending 30 days after the end of the Objection Period (the “Negotiation Period”). If SDTS, Oncor and SU agree in writing prior to the expiration of the Negotiation Period on any Disputed Amount, the payment provided for in Section 1.09(g) shall be based upon the agreed amount.

(f) Dispute Resolution. If SDTS, Oncor and SU do not agree in writing prior to the end of the Negotiation Period on any Disputed Amounts, each of SDTS and Oncor, on the one hand, and SU, on the other hand, shall submit to the other party or parties, by 5:00 p.m., Central time, on the fifth business day after the expiration of the Negotiation Period, a statement setting forth its or their calculation of each remaining Disputed Amount (each, an “Arbiter Objection Statement”), it being understood that if either such party or parties fails to deliver an Arbiter Objection Statement by such time and date, such party or parties shall be deemed to have accepted and agreed to the Arbiter Objection Statement submitted by the other party or parties (with the same effect as if the amounts set forth in such statement had been agreed upon by the parties pursuant to paragraph (e) above). All Disputed Amounts set forth in any Arbiter Objection Statement shall be submitted to the Final Arbiter, which firm shall act as an arbitrator and make a final and binding determination as to all Disputed Amounts as promptly as practicable after its appointment. In determining the proper calculation of any Disputed Amounts, the Final Arbiter shall be bound by the terms of this Section 1.09 and may not increase the amount of any item in dispute above the highest amount set forth in the Arbiter Objection Statements nor decrease such amount below the lowest amount set forth in the Arbiter Objection Statements. The Final Arbiter shall send its written determination of all Disputed Amounts to SDTS and SU, and such determination shall be final and binding on each such party, absent fraud or manifest error. The fees and expenses of the Final Arbiter under this Section 1.09(f) shall be borne equally by SDTS and SU, with one-half being paid by each of them. The Final Arbiter may not award damages, interest or penalties to any party with respect to any matter.

(g) Adjustment Payments. No later than five days after (x) each Final Statement shall have become final and binding in accordance with Section 1.09(d) or (y) an agreement among SDTS, Oncor and SU with respect to or a final and binding determination of all Disputed Amounts shall have been reached or made pursuant to Section 1.09(e) or (f), as applicable, SDTS and SU shall make the following adjusting payments in cash:

(i) With respect to the STX Package:

(A) if the sum of (1) the Net Book Value of the STX Package, excluding the STX Working Capital Package, as finally determined pursuant to this Section 1.09, and (2) the Net Book Value of the STX Working Capital Package, as finally determined pursuant to this Section 1.09 (the “Final STX Amount”), is greater than the STX Closing Estimated Amount, SU shall pay to SDTS an amount equal to (x) the Final STX Amount, minus (y) the STX Closing Estimated Amount; or

(B) if the Final STX Amount is less than the STX Closing Estimated Amount, SDTS shall pay to SU an amount equal to (x) the STX Closing Estimated Amount, minus (y) the Final STX Amount.

(ii) With respect to the NTX Package:

(A) if the sum of (1) the Net Book Value of the NTX Package, excluding the NTX Working Capital Package, as finally determined pursuant to this Section 1.09, and (2) the Net Book Value of the NTX Working Capital Package, as finally determined pursuant to this Section 1.09 (the “Final NTX Amount”) is greater than the NTX Closing Estimated Amount, SDTS shall pay to SU an amount equal to (x) the Final NTX Amount, minus (y) the NTX Closing Estimated Amount; or

(B) if the Final NTX Amount is less than the NTX Closing Estimated Amount, SU shall pay to SDTS an amount equal to (x) the NTX Closing Estimated Amount, minus (y) the Final NTX Amount.

The parties agree that the foregoing payments described in subparagraphs (i) and (ii) above shall be aggregated and, if applicable, shall be netted against each other so that only one payment is made by either SDTS or SU pursuant to this Section 1.09(g).

Section 1.10. Withholding. Notwithstanding anything in this Agreement to the contrary, each Person making any payment pursuant to this Agreement shall be entitled to deduct and withhold from any consideration payable or deliverable to any Person pursuant to this Agreement such amounts as such payor is required to deduct and withhold with respect to the making of such payment under applicable Tax Laws. To the extent such amounts are so deducted or withheld and paid to the appropriate Governmental Entity, such amounts shall be treated for all purposes as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE II

Closing

Section 2.01. Closing. Upon the terms and subject to the conditions set forth herein, the closing of the Transactions (the “Closing”) shall take place at the offices of Baker Botts L.L.P., 2001 Ross Avenue, Dallas, Texas 75201 on such date (the “Closing Date”) and at such time as shall be agreed to by the parties hereto; provided, however, that the Closing shall take place on the same date as, but prior to, the closing of the HIFR Transactions, the SU Investment and the other transactions contemplated by the HIFR Merger Agreement and the SU Purchase Agreement.

Section 2.02. Closing Payments and Deliveries.

(a) At the Closing, SDTS shall deliver, or cause to be delivered, to SU each of the following:

(i) any cash payment to which SU is entitled pursuant to Section 1.08(f), by wire transfer of immediately available funds to such account as SU shall have specified to SDTS at least 24 hours prior to Closing;

(ii) release letters or other evidence satisfactory to SU evidencing the release of Liens (excluding Permitted Liens other than those Permitted Liens described in clause (h) of the definition of Permitted Liens) on the STX Assets;

(iii) a counterpart of the STX Memorandum of Merger, dated as of the Closing Date, duly executed by SDTS;

(iv) a duly executed FIRPTA certification which complies with Section 1445 of the Code and Treasury Regulations Section 1.1445-2(b)(2)(iv)(B) certifying as to SDTS’s (or SDTS’s regarded owner for U.S. federal income Tax purposes, if SDTS is a disregarded entity for U.S. federal income Tax purposes) non-foreign status;

(v) a certificate of appropriate officers of SDTS, dated as of the Closing Date, to the effect that the conditions in Section 6.02(b) and Section 6.02(d) have been satisfied;

(vi) a certificate of appropriate officers of SDTS, dated as of the Closing Date, to the effect that (A) the consent adopted by the members of SDTS authorizing this Agreement and the Transactions was duly adopted and is in full force and effect on the Closing Date and (B) the authorized Representatives of SDTS executing this Agreement and the applicable Ancillary Agreements that are being delivered pursuant to this Section 2.02(a) are duly authorized to execute the same on behalf of SDTS; and

(vii) a certificate from the Secretary of State of the State of Texas, dated within two business days prior to the Closing Date, with respect to the existence of SDTS.

(b) At the Closing, SU shall deliver, or cause to be delivered, to SDTS each of the following:

(i) any payment to which SDTS is entitled pursuant to Section 1.08(f), by wire transfer of immediately available funds to such accounts as SDTS shall have specified to SU at least 24 hours prior to Closing;

(ii) release letters or other evidence satisfactory to SDTS evidencing the release of Liens (excluding Permitted Liens other than those Permitted Liens described in clause (h) of the definition of Permitted Liens) on the NTX Assets;

(iii) a duly executed FIRPTA certification which complies with Section 1445 of the Code and Treasury Regulations Section 1.1445-2(b)(2)(iv)(B) certifying as to SU’s (or SU’s regarded owner for U.S. federal income Tax purposes, if SU is a disregarded entity for U.S. federal income Tax purposes) non-foreign status;

(iv) a certificate of appropriate officers of SU, dated as of the Closing Date, to the effect that the conditions in Section 6.03(b) and Section 6.03(c) have been satisfied;

(v) a certificate of appropriate officers of SU, dated as of the Closing Date, to the effect that (A) the consent adopted by the general partner and limited partner of SU authorizing this Agreement and the Transactions was duly adopted and is in full force and effect on the Closing Date and (B) the authorized Representatives of SU executing this Agreement and the applicable Ancillary Agreements are duly authorized to execute the same on behalf of SU;

(vi) a certificate from the Secretary of State of the State of Texas, dated within two business days prior to the Closing Date, with respect to the existence of the SU Entities; and

(vii) a counterpart of the NTX Memorandum of Merger, dated as of the Closing Date, duly executed by SU.

(c) At the Closing, Oncor shall deliver, or cause to be delivered, to SU and SDTS a certificate of appropriate officers of Oncor, dated as of the Closing Date, to the effect that the conditions in Section 6.02(c) and Section 6.02(e) have been satisfied.

(d) At the Closing, Oncor shall deliver, or cause to be delivered, to SU each of the following:

(i) a counterpart of the Future Development Agreement, in the form attached as Exhibit A hereto (the “Future Development Agreement”), dated as of the Closing Date, duly executed by Oncor;

(ii) a counterpart of the Oncor Termination and Release, in the form attached as Exhibit B hereto (the “Oncor Release”), dated as of the Closing Date, duly executed by Oncor;

(iii) a counterpart of the Operation & Maintenance Agreement, in the form attached as Exhibit C hereto (the “O&M Agreement”), dated as of the Closing Date, duly executed by Oncor; provided, however, that the O&M Agreement shall not be entered into or delivered by Oncor unless the PUCT Approval includes an Unconditioned O&M PUCT Approval; and

(iv) a counterpart of the Tax Side Letter Agreement, in the form attached as Exhibit E hereto (the “Tax Side Letter”), dated as of the Closing Date, duly executed by each of Oncor and Oncor Affiliate.

(e) At the Closing, SU shall deliver, or cause to be delivered, to Oncor each of the following:

(i) a counterpart of the Future Development Agreement, dated as of the Closing Date, duly executed by SU;

(ii) a counterpart of the Oncor Release, dated as of the Closing Date, duly executed by SU;

(iii) a counterpart of the O&M Agreement, dated as of the Closing Date, duly executed by SU; provided, however, that the O&M Agreement shall not be entered into or delivered by SU unless the PUCT Approval includes an Unconditioned O&M PUCT Approval;

(iv) a certificate of appropriate officers of SU, dated as of the Closing Date, to the effect that the conditions in Section 6.03(b) and Section 6.03(c) have been satisfied; and

(v) a counterpart of the Tax Side Letter, dated as of the Closing Date, duly executed by Hunt Transmission Services, L.L.C., a Delaware limited liability company.

(f) At the Closing, SDTS shall deliver, or cause to be delivered, to Oncor a certificate of appropriate officers of SDTS, dated as of the Closing Date, to the effect that the conditions in Section 6.02(b) and Section 6.02(d) have been satisfied.

(g) Promptly following the closing of the HIFR Transactions, Oncor shall cause SDTS to deliver to SU each of the following:

(i) a counterpart of the Future Development Agreement, dated as of the Closing Date, duly executed by SDTS;

(ii) a counterpart of the Oncor Release, dated as of the Closing Date, duly executed by SDTS; and

(iii) a counterpart of the Tax Side Letter, dated as of the Closing Date, duly executed by the Operating Partnership.

Upon the delivery of the agreements, certificates and other documents referred to in paragraphs (a) through (f) above, the appropriate officers of the parties shall cause the Certificate of Merger to be filed with the Secretary of State of the State of Texas, which filing shall be made and become effective prior to the effectiveness of the HIFR Transactions.

ARTICLE III

Representations and Warranties of SDTS and Oncor

Except as set forth in the disclosure schedules related to Section 3.01 through Section 3.12 (collectively, the “SDTS Disclosure Schedule”) delivered by SDTS to SU concurrently with the execution of this Agreement and the documents attached to or incorporated by reference therein, SDTS represents and warrants to SU as follows with respect to Section 3.01 through Section 3.12:

Section 3.01. Organization and Qualification. SDTS is a limited liability company that is duly organized, validly existing and in good standing (to the extent such concept is recognized under applicable Law) under the Laws of the State of Texas. SDTS has all requisite limited liability company power and authority to enable it to own, lease or otherwise hold the STX Assets and to conduct the Subject STX Operations. SDTS is duly qualified or registered as a foreign limited liability company in each jurisdiction (other than the State of Texas) in which the character or location of the STX Assets or the nature of the Subject STX Operations makes such qualification or registration necessary, except where the failure to be so qualified or registered would not have a STX Material Adverse Effect. SDTS is not in violation of any provision of its organizational documents, except for any violation that would not have a STX Material Adverse Effect.

Section 3.02. Authority; Execution and Delivery; Enforceability.

(a) SDTS has all requisite limited liability company power and authority to execute, deliver and perform this Agreement and the applicable Ancillary Agreements and to consummate the Transactions. SDTS has taken all requisite limited liability company action required by its organizational documents or the TBOC or other applicable Law to duly and validly authorize the execution, delivery and performance of this Agreement and the applicable Ancillary Agreements and to authorize the consummation of the Transactions. Except for any action on the part of a member of SDTS that has been taken prior to the date hereof and remains in full force and effect, no action is required to be taken by any member of SDTS to authorize the execution, delivery and performance of this Agreement or the applicable Ancillary Agreements or to authorize the consummation of the Transactions.

(b) SDTS has duly executed and delivered this Agreement and, at the Closing (subject to the satisfaction or waiver of the applicable conditions to the obligations of SDTS), will have duly executed and delivered each applicable Ancillary Agreement, and this Agreement constitutes, and each applicable Ancillary Agreement, from and after the Closing, will constitute, a legal, valid and binding obligation of SDTS, enforceable against it in accordance with its terms, subject to the Enforceability Exceptions.

Section 3.03. No Conflicts or Violations; No Consents or Approvals Required.

(a) The execution and delivery by SDTS of this Agreement and the applicable Ancillary Agreements does not and will not, and the consummation of the Transactions will not, result in any breach or violation of or constitute a default under (or, in the case of clause (ii) below, give any party to any Contract referred to in such clause, other than SDTS, the right to cancel or terminate or modify in any material respect the rights or obligations of the parties under) (i) the organizational documents of SDTS, (ii) any Contract to which SDTS is a party or is bound or (iii) any Order to which SDTS is subject or any Law applicable to SDTS, except for, in the case of clauses (ii) and (iii) above, any such breach, violation or default that would not reasonably be expected to have a STX Material Adverse Effect.

(b) Other than the filings, reports and notices and the consents, registrations, approvals, Permits, Orders and authorizations required to be made or obtained (i) to or from the Secretary of State of the State of Texas in connection with the filing of the Certificate of Merger, (ii) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), including the expiration or earlier termination of applicable waiting periods thereunder (the “HSR Period Expiration/Termination”), (iii) such filings, reports or notices to, and consents, registrations, approvals, permits, orders and authorizations to or from the PUCT pursuant to authority asserted by the Public Utility Commission of Texas (the “PUCT”) pursuant to the Texas Public Utility Regulatory Act, Tex. Util. Code Ann. §§ 11.001-66.016, as amended (“PURA”), the PUCT’s regulations thereunder and the approval of the PUCT thereunder (the “PUCT Approval”), (iv) to or from the FERC pursuant to the Federal Power Act, including the approval of the FERC thereunder

(the “FERC Approval” and collectively with the HSR Period Expiration/Termination, the PUCT Approval and the CFIUS Approval, the “Regulatory Approvals”), (v) under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), (vi) to or from ERCOT, (vii) as may be required as a result of SU’s identity, (viii) the submission of a joint voluntary notice of the transactions contemplated by this Agreement and the HIFR Merger Agreement to CFIUS pursuant to the DPA and receipt of the CFIUS Approval, or (ix) in connection with the HIFR Transactions as contemplated by the HIFR Merger Agreement, no filings, reports or notices are required to be made by SDTS with, nor are any consents, registrations, approvals, Permits, Orders or authorizations required to be obtained by SDTS from, any Governmental Entity in connection with the execution, delivery and performance by SDTS of this Agreement or any of the applicable Ancillary Agreements or the consummation of the Transactions, except for any of the foregoing which, if not made or obtained, would not have a STX Material Adverse Effect.

Section 3.04. Subsidiaries. SDTS does not have any Subsidiaries that hold any STX Assets or participate in the Subject STX Operations.

Section 3.05. Absence of Changes or Events. During the period from January 1, 2018 through the date hereof, except as set forth on Section 3.05 of the SDTS Disclosure Schedule, there has not been:

(a) to the Knowledge of SDTS, a STX Material Adverse Effect;

(b) any amendment or modification of the organizational documents of SDTS;

(c) the creation of any Lien on any material properties or assets included in the STX Assets, other than a Permitted Lien;

(d) to the Knowledge of SDTS, the sale, transfer, lease or other disposition of any material properties or assets included in the STX Assets, except in the ordinary course of business; or

(e) any commitment or agreement by SDTS to do any of the foregoing.

Section 3.06. Real Property.

(a) Section 3.06(a) of the SDTS Disclosure Schedule sets forth, to the Knowledge of SDTS, a list as of the date hereof of (i) all real property owned by SDTS included in the STX Assets (“STX Owned Property”), (ii) all real property currently leased or subleased to SDTS included in the STX Assets (“STX Leasehold Property” and, together with the STX Owned Property, the “STX Property”), including the lease and any amendments thereto (each, an “STX Lease”) under which such STX Leasehold Property is held and (iii) all easements, license agreements (including railroad, pipeline and similar crossing rights), rights of way and leases for rights of way, or other rights with respect to the use of real property (collectively, “STX Easements” and, together with the STX Leases, the “STX Real Property Agreements”) included in the STX Assets.

(b) SDTS has good and indefeasible fee title to all STX Owned Property, free and clear of all Liens other than Permitted Liens. To the Knowledge of SDTS, SDTS has not granted to any third party the right to use or access the STX Owned Property in any manner that interferes in any material respect with the STX Owned Property or the Subject STX Operations or otherwise granted to any third party any ownership rights in any material STX Owned Property.

(c) To the Knowledge of SDTS, SDTS has valid and enforceable leasehold interests with respect to the STX Leasehold Property, free and clear of all Liens other than Permitted Liens, except that the validity and enforceability of the STX Leases under which such STX Leasehold Property is held are subject to the Enforceability Exceptions.

(d) To the Knowledge of SDTS, no consent from any counterparty to any STX Real Property Agreement is required in connection with the consummation of the Merger. To the Knowledge of SDTS, SDTS is not in breach in any material respect or in material default under any STX Real Property Agreement to which it is a party. To the Knowledge of SDTS, no counterparty to any of the STX Real Property Agreements is in material default of any of its obligations under the applicable STX Real Property Agreement.

(e) To the Knowledge of SDTS, there are no pending or threatened Legal Proceedings affecting the STX Owned Property or any of the STX Real Property Agreements which might materially detract from the value, materially interfere with any present or intended use or materially and adversely affect the fee title of the STX Owned Property or any of the STX Real Property Agreements.

(f) To the Knowledge of SDTS, SDTS has not received written notice from any Person within three years prior to the date of this Agreement asserting that SDTS does not have the right, as a result of title defects or title failures, to use or occupy any portion of the STX Property, other than those notices that would not individually, or in the aggregate, reasonably be expected to have a STX Material Adverse Effect.

Section 3.07. Ownership of Assets. SDTS has good and marketable title to, or, in the case of property held under a lease, Contract or other arrangement, a valid leasehold interest in or right to use, all of the personal property, assets and rights included in the STX Assets (excluding any STX Property, which is addressed exclusively in Section 3.06), whether tangible or intangible, in each case free and clear of all Liens, other than Permitted Liens.

Section 3.08. Legal Proceedings. Section 3.08 of the SDTS Disclosure Schedule sets forth a list of (x) each Legal Proceeding that is pending against SDTS as of the date hereof (as to which a complaint has been served on SDTS or of which SDTS has received written notice) that relates to the STX Assets or the Subject STX Operations or (y) to the Knowledge of SDTS, each material Legal Proceeding that has been threatened against SDTS since June 1, 2014 that relates to the STX Assets or the Subject STX Operations and that has not been resolved as of the date hereof. To the Knowledge of SDTS, as of the date hereof, there are no Legal Proceedings pending against SDTS and no Legal Proceedings have been threatened against SDTS since June 1, 2016, that (i) question the validity of this Agreement or any action taken or to be taken by SDTS in connection with this Agreement, any Ancillary Agreement or the Transactions or (ii) would reasonably be expected to adversely affect in any material respect the ability of SDTS to perform its obligations under this Agreement or any Ancillary Agreement or consummate the Transactions. To the Knowledge of SDTS, SDTS is not subject to any outstanding Order (other than Orders of general applicability to participants in the relevant industry or sector) that would reasonably be expected to have, individually or in the aggregate, a STX Material Adverse Effect.

Section 3.09. Tax Matters.

(a) For the avoidance of doubt, the representations and warranties made in this Section 3.09 (the “SDTS Tax Representations”) are the sole and exclusive representations and warranties made by SDTS with respect to matters related to Taxes.

(b) All material Tax Returns required to have been filed with respect to the Subject STX Operations or the STX Assets, in each case, have been timely filed (taking into account any extension of time within which to file); all such Tax Returns are complete and accurate in all material respects; and all material Taxes required to be paid with respect to the Subject STX Operations and the STX Assets, in each case, whether or not shown as due on such Tax Returns, have been paid.

(c) All material Taxes required to be withheld or collected and paid in connection with amounts paid or owing to or from any employee, independent contractor or any other third party by SDTS in connection with the Subject STX Operations have been withheld or collected and duly paid to the proper Governmental Entity or properly set aside in accounts for such purpose.

(d) There currently are no pending or, to the Knowledge of SDTS, threatened audits, examinations, investigations or other proceedings in respect of Taxes relating to the Subject STX Operations or the STX Assets.

(e) All deficiencies asserted or assessments made by any Governmental Entity in respect of Taxes relating to the Subject STX Operations or the STX Assets have been fully paid.

(f) There are no Liens for Taxes on any of the STX Assets, other than Permitted Liens.

(g) No written agreement or other document extending or waiving, or having the effect of extending or waiving, the period of assessment or collection of any Taxes relating to the Subject STX Operations or the STX Assets is in effect.

Section 3.10. Sophisticated Industry Participant; Access to Information.

(a) SDTS is an informed and sophisticated entity engaged in the electric transmission and distribution business with sufficient knowledge and experience in investment and financial matters and in such business to be capable of evaluating the risks and merits of the disposition of the STX Package and the acquisition of the NTX Package. SDTS has been furnished with such documents, materials and other information relating to the NTX Package, and has been afforded the opportunity to obtain such additional information and to ask such questions, as it deemed necessary in connection with the acquisition of the NTX Package.

(b) SDTS acknowledges that the Tax consequences of its disposition of the STX Package and acquisition of the NTX Package will depend on SDTS’s particular circumstances, and none of SU or any of its Affiliates, direct or indirect owners, officers or agents, or any other Person, will be responsible or liable for the Tax consequences to SDTS arising from its disposition of the STX Package or acquisition of the NTX Package (except to the extent that there occurs a breach by SU of the SU Tax Representations or their covenants contained in Article IX).

Section 3.11. Brokers and Finders. SDTS has not engaged any broker or finder or incurred any liability for any investment banking fees, brokerage fees, commissions or finders’ or financial advisor’s fees or similar compensation in connection with this Agreement or any Ancillary Agreement or the Transactions for which SU could have any liability or responsibility whatsoever.

Section 3.12. Energy Regulatory Matters. SDTS is not a “holding company” under the Public Utility Holding Company Act of 2005 (including the regulations of the FERC thereunder). SDTS is subject to regulation under Texas Law as a “public utility,” an “electric utility” and a “transmission and distribution utility” (as such terms are defined in PURA) and as a “transmission service provider” (as such term is defined in 16 Tex. Admin. Code § 25.5). SDTS is not a “distribution service provider” (as such term is defined in 16 Tex. Admin. Code § 25.5).

In addition, except as set forth in the disclosure schedules related to Section 3.13 through Section 3.17 (collectively, the “Oncor Disclosure Schedule”) delivered by Oncor to SU concurrently with the execution of this Agreement and the documents attached to or incorporated by reference therein, Oncor represents and warrants to SU with respect to Sections 3.13 through 3.17 as follows:

Section 3.13. Organization (Oncor). Oncor is a limited liability company that is duly organized and validly existing and in good standing under the Laws of the State of Delaware. Oncor has all requisite limited liability company power and authority to enable it to own, lease, operate or otherwise hold its properties and assets and to conduct its businesses and operations as conducted as of the date hereof. Oncor is not in violation of any provision of its organizational documents, except for any violation which would not reasonably be expected to prevent, impede or otherwise adversely affect Oncor’s ability to consummate the Transactions.

Section 3.14. Authority; Execution and Delivery; Enforceability (Oncor).

(a) Oncor has all requisite limited liability company power and authority to execute, deliver and perform this Agreement and the applicable Ancillary Agreements and to consummate the Transactions. Oncor has taken all requisite limited liability company action required by its organizational documents or the Delaware Limited Liability Company Act or other applicable Law to duly and validly authorize the execution, delivery and performance of this Agreement and the applicable Ancillary Agreements and to authorize the consummation of the Transactions. Except for any action on the part of a member of Oncor or its board of directors that has been taken prior to the date hereof and remains in full force and effect, no action is required to be taken by any member of Oncor to authorize the execution, delivery and performance of this Agreement or the applicable Ancillary Agreements or to authorize the consummation of the Transactions.

(b) Oncor has duly executed and delivered this Agreement and, at the Closing (subject to the satisfaction or waiver of the applicable conditions to the obligations of Oncor), will have duly executed and delivered each applicable Ancillary Agreement, and this Agreement constitutes, and each applicable Ancillary Agreement, from and after the Closing, will constitute, a legal, valid and binding obligation of Oncor, enforceable against it in accordance with its terms, subject to the Enforceability Exceptions.

Section 3.15. No Conflicts or Violations; No Consents or Approvals Required (Oncor).

(a) The execution and delivery by Oncor of this Agreement and the applicable Ancillary Agreements does not and will not, and the consummation of the Transactions will not, result in any breach or violation of, conflict with or constitute a default under (or an event which with notice or lapse of time or both would become a default) (and, in the case of clause (ii) below, do not and will not result in the loss of a benefit under, or terminate or give rise to any right of termination, vesting, cancellation, amendment, purchase or sale (including any purchase option to sell, right of first refusal, right of first offer, right of first negotiation or similar option or right) under, or acceleration of any obligations under, or the creation of any Lien on any of the STX Assets pursuant to any Contract referred to in such clause) (i) the organizational documents of Oncor, (ii) any Contract to which Oncor is a party or by which any of its properties is bound or (iii) any Order to which Oncor is subject or any Law applicable to Oncor, except for, in the case of clauses (ii) and (iii) above, any such breach, conflict, violation or default that would not reasonably be expected to prevent or materially interfere with the performance by Oncor of its obligations hereunder or the consummation of the Transactions.

(b) Other than the filings, reports and notices and the consents, registrations, approvals, Permits, Orders and authorizations required to be made or obtained (i) in connection with the Regulatory Approvals (to the extent applicable to or required to be made or obtained by Oncor), (ii) under the Exchange Act, (iii) to or from ERCOT or (iv) as may be required as a result of SU’s or SDTS’s identity, no filings, reports or notices are required to be made by Oncor with, nor are any consents, registrations, approvals, Permits or authorizations required to be obtained by Oncor from, any Governmental Entity in connection with the execution, delivery and performance by Oncor of this Agreement or any of the applicable Ancillary Agreements or the consummation of the Transactions, except for any of the foregoing which, if not made or obtained, would not reasonably be expected to prevent, impede or otherwise adversely affect Oncor’s ability to consummate the Transactions.

Section 3.16. Certain Legal Proceedings (Oncor). As of the date hereof, there are no Legal Proceedings pending against Oncor and, to the Knowledge of Oncor, no Legal Proceedings have been threatened against Oncor or any of its assets, properties or Affiliates, that (i) question the validity of this Agreement or any action taken or to be taken by Oncor in connection with this Agreement, any Ancillary Agreement or the Transactions or (ii) would reasonably be expected to adversely affect in any material respect the ability of Oncor to perform its obligations under this Agreement or any Ancillary Agreement or consummate the Transactions.

Section 3.17. Brokers and Finders (Oncor). Oncor has not engaged any broker or finder, other than Barclays, or incurred any liability for any investment banking fees, brokerage fees, commissions or finders’ or financial advisor’s fees or similar compensation in connection with this Agreement or any Ancillary Agreement or the Transactions for which SU could have any liability or responsibility whatsoever.

ARTICLE IV

Representations and Warranties of SU

Except as set forth in the disclosure schedules related to this Article IV (collectively, the “SU Disclosure Schedule”) delivered by SU to SDTS concurrently with the execution of this Agreement and the documents attached to or incorporated by reference therein, SU represents and warrants to SDTS and Oncor as follows:

Section 4.01. Organization and Qualification.

(a) Each SU Entity is a limited partnership or limited liability company, as applicable, that is duly organized, validly existing and in good standing (to the extent such concept is recognized under applicable Law) under the Laws of the State of Texas.

(b) Each SU Entity has all requisite limited partnership or limited liability company power and authority, as applicable, to enable it to own, lease, operate or otherwise hold the NTX Assets and to conduct the Subject NTX Operations as now being conducted. Each SU Entity is duly qualified or registered as a foreign limited partnership or limited liability company, as applicable, and in good standing in each jurisdiction (other than the State of Texas) in which the character or location or the ownership, leasing or operation of the NTX Assets or the nature of the Subject NTX Operations makes such qualification or registration necessary, except where the failure to be so qualified or registered would not have a NTX Material Adverse Effect. Neither SU Entity is in violation of any provision of its organizational documents, except for any violation which would not have a NTX Material Adverse Effect.

Section 4.02. Authority; Execution and Delivery; Enforceability.

(a) SU has all requisite limited partnership power and authority to execute, deliver and perform this Agreement and the applicable Ancillary Agreements and to consummate the Transactions. SU has taken all requisite limited partnership action required by its organizational documents or the TBOC or other applicable Law to duly and validly authorize the execution, delivery and performance of this Agreement and the applicable Ancillary Agreements and to authorize the consummation of the Transactions. Except for any action on the part of a partner of SU that has been taken prior to the date hereof and remains in full force and effect, no action is required to be taken by any partner of SU to authorize the execution, delivery and performance of this Agreement or the applicable Ancillary Agreements or to authorize the consummation of the Transactions.

(b) SU has duly executed and delivered this Agreement and, at the Closing (subject to the satisfaction or waiver of the applicable conditions to the obligations of SU), will have duly executed and delivered each applicable Ancillary Agreement, and this Agreement constitutes, and each applicable Ancillary Agreement, from and after the Closing, will constitute, a legal, valid and binding obligation of SU, enforceable against it in accordance with its terms, subject to the Enforceability Exceptions.

Section 4.03. No Conflicts or Violations; No Consents or Approvals Required.

(a) The execution, delivery and performance by SU of this Agreement and the applicable Ancillary Agreements do not and will not, and the consummation of the Transactions will not, result in any breach or violation of, conflict with or constitute a default under (or an event which with notice or lapse of time or both would become a default) (and, in the case of clause (ii) below, do not and will not result in the loss of a benefit under, or terminate or give rise to any right of termination, vesting, cancellation, amendment, purchase or sale (including any purchase option to sell, right of first refusal, right of first offer, right of first negotiation or similar option or right) under, or acceleration of any obligations under, or the creation of any Lien on any of the NTX Assets pursuant to any Contract referred to in such clause) (i) the organizational documents of any SU Entity, (ii) any Contract to which an SU Entity is a party or by which any NTX Asset is bound or (iii) any Order to which any SU Entity is subject or any Law applicable to any SU Entity, except for, in the case of clauses (ii) and (iii) above, any such breach, violation, conflict or default that would not reasonably be expected to have a NTX Material Adverse Effect.

(b) Other than the filings, reports and notices and the consents, registrations, approvals, Permits, Orders and authorizations required to be made or obtained (i) to or from the Secretary of State of the State of Texas in connection with the filing of the Certificate of Merger, (ii) in connection with the Regulatory Approvals, (iii) under the Exchange Act, (iv) to or from ERCOT, (v) the submission of a joint voluntary notice of the transactions contemplated by this Agreement and the HIFR Merger Agreement to CFIUS pursuant to the DPA and receipt of the CFIUS Approval or (vi) as may be required as a result of SDTS’s or Oncor’s identity, no filings, reports or notices are required to be made by an SU Entity with, nor are any consents, registrations, approvals, Permits or authorizations required to be obtained by an SU Entity from, any Governmental Entity in connection with the execution, delivery and performance by such SU Entity of this Agreement or any of the applicable Ancillary Agreements or the consummation of the Transactions, except for any of the foregoing which, if not made or obtained, would not have a NTX Material Adverse Effect.

Section 4.04. Capitalization and Indebtedness of GS LLC.

(a) SU owns all of the outstanding limited liability company interests in GS LLC, which constitute all of the authorized or outstanding Equity Interests in such entity. The outstanding Equity Interests of GS LLC have been duly authorized by all necessary limited liability company action on the part of GS LLC, have been validly issued, are fully paid and nonassessable, and are not subject to any future capital calls. None of the outstanding Equity Interests of GS LLC were issued in violation of any preemptive or similar rights.

(b) Except for the obligations of SU pursuant to this Agreement with respect to the Equity Interests in GS LLC, there are no outstanding options, warrants, calls, subscription rights (including preemptive rights), purchase rights, puts, convertible securities or other rights of conversion, or other rights, agreements or commitments of any character pursuant to which SU or GS LLC is or will be obligated to issue, transfer, repurchase, deliver or sell any issued or unissued Equity Interests in GS LLC, and there are no Equity Interests in GS LLC reserved for issuance for any purpose.

(c) At the Closing, GS LLC will not have any Indebtedness.

Section 4.05. Subsidiaries. SU does not have any Subsidiaries that hold any NTX Assets or participate in the Subject NTX Operations (other than GS LLC). GS LLC has conducted no other material activities other than (i) the development, financing, construction and operation of the Golden Spread transmission project and related activities and (ii) the lease of such Golden Spread transmission project to SU.

Section 4.06. Absence of Changes or Events. During the period from December 31, 2017 through the date hereof, except as set forth on Section 4.06 of the SU Disclosure Schedule, (a) each SU Entity has conducted its business in all material respects in the ordinary course of business, (b) there has not been any event, change, circumstance, occurrence, condition, development or effect that, individually or in the aggregate, has had or would reasonably be expected to have a NTX Material Adverse Effect and (c) neither SU Entity has taken any action that, if taken after the date of this Agreement without the Oncor’s prior written consent, would constitute a breach of clauses (i) through (v), (xiv), (xvi), or (xx) of Section 5.02(b) or Section 5.02(b)(xxiii) (with respect to clauses (i) through (v), (xiv), (xvi) and (xx) of Section 5.02(b)).

Section 4.07. Material Contracts.

(a) Section 4.07 of the SU Disclosure Schedule lists all of the following Contracts (other than the NTX Real Property Agreements or any Employee Benefit Plans) to which any SU Entity is a party or by which its assets are bound that are included in the NTX Package and are in effect as of the date hereof:

(i) each partnership, joint venture, co-investment, limited liability company, strategic alliance or similar agreement;

(ii) each Contract that contains any non-compete or exclusivity provision or otherwise limits or purports to limit either the type of business in which an SU Entity may engage, the terms or conditions an SU Entity (or, after giving effect to the Merger, SDTS) can offer to any other Person, or the geographic area in which any of them may so engage;

(iii) each Contract that involves any pending or future acquisition or disposition of real property or personal property for consideration of more than $500,000;

(iv) each Contract that involves any pending or contemplated merger, consolidation or similar business combination transaction;

(v) each Contract pursuant to which any SU Entity is obligated to make expenditures (other than principal and/or interest payments or the deposit of other reserves with respect to debt obligations) or entitled to payments (A) in excess of $500,000, in any 12-month period, (B) in excess of $2,000,000, in the aggregate over the term of such Contract, and is not, in either case, terminable upon 90 or fewer days’ prior written notice without material penalty to such SU Entity or (C) in excess of $5,000,000 in aggregate over the term of such Contract;

(vi) each Contract that evidences any guaranty, suretyship agreement, keepwell agreement or similar obligation in respect of any Person which is not, directly or indirectly, wholly-owned by SU;

(vii) each Contract that provides for the settlement or proposed settlement of any dispute or action in which the amount to be paid in settlement involves (A) the issuance of any Equity Interests in GS LLC or (B) the payment of any cash or other consideration having a value, in each case, of more than $1,000,000;

(viii) contains a standstill or similar Contract pursuant to which an SU Entity has agreed not to acquire assets or securities of any other Person;

(ix) (A) each Contract that involves the lease by any SU Entity (as lessees) of any assets (other than real property) and pursuant to which SU has future payment obligations in amount equal to at least $100,000 for any given fiscal year (excluding the SU/SDTS Leases) and (B) each Contract that involves the lease by an SU Entity (as lessors) of any NTX Assets pursuant to which SU is entitled to receive payments of more than $100,000 for any given fiscal year;

(x) each Contract that was entered into with any SU Entity which relates to the rights of any SU Entity with respect to voting, rights of first offer, rights of first refusal or other similar rights regarding Equity Interests in GS LLC;

(xi) each Contract entered into with a Governmental Entity;

(xii) each Contract that contains restrictions on the ability of the owners of the NTX Assets to pay dividends or make other distributions;

(xiii) each Contract that contains any “most-favored-nations” or similar provisions requiring the owners of the NTX Assets to offer a Person any terms or conditions that are at least as favorable as those offered to any other Person;

(xiv) each Contract that contains a put, call or similar right pursuant to which any SU Entity could be required to purchase or sell, as applicable, any Equity Interests of any Person or assets that have a fair market value or purchase price of more than $100,000, or constitutes an interest rate cap, interest rate collar, interest rate swap or other Contract relating to a hedging transaction;

(xv) each Contract that purports to bind Affiliates of the owner of the NTX Assets, excluding any Contracts where such Affiliates are also parties to such Contract;

(xvi) each Contract that is between any SU Entity, on the one hand, and any director or officer of SU or any Person beneficially owning five percent or more of the outstanding Equity Interests of SU;

(xvii) each Contract that is between any SU Entity, on the one hand, and any Affiliates of SU, on the other hand (other than GS LLC); and

(xviii) (A) each Contract pursuant to which any SU Entity grants a license or rights under material SU-Owned Intellectual Property to any Person (other than non-exclusive or implied licenses to customers and end users in the ordinary course of business), and (B) each Contract pursuant to which any SU Entity receives a license, sublicense or other rights with respect to the Intellectual Property of a Person (including Hunt) or any material IT Assets (other than licenses of uncustomized commercially available shrinkwrap or click-through IT Assets).

Each such Contract described in clauses (i) through (xvii) above is referred to herein as a “Material Contract”.

(b) Each Material Contract is valid and binding on any SU Entity party thereto and, to the Knowledge of SU, any other party thereto, and is in full force and effect, subject to the Enforceability Exceptions. There is no material default or material breach under any Material Contract by any SU Entity party thereto or, to the Knowledge of SU, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a material default or material breach thereunder by any SU Entity party thereto or, to the Knowledge of SU, by any other party thereto. Since July 1, 2017, neither SU Entity has given or received notice of any material violation or default under any Material Contract.

(c) SU has made available to SDTS and Oncor prior to the date of this Agreement, accurate and complete copies of all written Material Contracts, including all amendments thereto.

(d) Other than as set forth in Section 4.07(a)(xi), there are no Government Contracts included in the NTX Assets. Neither SU Entity is a party or subject to, or within the previous six years has been awarded, been a party to or performed any services pursuant to, any Government Contract that is subject to the requirements set forth in Executive Order 11246, as amended, or its implementing regulations.

Section 4.08. Real Property.

(a) The SU Entities have good and indefeasible fee title to all real property owned by them included in the NTX Assets (collectively, the “NTX Owned Property”), free and clear of all Liens other than Permitted Liens. The SU Entities have valid and enforceable leasehold interests with respect to all real property currently leased or subleased to them included in the NTX Assets (collectively, the “NTX Leasehold Property” and, together with the NTX Owned Property, the “NTX Property”), free and clear of all Liens other than Permitted Liens, except that the validity and enforceability of the leases under which such NTX Leasehold Property is held (such leases together with any amendments thereto and guarantees thereof, the “NTX Leases”) are subject to the Enforceability Exceptions. The SU Entities are not in breach in any material respect or in material default under any NTX Lease or easement, license agreement (including railroad, pipeline and similar crossing rights), right of way or lease for rights of way, or other right with respect to the use of real property included in the NTX Assets to which it is a party (collectively, the “NTX Easements” and, together with the NTX Leases, the “NTX Real Property Agreements”). To the Knowledge of SU, no counterparty to any of the NTX Real Property Agreements is in material default of any of its obligations under the applicable NTX Real Property Agreement. No consent from any counterparty to any NTX Real Property Agreement is required in connection with the consummation of the Merger.

(b) Section 4.08(b) of the SU Disclosure Schedule sets forth a list of all (i) NTX Owned Property, including the street address, fee owner and legal description, (ii) NTX Leasehold Property and NTX Leases, including the street address of such property and the parties to such NTX Lease and (iii) NTX Easements, including the parties to such NTX Easement. SU has made available to SDTS and Oncor true, complete and correct copies of all material NTX Real Property Agreements and, to the Knowledge of SU, SU has made available to SDTS and Oncor true, complete and correct copies of all NTX Real Property Agreements. Except as set forth on Section 4.08(b) of the SU Disclosure Schedule, the SU Entities do not lease, sublease, license or sublicense any NTX Owned Property, any NTX Leasehold Property, or any real property interest subject to any NTX Real Property Agreements, to any third party.

(c) There are no pending or, to the Knowledge of SU, threatened Legal Proceedings affecting any of the NTX Owned Property, any of the NTX Leasehold Property or any of the NTX Real Property Agreements, which would reasonably be expected to materially interfere with any present use or materially and adversely affect the fee title of any of the NTX Owned Property, the leasehold title of any of the NTX Leasehold Property or the real property interests of any of the NTX Real Property Agreements.

(d) The SU Entities have not received written notice from any Person within three years prior to the date of this Agreement asserting that any SU Entity does not have the right, as a result of title defects or title failures, to use or occupy any portion of the NTX Property or any real property interest subject to any NTX Real Property Agreements, other than those notices that would not individually, or in the aggregate, reasonably be expected to materially detract from the value, materially interfere with any present or intended use or materially adversely affect the marketability of any such NTX Property.

(e) To the Knowledge of SU, SU has not granted to any third party the right to use or access the NTX Owned Property or the NTX Leasehold Property in any manner that interferes in any material respect with the NTX Owned Property, the NTX Leasehold Property or the Subject NTX Operations or otherwise granted to any third party any ownership rights in any material NTX Owned Property or the NTX Leasehold Property.

Section 4.09. Ownership; Maintenance of Assets.

(a) An SU Entity has good and marketable title to, or, in the case of property held under a lease, Contract or other arrangement, a valid leasehold interest in or right to use, all of the material personal property, assets and rights included in the NTX Assets (excluding any NTX Property, which is addressed exclusively in Section 4.08), whether tangible or intangible, in each case free and clear of all Liens, purchase options, lease options, options to lease, rights of first refusal, rights of first offer or any similar options to purchase or lease, other than Permitted Liens.

(b) The NTX Assets have been maintained consistent with Good Utility Practice in all material respects.

(c) (i) None of the NTX Assets constructed since December 31, 2010 were in violation of the standards of the then-applicable version of the National Electrical Safety Code (the “NESC”) when constructed, and (ii) none of the NTX Assets are in a condition or circumstance that would require action to bring such NTX Assets into compliance with the NESC (after taking into account any “grandfathered” status applicable to the NTX Assets exempting such assets from compliance with certain provisions of the NESC).

Section 4.10. Legal Proceedings. Section 4.10 of the SU Disclosure Schedule sets forth a complete and accurate list of (x) each material Legal Proceeding that is pending against any SU Entity or any Affiliate of any SU Entity (as to which a complaint has been served on any SU Entity or any Affiliate of any SU Entity or of which any SU Entity or any Affiliate of any SU Entity has received written notice) which relates to the NTX Assets or the Subject NTX Operations or (y) to the Knowledge of SU, each material Legal Proceeding that has been threatened against any SU Entity since June 1, 2014 in respect of the NTX Package or the Subject NTX Operations. As of the date hereof, there are no Legal Proceedings pending against any SU Entity and, to the Knowledge of SU, no Legal Proceedings have been threatened against any SU Entity that (i) question the validity of, challenge or seek to prevent or enjoin or otherwise delay the execution and delivery of this Agreement or any action taken or to be taken by an SU Entity in connection with the consummation of this Agreement, any Ancillary Agreement or the Transactions or (ii) would reasonably be expected to adversely affect in any material respect the ability of any SU Entity to perform its obligations under this Agreement or any Ancillary Agreement or consummate the Transactions. No SU Entity is subject to any outstanding Order (other than Orders of general applicability to participants in the relevant industry or sector) that would reasonably be expected to have, individually or in the aggregate, a NTX Material Adverse Effect.

Section 4.11. Environmental Matters.

(a) The Subject NTX Operations have been conducted since June 1, 2014, and are in compliance with all applicable Environmental Laws and Environmental Permits, except where the failure to so conduct the Subject NTX Operations would not reasonably be expected to have a NTX Material Adverse Effect.

(b) The SU Entities hold all material Environmental Permits necessary to conduct the Subject NTX Operations as they are currently conducted, except where the failure to hold such Permits would not reasonably be expected to have a NTX Material Adverse Effect.

(c) Except as do not affect the NTX Assets or the Subject NTX Operations in any material respect and for which SDTS would not be subject to any material liability from acquiring the NTX Package as a result of the Merger, since June 1, 2014, no written notification, demand, request for information, citation, complaint, Legal Proceeding or Order has been issued to or filed against any SU Entity relating to any alleged failure to comply with or any Liability arising under any Environmental Law or the suspension, revocation or non-renewal of any Environmental Permit, except for such notifications, demands, requests, citations, complaints, Legal Proceedings or Orders that have been fully and finally resolved without further material Liability on the part of any SU Entity.

(d) Since June 1, 2014, no SU Entity has generated, treated, stored or disposed of (or arranged for the generation, treatment, storage, or disposal of), and no SU Entity or SU Related Person has Released any Hazardous Materials in a manner that would reasonably be expected to result in material environmental Liability on the part of SDTS following the Closing.

(e) Since June 1, 2014, except as does not affect the NTX Assets, there has been no Release by any SU Entity or SU Related Person in violation of or that could result in material liability under any Environmental Law or that requires reporting, monitoring, investigation, or remediation pursuant to any Environmental Law.

(f) To the Knowledge of SU, SU has made available, or caused to be made available, to SDTS and Oncor copies of all material environmental reports or assessments prepared since June 1, 2014 that are in the possession or control of any SU Entity with respect to compliance by any SU Entity with Environmental Laws, the environmental condition of any NTX Assets, or any environmental Liability of any SU Entity related to the NTX Assets or the Subject NTX Operations.

(g) Since July 13, 2010, no SU Entity has assumed any material environmental liabilities of another Person that are included in the NTX Liabilities.

(h) The representations and warranties set forth in this Section 4.11 are the sole and exclusive representations and warranties of SU with respect to matters relating to Environmental Laws or Hazardous Materials.

Section 4.12. Tax Matters.

(a) For the avoidance of doubt, the representations and warranties made in this Section 4.12 (and Section 4.15 (insofar as such representations and warranties relate to Tax matters)) (the “SU Tax Representations”) are the sole and exclusive representations and warranties made by SU with respect to matters related to Taxes.

(b) All material Tax Returns required to have been filed by or with respect to GS LLC, the Subject NTX Operations or the NTX Assets, in each case, have been timely filed (taking into account any extension of time within which to file); all such Tax Returns are complete and accurate in all material respects; and all material Taxes required to be paid by or with respect to GS LLC or with respect to the Subject NTX Operations and the NTX Assets, in each case, whether or not shown as due on such Tax Returns, have been paid.

(c) All material Taxes required to be withheld or collected and paid in connection with amounts paid or owing to or from any employee, independent contractor or any other third party by GS LLC or SU in connection with the Subject NTX Operations have been withheld or collected and duly paid to the proper Governmental Entity or properly set aside in accounts for such purpose.

(d) There have not been within the past three (3) years any, and there currently are no, pending or, to the Knowledge of SU, threatened, audits, examinations, investigations or other proceedings in respect of Taxes of or relating to GS LLC, the Subject NTX Operations or the NTX Assets.

(e) All deficiencies asserted or assessments made by any Governmental Entity in respect of Taxes relating to GS LLC, the Subject NTX Operations or the NTX Assets, in each case, have been fully paid.

(f) There are no Liens for Taxes on any of the NTX Assets, other than Permitted Liens.

(g) No written agreement or other document extending or waiving, or having the effect of extending or waiving, the period of assessment or collection of any (i) Taxes of or relating to GS LLC or (ii) Taxes relating to the Subject NTX Operations or the NTX Assets, in each case, is in effect.

(h) At all times since its formation, GS LLC has been properly classified as an entity that is disregarded as an entity separate from SU for U.S. federal income tax purposes.

Section 4.13. Compliance with Applicable Law; Permits. In connection with the ownership or lease of the NTX Assets and the conduct of the Subject NTX Operations, the SU Entities are not, and the NTX Assets and the Subject NTX Operations are not otherwise, in material violation of, or material default under, any applicable Law or any Permit. To the Knowledge of SU, no material investigation, review or proceeding by any Governmental Entity with respect to any SU Entity, the NTX Assets or the Subject NTX Operations is pending or threatened. All material Permits required for the applicable SU Entity to own or lease the NTX Assets and conduct the Subject NTX Operations as now conducted have been obtained and are valid and in full force and effect. The foregoing representations and warranties do not address any liability or obligation relating to environmental matters, which are addressed exclusively in Section 4.11; Tax matters, which are addressed exclusively in Section 4.12; ERISA, which is addressed exclusively in Section 4.15; labor matters, which are addressed exclusively in Section 4.16; or intellectual property matters, which are addressed exclusively in Section 4.20.

Section 4.14. Insurance. Section 4.14 of the SU Disclosure Schedule sets forth a list of the policies of insurance in force covering the NTX Assets or the Subject NTX Operations (the “Insurance Policies”). SU has made available to SDTS and Oncor copies of all Insurance Policies. The Insurance Policies are all in full force and effect, all premiums due and payable thereon covering all periods up to and including the Closing Date have been paid, and no written notice of cancellation, modification or termination has been received by SU with respect to any Insurance Policy, no SU Entity is in material breach of or default under any Insurance Policy, and no SU Entity has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a material breach or default, or permit the termination or material modification of any Insurance Policy.

Section 4.15. Employee Benefit Matters.

(a) Section 4.15(a) of the SU Disclosure Schedule sets forth an accurate and complete list of each material Employee Benefit Plan.

(b) With respect to each material Employee Benefit Plan, SU has made available to Oncor and SDTS, to the extent applicable, true, correct and complete copies of (i) all documents currently embodying such Employee Benefit Plan, including all amendments thereto (ii) written descriptions of any such Employee Benefit Plans that are not set forth in a written document, (iii) the most recent summary plan description together with the summary or summaries of material modifications thereto and (iv) the most recent annual reports (Form 5500 or 990 series and all schedules and financial statements attached thereto).

(c) Each Employee Benefit Plan has been established, operated and administered in compliance in all material respects with its terms and applicable Laws, including, without limitation, ERISA and the Code.

(d) Each Employee Benefit Plan intended to be qualified under Section 401(a) of the Code is subject to a favorable determination letter, opinion letter or advisory letter issued by the IRS that is currently in effect and, to the Knowledge of SU, there are no existing circumstances that could reasonably be expected to result in the IRS’s revocation of the qualified status of any such Employee Benefit Plan.

(e) No material suit, administrative proceeding or action has been brought within the previous three years, or, to the Knowledge of SU, has been overtly threatened in any written communication with any SU Entity, against or with respect to any Employee Benefit Plan, including any audit or inquiry by the IRS or the DOL (other than routine claims for benefits arising under such plans).

(f) Except as otherwise required by applicable Law, no Employee Benefit Plan provides retiree or post-employment medical, disability, life insurance or other welfare benefits with respect to any Available Employee and no SU Entity has any obligation to provide such benefits. Neither SU nor any of its ERISA Affiliates contribute to or have any obligation to contribute to, or have at any time within the previous six years contributed to or had an obligation to contribute to, any pension plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code or any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA.

(g) Neither the execution and delivery of this Agreement, shareholder or other approval of this Agreement nor the consummation of the Transactions could, either alone or in combination with another event, (i) entitle any Available Employee to any material increase in severance pay, (ii) accelerate the time of payment or vesting of any material compensation, or materially increase the amount of compensation due to any such Available Employee, or (iii) result in the payment of any amount that could, individually or in combination with any other such payment constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code.

(h) The representations and warranties set forth in this Section 4.15 are the sole and exclusive representations and warranties of SU with respect to matters relating to employee benefits.

Section 4.16. Labor Matters.

(a) Section 4.16(a) of the SU Disclosure Schedule sets forth the name or employee identification number of each Available Employee, as of the date hereof, and, with respect to each such individual, his or her: (i) employing entity; (ii) job title and principal location of employment; (iii) base salary or hourly rate of pay; (iv) status as exempt or non-exempt under the FLSA; (v) accrued and unused vacation and other paid time off; (vi) status as being employed in a position subject to Federal Motor Carrier Safety Act or Department of Transportation Requirements; (vii) hire date; and (viii) adjusted hire date, if any, used by SU to calculate years of service in accordance with, and for purposes of, Employee Benefit Plans sponsored by SU.

(b) No Available Employee is represented by a labor union or other representative of employees with respect to his or her employment with SU or any of its Affiliates and no SU Entity is a party to, subject to, bound by, negotiating, or required to negotiate a collective bargaining agreement or any other Contract with a labor union or representative of employees. Since June 1, 2014, there have not been any, strikes, lockouts or work stoppages existing or, to the Knowledge of SU, threatened, with respect to any Available Employees or an SU Entity. No union organizing campaign or similar effort has occurred, is pending or, to the Knowledge of SU, is threatened with respect to any Available Employee or an SU Entity.

(c) Neither SU Entity is a party to or otherwise engaged in any material legal, administrative or other claim, charge, labor dispute, grievance or arbitration proceeding relating to the employment of an Available Employee and, to the Knowledge of SU, no such legal, administrative or other claim, charge, labor dispute, grievance or arbitration proceeding has been threatened against an SU Entity (or any Affiliate of SU). Since June 1, 2014, each SU Entity has complied in all material respects with all Laws with respect to its employment of each Available Employee (including the FLSA and all such Laws regarding wages and hours, classification of employees and contractors, anti-discrimination, anti-retaliation, recordkeeping, employee leave, Tax withholding and reporting, affirmative action, equal employment opportunity, immigration and safety).

(d) The representations and warranties set forth in this Section 4.16 are the sole and exclusive representations and warranties of SU with respect to labor and employment.

Section 4.17. Sophisticated Industry Participant; Access to Information.

(a) SU is an informed and sophisticated entity engaged in the electric transmission and distribution business with sufficient knowledge and experience in investment and financial matters and in such business to be capable of evaluating the risks and merits of the disposition of the NTX Package and the acquisition of the STX Package. SU has been furnished with such documents, materials and other information relating to the STX Package, and has been afforded the opportunity to obtain such additional information and to ask such questions, as it deemed necessary in connection with the acquisition of the STX Package.

(b) SU acknowledges that the Tax consequences of its disposition of the NTX Package and acquisition of the STX Package will depend on SU’s particular circumstances, and none of SDTS or any of its Affiliates, direct or indirect owners, officers or agents, or any other Person, will be responsible or liable for the Tax consequences to SU arising from its disposition of the NTX Package or acquisition of the STX Package (except to the extent that there occurs a breach by SDTS of the SDTS Tax Representations or its covenants contained in Article IX).

Section 4.18. Brokers and Finders. Neither SU Entity has engaged any broker or finder or incurred any liability for any investment banking fees, brokerage fees, commissions or finders’ or financial advisor’s fees or similar compensation in connection with this Agreement or any Ancillary Agreement or the Transactions for which SDTS could have any liability or responsibility whatsoever.

Section 4.19. Energy Regulatory Matters.

(a) SU is an “associate company” in a “holding company system” as those terms are defined in the Public Utility Holding Company Act of 2005 and FERC’s regulations thereunder which has a currently effective waiver of the accounting, record-retention and reporting requirements thereunder pursuant to 18 C.F.R. § 366.3(c). SU is subject to regulation (i) under Texas Law as a “public utility,” an “electric utility” and a “transmission and distribution utility” (as such terms are defined in PURA), as a “transmission service provider” (as such term is defined in 16 Tex. Admin. Code § 25.5), and under the ERCOT Protocols as a “Transmission and/or Distribution Service Provider” (as such term is defined in the ERCOT Protocols) and (ii) by FERC, NERC and the TRE as a “user, owner and operator of the bulk-power system” under Section 215 of the Federal Power Act. SU is not a “distribution service provider” (as such term is defined in 16 Tex. Admin. Code § 25.5).

(b) Since January 1, 2016, the SU Entities have filed or caused to be filed with each of the PUCT, ERCOT, FERC, NERC, TRE and any other Governmental Entity exercising jurisdiction over any SU Entity, all material forms, statements, reports, agreements, and documents (including all exhibits, amendments and supplements thereto) required by applicable Law or Order to be filed by such SU Entity in connection with the conduct or operation of the Subject NTX Operations.

Section 4.20. Intellectual Property.

(a) Section 4.20(a) of the SU Disclosure Schedule contains a correct and complete list of all SU-Owned Intellectual Property included in the NTX Package that is (i) the subject of any application or registration issued by or filed with any Governmental Entity or domain registrar, all of which is valid, enforceable, and subsisting; or (ii) material unregistered proprietary Software.

(b) The SU Entities solely own all right, title, and interest in and to all SU-Owned Intellectual Property included in the NTX Package, free and clear of all Liens (other than Permitted Liens), and have valid licenses to use all other SU Intellectual Property included in the NTX Package, and none of the foregoing will be adversely impacted by the execution of this Agreement or the consummation of the Transaction. Except as set forth in Section 4.20(b) of the SU Disclosure Schedule, no Intellectual Property that is material to the Subject NTX Operations is owned or licensed by an Affiliate of SU.

(c) To the Knowledge of SU, the SU Entities, through the Subject NTX Operations have not since January 1, 2014, infringed, misappropriated, or otherwise violated the Intellectual Property rights of any third Person in any material respect. Since January 1, 2014, neither SU Entity nor any of their Affiliates has received any written notice alleging any material infringement, misappropriation or violation of the Intellectual Property of any Person relating to the Subject NTX Operations. To the Knowledge of SU, no Person is infringing, misappropriating, or otherwise violating any SU-Owned Intellectual Property included in the NTX Package in any material respect.

(d) Except as has not had and would not reasonably be expected to have a NTX Material Adverse Effect, (i) each of the SU Entities have taken commercially reasonable measures to protect the confidentiality of all material Trade Secrets of the SU Entities, and (ii) to the Knowledge of SU, such material Trade Secrets have not been used by or disclosed to any Person not subject to confidentiality or non-disclosure obligations.

(e) Except as has not had and would not reasonably be expected to have a NTX Material Adverse Effect, all employees and independent contractors of the SU Entities and their Affiliates who developed, authored, or invented any material SU-Owned Intellectual Property included in the NTX Package have fully and presently assigned and transferred such Intellectual Property solely to an SU Entity (or all such rights have vested in one of the SU Entities as a matter of law).

(f) Since January 1, 2014, to the Knowledge of SU, there has been no failure or other material substandard performance of any IT Assets that has caused any material disruption to the Subject NTX Operations that was not fully resolved in a commercially reasonable manner.

Section 4.21. Cybersecurity and Data Privacy. Each of the SU Entities has implemented commercially reasonable measures to protect (i) the confidentiality, integrity and security of Personal Data; and (ii) the integrity, security and availability of the IT Assets. Each of the SU Entities have been, and the ownership and operation of the IT Assets has been, in compliance in all material respects with all applicable Data and Operational Security Requirements. Each of the SU Entities have entered into customary contractual arrangements with third Persons maintaining or processing Personal Data on their behalf with respect to compliance with applicable Data and Operational Security Requirements. To the Knowledge of SU, since January 1, 2014, there has been no material loss, damage, or unauthorized use, modification, or disclosure of any Confidential Information or Personal Data in the possession, custody or control of any of the SU Entities, nor any material unauthorized access to, or any material breach of security of, any IT Assets. The SU Entities have not received notice of or been required to provide notice of, and the NTX Assets and the Subject NTX Operations have not been subject to, any Legal Proceeding or, to the Knowledge of SU, threatened Legal Proceeding regarding, (i) Personal Data, or (ii) the actual or alleged violation of any applicable Data and Operational Security Requirements.

Section 4.22. Certain Business Practices. The SU Entities and, to the Knowledge of SU, their respective directors, officers, employees, consultants and agents in each case acting on behalf of any SU Entities in connection with the NTX Assets or the Subject NTX Operations have complied in all material respects at all times since January 1, 2015, and are in compliance in all material respects with (a) the provisions of the U.S. Foreign Corrupt Practices Act of 1977, as amended (15 U.S.C. § 78dd1, et seq.) (“FCPA”), and (b) the provisions of all anti-bribery, anti-corruption and anti-money laundering Laws of each jurisdiction in which the SU Entities operate and in which any agent thereof is conducting or has conducted business. Neither of the SU Entities and/or, to the Knowledge of SU, any of the SU Entities’ respective directors, officers, employees, consultants and agents, in each case acting on behalf of any SU Entity in connection with the NTX Assets or the Subject NTX Operations, have paid, offered or promised to pay, or authorized or ratified the payment, directly or indirectly, of any monies or anything of value to any national, provincial, municipal or other Government Official or any political party or candidate for political office for the purpose of influencing any act or decision of such official or of any Governmental Entity to obtain or retain business, or direct business to any person or to secure any other improper benefit or advantage in each case in violation in any material respect of the FCPA and any Laws described in clause (b) of the immediately preceding sentence. As used in this Agreement, the term “Government Official” means any official, officer, employee, or representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Entity, and includes any official or employee of any entity directly or indirectly owned or controlled by any Governmental Entity, and any officer or employee of a public international organization, as well as any Person acting in an official capacity for or on behalf of any such Governmental Entity, or for or on behalf of any such public international organization in respect of the NTX Package or the Subject NTX Operations.

Section 4.23. Affiliate Transactions. Except as set forth in Section 4.23 of the SU Disclosure Schedule, no officer or director or Affiliate of any SU Entity is a party to any Contract that is included in the NTX Assets or has any material interest in any material property included in the NTX Assets.

ARTICLE V

Certain Covenants

Section 5.01. SDTS Conduct of Business.

(a) Except for matters (i) set forth in Section 5.01(a) of the SDTS Disclosure Schedule, (ii) approved or consented to by SU (including actions taken by SU under the SU/SDTS Leases), (iii) required to comply with applicable Law or (iv) permitted or required by this Agreement or the HIFR Merger Agreement, during the period (the “Pre-Closing Period”) commencing on the date of this Agreement and ending on the earlier of the Closing Date and the termination of this Agreement in accordance with Article VII, SDTS shall (x) conduct the Subject STX Operations in all material respects in the ordinary course of business and in material compliance with all applicable Laws and (y) use commercially reasonable efforts to preserve substantially intact its business organization, goodwill, ongoing business and present relationships with Governmental Entities, tenants, customers, suppliers, creditors and other Persons with which it has material business relations relating to the STX Assets or the Subject STX Operations and the services of its present officers and employees; provided, however, that no action by SDTS with respect to matters specifically addressed by any provision of Section 5.01(b) shall be deemed a breach of this Section 5.01(a) unless such action constitutes a breach of such provision of Section 5.01(b).

(b) In addition, except for matters (w) set forth in Section 5.01(b) of the SDTS Disclosure Schedule, (x) approved or consented to by SU (including actions taken by SU under the SU/SDTS Leases) (which consent shall not be unreasonably withheld or delayed), (y) required to comply with applicable Law or (z) required or expressly permitted by this Agreement or the HIFR Merger Agreement, during the Pre-Closing Period, SDTS shall not take any action to:

(i) sell, license, sublicense, covenant not to assert, abandon, allow to lapse, transfer or dispose of any properties or assets included in the STX Assets other than in the ordinary course of business;

(ii) mortgage or pledge any of the STX Assets, or create or suffer to exist any Liens thereupon, other than Permitted Liens;

(iii) disclose any material Trade Secrets included in the STX Assets, other than pursuant to confidentiality or non-disclosure obligations restricting the use and disclosure thereof;

(iv) enter into or assume any Contract that would be included in the STX Assets or amend, modify, supplement, terminate or waive any rights under any Contract included in the STX Assets, other than in the ordinary course of business;

(v) make any capital expenditures with respect to the STX Assets or the Subject STX Operations that are not contemplated by the CapEx Forecast (as defined in and attached to the HIFR Merger Agreement), except to the extent that any such capital expenditure inconsistent with the CapEx Forecast is (A) reasonably necessary in response to natural disasters, acts of God, fires, terrorist attacks or changes in applicable Law, (B) reasonably necessary to satisfy obligations to service customers under regulatory requirements or applicable Law or to maintain the safety or reliability of the STX Assets or (C) required to maintain compliance with Good Utility Practice;

(vi) settle or compromise any material Tax claim or liability for Taxes, surrender any right to claim a refund of Taxes, change any Tax election or Tax method of accounting or make any new Tax election that is inconsistent with past practices or adopt any new Tax method of accounting, waive or extend any statute of limitations in respect of Taxes or file any amended Tax Return, in each case relating to the Subject STX Operations or STX Assets;

(vii) enter into, amend, modify, supplement, terminate or waive any rights under any STX Real Property Agreement, other than in the ordinary course of business or associated with any capital expenditures permitted pursuant to clause (v) above;

(viii) fail to pay or satisfy when due any liability that would be a STX Liability if not paid or discharged prior to the Effective Time;

(ix) settle, compromise or agree to settle any Legal Proceeding (including any Legal Proceeding relating to this Agreement or the Transactions), or consent to the same, which relates to the STX Assets or the Subject STX Operations, except as would not result in any STX Liability;

(x) amend in any material respect, breach in any material respect, terminate or allow to lapse or become subject to default in any material respect any Permit relating to the STX Assets or the Subject STX Operations, other than as required by applicable Law or, with respect to amendments or terminations only, as reasonably necessary in connection with the Subject STX Operations in the ordinary course of business and in compliance with applicable Law;

(xi) fail to maintain, terminate or cancel any material insurance policy maintained by SDTS with respect to any material assets without replacing such coverage with a comparable amount of insurance coverage to the extent available on commercially reasonable terms;

(xii) enter into any Contract or transaction with or for the benefit of any Affiliate of SDTS that would be included in the STX Assets;

(xiii) make any change to the SDTS Accounting Principles, other than such principles that would not impact the calculation of the Net Book Value of the STX Package or the STX Working Capital Package hereunder, except as required by GAAP or applicable Law; or

(xiv) commit or agree (whether by entering into a Contract or otherwise) to do any of the foregoing.

(c) Notwithstanding anything to the contrary in this Agreement, during the Pre-Closing Period, SDTS hereby waives compliance by SU with any provision of an SU/SDTS Lease solely to the extent that such compliance would require SU to take any action that would cause SDTS to violate any of the provisions of this Section 5.01. SU will notify Oncor and SDTS as promptly as reasonably practicable if it determines that the foregoing sentence applies to any such requirement.

Section 5.02. SU Conduct of Business.

(a) Except for matters (i) set forth in Section 5.02(a) of the SU Disclosure Schedule, (ii) approved or consented to by Oncor, (iii) required to comply with applicable Law, (iv) reasonably required to comply with SU’s obligations under the LP&L Participation Agreement or (v) permitted or required by this Agreement or the HIFR Merger Agreement, during the Pre-Closing Period, SU shall, and shall cause GS LLC to, (x) conduct the Subject NTX Operations in all material respects in the ordinary course of business, in material compliance with all applicable Laws and (y) use commercially reasonable efforts to preserve substantially intact its business organization, goodwill, ongoing business and present relationships with Governmental Entities, tenants, customers, suppliers, creditors and other Persons with which it has material business relations relating to the NTX Assets or the Subject NTX Operations and the services of its present officers and employees; provided, however, that no action by SU or GS LLC with respect to matters specifically addressed by any provision of Section 5.02(b) shall be deemed a breach of this Section 5.02(a) unless such action constitutes a breach of such provision of Section 5.02(b).

(b) In addition, except for matters (v) set forth in Section 5.02(b) of the SU Disclosure Schedule, (w) approved or consented to in writing by Oncor (which consent shall not be unreasonably withheld or delayed), (x) required to comply with applicable Law, (y) reasonably required to comply with SU’s obligations under the LP&L Participation Agreement or (z) required or expressly permitted by this Agreement, during the Pre-Closing Period, SU shall not (and shall cause GS LLC not to) take any action to:

(i) amend or otherwise change or propose to amend or otherwise change the organizational documents of GS LLC;

(ii) issue, or authorize for issuance, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, right to purchase or otherwise) any Equity Interests in, or other equity or voting interest in, GS LLC, or any securities convertible into or exchangeable for any Equity Interests of, or other equity or voting interest in, GS LLC;

(iii) with respect to GS LLC, and except for the extension of the maturity of Indebtedness of GS LLC outstanding on the date of this Agreement, (A) create, incur, assume, guarantee, endorse or refinance any Indebtedness, issue or sell any debt securities or warrants or other rights to acquire any debt security, except for intercompany Indebtedness among SU and GS LLC, or (B) make any loans, advances or capital contributions to, or investments in, any Person, or enter into any “keep well” or similar agreement to maintain the financial condition of another entity;

(iv) with respect to GS LLC, make any loans, advances or capital contributions to, or investments in, any Person or enter into any “keep well” or similar agreement to maintain the financial condition of another entity;

(v) adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of GS LLC;

(vi) consummate any merger or consolidation of GS LLC with any other Person;

(vii) sell, license, sublicense, covenant not to assert, abandon, allow to lapse, transfer or dispose of any NTX Property, NTX Easements, or material properties or assets included in the NTX Assets, other than non-exclusive licenses of SU Intellectual Property granted in the ordinary course of business;

(viii) mortgage or pledge any of the NTX Assets, or create or suffer to exist any Liens thereupon, other than Permitted Liens;

(ix) disclose any material Trade Secrets included in the NTX Assets, other than pursuant to confidentiality or non-disclosure obligations restricting the use and disclosure thereof;

(x) enter into or assume any Material Contract which would be included in the NTX Assets or amend, modify, supplement, terminate or waive any rights under any Material Contract included in the NTX Assets, other than in the ordinary course of business;

(xi) make any capital expenditures with respect to the NTX Assets or the Subject NTX Operations that exceed the aggregate amount of expenditures contemplated by the NTX CapEx Forecast, except to the extent that any such capital expenditure is (A) reasonably necessary in response to natural disasters, acts of God, fires, terrorist attacks or changes in applicable Law, (B) reasonably necessary to satisfy obligations to service customers under regulatory requirements or applicable Law to maintain the safety or reliability of the NTX Assets, or (C) required to maintain compliance with Good Utility Practice;

(xii) settle or compromise any material Tax claim or liability for Taxes, surrender any right to claim a refund of Taxes, change any Tax election or Tax method of accounting or make any new Tax election that is inconsistent with past practices or adopt any new Tax method of accounting, waive or extend any statute of limitations in respect of Taxes or file any amended Tax Return, in each case relating to the Subject NTX Operations, NTX Assets or GS LLC;

(xiii) settle, compromise or agree to settle any Legal Proceeding (including any Legal Proceeding relating to this Agreement or the Transactions), or consent to the same, which relates to the NTX Assets or the Subject NTX Operations, except as would not result in any NTX Liability greater than $100,000 individually or $500,000 in the aggregate;

(xiv) in respect of GS LLC, enter into any new line of business;

(xv) amend in any material respect, breach in any material respect, terminate or allow to lapse or become subject to default in any material respect any Permit relating to the NTX Assets or the Subject NTX Operations, other than as required by applicable Law or, with respect to amendments or terminations only, as reasonably necessary in connection with the Subject NTX Operations in the ordinary course of business and in compliance with applicable Law;

(xvi) make any change to the SU Accounting Principles, other than such principles that would not impact the calculation of the Net Book Value of the NTX Package or the NTX Working Capital Package hereunder, except as required by GAAP or applicable Law;

(xvii) fail to maintain, terminate or cancel any material insurance policy maintained by SU with respect to any material assets without replacing such coverage with a comparable amount of insurance coverage to the extent available on commercially reasonable terms;

(xviii) enter into any Contract with respect to the voting of any of the Equity Interests of GS LLC;

(xix) enter into any agreement or amendment that would reasonably be expected to limit or otherwise restrict GS LLC or any successor thereto from engaging or competing in any line of business or conducting its business in any geographic area;

(xx) adjust, split, combine, redeem, repurchase or otherwise acquire any Equity Interests of GS LLC, or reclassify, combine, split, subdivide or otherwise amend the terms of any Equity Interests of GS LLC;

(xxi) except as pursuant to the terms of any previously disclosed Employee Benefit Plan, (A) other than in the ordinary course of business, materially increase the compensation, bonus or pension, welfare, severance or other benefits of, pay any material bonus to, or make any new equity awards to any Available Employee, (B) enter into, adopt, become bound by or, except for immaterial amendments that do not materially increase the cost of any such Employee Benefit Plan, amend any Employee Benefit Plan (or any plan that would be an Employee Benefit Plan if adopted) or any collective bargaining agreement or other agreement with a labor union, works council or similar organization, (C) forgive any material loans to any Available Employee, (D) hire any employee or engage any independent contractor (who is a natural person) other than in the ordinary course of business, or (E) terminate the employment of any Available Employee other than for cause;

(xxii) enter into any Contract or transaction with or for the benefit of any Affiliate of any SU Entity that would be included in the NTX Assets; or

(xxiii) commit or agree (whether by entering into a Contract or otherwise) to do any of the foregoing.

Section 5.03. Access to Information. During the Pre-Closing Period, and subject to Section 5.05(b)(vii), (a) SDTS shall afford SU and its Representatives and (b) SU shall, and shall cause GS LLC to, afford SDTS, Oncor and their respective Representatives reasonable access, upon reasonable prior notice and during normal business hours, to (i) the STX Assets or the NTX Assets, as applicable, (ii) the senior management personnel engaged in the Subject STX Operations or the Subject NTX Operations, as applicable (in accordance with such reasonable procedures as shall be determined by the party providing such access), (iii) properties, books, Contracts, commitments and records relating to the Subject STX Operations or the Subject NTX Operations, as applicable, including for purposes of conducting non-intrusive environmental assessments and (iv) all other financial, operating and data and information as the party requesting such access shall reasonably request in writing relating to the STX Assets or NTX Assets, as applicable; provided, however, that in each case such access shall not interfere unreasonably with the business and operations of the party providing such access and shall not include any invasive environmental sampling or testing, including but not limited to testing or sampling of facility surface and subsurface soils and water, air or building materials (unless the party who owns the relevant property and is providing such access shall consent in writing to such sampling or testing). Nothing contained in this Section 5.03 shall obligate any parties or their respective Affiliates or representatives to violate any applicable Law or breach any duty of confidentiality owed to any Person, whether such duty arises contractually, statutorily or otherwise. In addition, notwithstanding anything to the contrary contained in this Section 5.03, no party or any of its Affiliates shall be obligated to provide to any other party (x) any work papers or similar materials prepared by the independent public accountants of such party or its Affiliates, except to the extent that such accountants agree to provide access to such work papers or similar materials upon such terms and conditions as shall be determined by such accountants in their sole discretion (provided that each party shall use commercially reasonable efforts to seek such access), or (y) access to or to disclose information where such access or disclosure would (i) breach any agreement with a third party, (ii) constitute a waiver of or jeopardize the attorney-client or other privilege held by such party or (iii) otherwise violate any applicable Law (provided that each party shall use commercially reasonable efforts to allow for such access or disclosure in a manner that does not result in such a loss, breach or violation of such privilege). If requested by Oncor prior to the Closing, but not more than once per calendar month, SU will provide Oncor a written summary in reasonable detail of the actions taken by SU under the LP&L Participation Agreement and all budgets, projections and cost estimates prepared in connection with the projects contemplated thereby.

Section 5.04. Confidentiality. Each party acknowledges that the documents and information that have been or will be provided to it pursuant to Section 5.03 or otherwise in connection with the preparation, structuring or negotiation of this Agreement or the Ancillary Agreements or planning for, implementation or consummation of the Transactions are subject to the terms of (i) the Amended and Restated Confidentiality Agreement, dated June 18, 2018, by and between HIFR and Oncor (the “HIFR-Oncor Confidentiality Agreement”), (ii) the Confidentiality Agreement, dated April 9, 2018, by and between Hunt and Oncor and (iii) the Confidentiality Agreement, dated April 7, 2017, among HIFR, Hunt and SU (the agreements in clauses (ii) and (iii), the “Other Confidentiality Agreements”).

Section 5.05. Efforts; Consents and Approvals; Regulatory Filings.

(a) Notwithstanding anything to the contrary in this Section 5.05, for the avoidance of doubt, in connection with the Transactions, including in connection with obtaining the Regulatory Approvals, each party shall have exclusive final approval, acting reasonably, over any testimony that will be made to any Governmental Entity by any of its Representatives, any written responses to discovery requests directed to that specific party, and any oral presentation of evidence made on behalf of that specific party. For the avoidance of doubt, this exclusive right of final approval shall not apply to joint pleadings filed in connection with the PUCT Filing.

(b) Subject to the terms and conditions set forth in this Agreement, SDTS, Oncor and SU shall cooperate with each other and use, and shall cause their respective Subsidiaries to use, their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done, and assist and cooperate with the other parties to consummate and make effective the Transactions and the other transactions contemplated by the PUCT Filing, as promptly as reasonably practicable, including negotiating, preparing and filing as promptly as reasonably practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as reasonably practicable all consents, registrations, approvals, Permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in connection with the execution, delivery and performance of this Agreement and the consummation of the Transactions and the other transactions contemplated by the PUCT Filing and the following:

(i) SDTS, Oncor and SU shall, and shall cause their respective Affiliates to, make all filings required of them or their “ultimate parent entities” under the HSR Act in connection with the Transactions, which shall be filed as promptly as reasonably practicable, and in any event no later than 45 days from the date of this Agreement. Each party shall bear its own costs of complying with this Section 5.05(b)(i) and SDTS and SU shall each pay 50% of the applicable filing fees required under the HSR Act with respect to the Transactions.

(ii) SDTS, Oncor and SU shall submit to the PUCT a single, integrated filing (jointly on behalf of the parties, including, to the extent applicable, the other parties to the transactions referred to below) that requests prior approval by the PUCT of the Merger, the HIFR Transactions and the SU Investment (the “PUCT Filing”) as promptly as reasonably practicable after the 30th day following the date hereof, but in no event later than 45 days after the date hereof. SDTS, Oncor and SU further agree that the PUCT Filing shall contain, at a minimum, all of the terms and undertakings set forth in Exhibit D hereto (the “Regulatory Terms”).

(iii) SDTS, Oncor and SU shall jointly file with the FERC an application for the FERC Approval as promptly as reasonably practicable, but in no event later than 45 days after the date hereof.

(iv) The parties shall jointly submit a draft and a final notice to CFIUS pursuant to the DPA with respect to the Transactions and the other transactions contemplated by the PUCT Filing as promptly as practicable following the date of this Agreement. In furtherance of the foregoing, within one day after the date hereof, the parties shall jointly contact the Staff Chair of CFIUS to inform CFIUS of the transaction, the identity of counsel to the parties and that a notice will be filed pursuant to the DPA. The parties shall use reasonable best efforts to submit a draft notice to CFIUS within 14 calendar days after the date hereof and to submit a final notice to CFIUS as soon as reasonably practicable following the date that CFIUS provides comments to the draft notice. Oncor shall pay any applicable filing fee imposed by CFIUS under the DPA applicable to the Transactions and the other transactions contemplated by the PUCT Filing.

(v) Subject to Laws relating to the exchange of information, SDTS, Oncor and SU shall, and shall cause their respective Subsidiaries and Affiliates to, use their respective reasonable best efforts to provide the other parties a reasonable opportunity to review in advance and, to the extent practicable, each will consult with the other on and consider in good faith the views of the other parties in connection with, all material information that appears in any filing made with, or written materials submitted to, or oral presentations or testimony made to any Governmental Entity in connection with obtaining the Regulatory Approvals. In particular, unless prohibited by Law or a Governmental Entity, no party shall make any filing, notification, submission of written materials or presentations to a Governmental Entity in connection with the Regulatory Approvals without first providing the other parties with a copy of such notification in draft form and giving such other parties a reasonable opportunity to comment on its content before it is filed with the relevant Governmental Entities, and such first party shall consider all reasonable comments timely made by the other parties in this respect. In exercising the foregoing rights and obligations, each of SDTS, Oncor and SU shall act reasonably and as promptly as reasonably practicable.

(vi) SDTS, Oncor and SU shall not schedule, participate in or initiate any meetings or communications with any Subject Governmental Entity in connection with the Regulatory Approvals without giving the other parties or their respective Representatives a reasonable opportunity to participate in such meeting or communication unless prohibited by the applicable Subject Governmental Entity. Without limiting the foregoing, the parties hereto shall keep each other reasonably apprised of all substantive communications with Governmental Entities or Other Interested Parties in which they participate or of which they are aware regarding the Transactions or the other transactions contemplated by the PUCT Filing; provided, however, that nothing in this Section 5.05(a) shall prevent, limit or restrict any party or its Affiliates from (x) interacting, communicating or making filings or applications with, or resolving any investigation or other inquiry of, any PUCT staff in connection with proceedings before the PUCT, other than proceedings with respect to the PUCT Filing, and (y) responding to unsolicited inquiries from any Governmental Entity related to the Transactions or the other transactions contemplated by the PUCT Filing; provided, further, that in the case of clause (y), such party will notify the other parties to this Agreement of any such unsolicited inquiries and such party’s response to the inquiries as promptly as reasonably practicable.

(vii) The parties acknowledge and agree that SDTS, Oncor and SU shall be permitted to schedule, participate in or initiate any meetings or communications with any Other Interested Party without giving the other parties or their respective Representatives the opportunity to participate in any such meeting or communication (an “Interested Party Communication”); provided, however, that promptly following any Interested Party Communication, each party participating in such Interested Party Communication shall provide a reasonable summary of such communication to each party that did not participate therein.

(viii) Notwithstanding the foregoing, (A) commercially and/or competitively sensitive information and materials of a party will be provided to the other parties on an outside counsel-only basis while, to the extent feasible, making a version from which the commercial and/or competitively sensitive information has been redacted available to the other party and (B) no party will be required to provide the other party any personal identifying information that is submitted to CFIUS pursuant to the DPA.

(c) SDTS, Oncor and SU shall, upon request by the other party or parties, furnish such other party or parties with all information concerning itself, its Subsidiaries and Affiliates, directors, officers and equityholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of SDTS, Oncor, SU, HIFR, the Operating Partnership or any of their respective Subsidiaries to or with any Governmental Entity in connection with the Regulatory Approvals.

(d) Subject to the terms and conditions set forth in this Agreement, without limiting the generality of the other undertakings pursuant to this Section 5.05, each of SDTS, Oncor and SU shall use its reasonable best efforts to take, or cause to be taken, the following actions:

(i) the prompt provision to each and every federal, state, local or foreign court or Governmental Entity (including, for the avoidance of doubt, the FERC and the PUCT) with jurisdiction over any Regulatory Approvals of information and documents reasonably requested by any such court or Governmental Entity or that are necessary, proper or advisable to permit consummation of the Transactions;

(ii) obtaining the Regulatory Approvals as expeditiously as possible, provided that obtaining any such approval does not constitute (A) with respect to SU, a STX Burdensome Condition and (B) with respect to SDTS, a NTX Burdensome Condition; and

(iii) the avoidance of the entry or enactment of any permanent, preliminary or temporary injunction or other order, decree, decision, determination, judgment or Law that, individually or in the aggregate, would reasonably be expected to prevent, enjoin or otherwise prohibit, or materially impair, restrain or restrict, the transactions contemplated by the PUCT Filing, provided that such avoidance would not (A) with respect to SU, constitute a STX Burdensome Condition, and (B) with respect to SDTS, constitute a NTX Burdensome Condition.

(e) Notwithstanding anything to the contrary in this Agreement, the “reasonable best efforts” standard set forth in this Section 5.05 shall not in any event be construed to require Oncor, SDTS or SU or any of their respective Affiliates or direct or indirect equityholders, to (i) sell or agree to sell, hold or agree to hold separate (except as contemplated by this Agreement (excluding this Section 5.05) or the HIFR Merger Agreement (excluding Section 5.7 thereof)), or otherwise dispose or agree to dispose of any asset, (ii) conduct or agree to conduct its business in any particular manner (except as contemplated by this Agreement or the HIFR Merger Agreement), (iii) agree to any order, action or regulatory condition of any regulatory body, whether in an approval proceeding or another regulatory proceeding, that, would constitute a STX Burdensome Condition, in the case of SU, or a NTX Burdensome Condition, in the case of Oncor or SDTS or (iv) in the case of Oncor (or any member of Oncor), in connection with the CFIUS Approval, offer or agree to mitigation provisions that limit the right of any member of Oncor to retain or exercise its governance rights, including any amendments, modifications, waivers or other changes to the governing agreements of Oncor.

(f) Nothing in this Agreement shall require Oncor, SDTS or SU to make any filing in state or federal court to vacate, modify, reverse, remove, file exceptions to, file a motion for rehearing of, or appeal any permanent, preliminary or temporary injunction, decision, order, judgment, determination, decree or Law entered, issued or enacted by any Governmental Entity that would make consummation of the transactions contemplated by this Agreement unlawful, that would prevent, enjoin or otherwise prohibit, or in any manner impair, restrain or restrict, the transactions contemplated by this Agreement or that in any manner prohibits, modifies or alters this Agreement (or seeks to do the same), even if such decision order, judgment, determination, decree or Law imposes or seeks to impose obligations that do not constitute a STX Burdensome Condition, in the case of SU, or a NTX Burdensome Condition, in the case of Oncor or SDTS; provided, that no party shall be required to make any filing whatsoever to challenge any decision, order, judgement, determination or decree of the PUCT or FERC; provided, further, however, that if any of Oncor, SDTS or SU files exceptions to or a motion for rehearing or appeal of any permanent, preliminary or temporary injunction, decision, order, judgment, or determination, decree or Law entered, issued or enacted by any Governmental Entity, then no other party shall oppose or contest such filing.

(g) The parties acknowledge and agree that none of the fees and expenses incurred by the parties in connection with the transactions contemplated by the PUCT Filing, including the costs of transitioning the ownership of the STX Assets or NTX Assets to SU or SDTS, as applicable, at the Closing, shall be recoverable under any party’s tariffs. Without limiting the generality of the foregoing, SU agrees not to seek to recover any of the fees, expenses and costs described in the preceding sentence in any rate case or other Legal Proceeding before the PUCT. Expenses or costs incurred by the parties within the meaning of this subsection (g) do not include Oncor, SU or SDTS employee time.

(h) SEC Filings. SU agrees to provide such reasonable assistance to SDTS and Oncor with respect to the preparation of any applicable pro forma financial information required to be filed by Affiliates of SDTS and/or Oncor with the Securities and Exchange Commission and furnish or cause to be furnished reasonable access to personnel of SU and its outside accountants and such other assistance and cooperation, in each case as SDTS and/or Oncor reasonably requests in connection with the reporting obligations of Affiliates of SDTS or Oncor under the Exchange Act in connection with the Transactions and for any other reasonable purpose, including accounting and financial reporting matters.

Section 5.06. Supplemental Disclosure.

(a) SDTS and SU shall have the right from time to time during the Pre-Closing Period to supplement or amend the information contained in the applicable Property Schedule or Schedule A, Schedule C, Schedule E or Schedule G, as applicable, in accordance with this Section 5.06(a). Any supplement to or amendment of (i) the (A) listing of Contracts, properties or assets included in the STX Assets or NTX Assets set forth on Schedule A, Schedule C, Schedule E or Schedule G, as applicable, or (B) the list of Owned Property, Leasehold Property or Real Property Agreements set forth in the applicable Property Schedule, in each case, to reflect changes in such Contracts, properties, assets or Real Property Agreements after the date of this Agreement solely to the extent that such change results from actions permitted pursuant to the covenants of the parties set forth in Section 5.01 or Section 5.02, as applicable, or (ii) the list of Owned Property, Leasehold Property or Real Property Agreements set forth in the applicable Property Schedule to (A) include additional Owned Property, Leasehold Property or Real Property Agreements primarily related to the Subject STX Operations or Subject NTX Operations, as applicable, or (B) remove Owned Property, Leasehold Property or Real Property Agreements that are not primarily related to the Subject STX Operations or Subject NTX Operations, as applicable, shall be permitted without the consent of any other party and shall be given effect for all purposes of this Agreement as if such supplement or amendment had been reflected in the applicable Schedule as of the date of this Agreement.

(b) SU shall have the right from time to time during the Pre-Closing Period to supplement or amend the information contained in (i) the listing of Material Contracts on Section 4.07 of the SU Disclosure Schedule to reflect changes in such Contracts solely to the extent that such change results from actions permitted pursuant to Section 10.05(c) or (ii) the listing of Legal Proceedings on Section 4.10 of the SU Disclosure Schedule solely to the extent that such change results from a Legal Proceeding arising after the date hereof. For purposes of determining whether the conditions to the obligations of SU in Section 6.02 have been fulfilled, any such supplemented Disclosure Schedule shall be deemed to include only that information contained therein on the date of this Agreement and shall be deemed to exclude any information contained in any supplement thereof (it being understood and agreed that the second sentence of Section 4.10(a), which addresses Legal Proceedings related to the Transactions, is being made as of the date hereof).

(c) Except as provided in this Section 5.06 or Section 11.12, the parties may not amend or supplement any Schedule or Disclosure Schedule.

Section 5.07. Notification of Certain Matters. Each of the parties hereto shall promptly notify the others of (i) any notice or other communication received by such party from any Governmental Entity in connection with the Transactions alleging that the consent of such Governmental Entity is or may be required in connection with the Transactions, (ii) any Legal Proceeding commenced or, to such party’s knowledge, threatened in writing against, relating to or involving or otherwise affecting such party or GS LLC which relate to the Transactions, (iii) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would reasonably be expected to result in any of the conditions to the Transactions set forth in Article VI not being satisfied or satisfaction of those conditions being materially delayed; provided, however, that the delivery of any notice pursuant to this Section 5.07 shall not (x) cure any breach of, or non-compliance with, any other provision of this Agreement or (y) limit the remedies available to the party receiving such notice; provided further, that failure to give prompt notice pursuant to clause (iii) shall not constitute a failure of a condition to the Transactions set forth in Article VI except to the extent that the underlying fact or circumstance not so notified would standing alone constitute such a failure.

Section 5.08. Cooperation as to Financing.

(a) From the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement pursuant to the terms of Article VII hereof, SU agrees to use commercially reasonable efforts to provide, and to use commercially reasonable efforts to cause its Subsidiaries and each of their respective Representatives to provide, such reasonable cooperation as may be requested by Oncor in connection with the arrangement of (x) equity financing by Oncor or any of its Affiliates (the “Equity Financing”), (y) debt financing by Oncor or any of its Affiliates, including as contemplated by Section 5.17 of the HIFR Merger Agreement (the “Debt Financing”) or (z) the consent solicitations provided for in Section 5.19 of the HIFR Merger Agreement (the “HIFR Debt Refinancing” and with the Equity Financing and Debt Financing, each referred to hereafter as a “Financing”) required for the HIFR Transactions, including commercially reasonable efforts to provide (i) assistance with and/or furnish (or, at SU’s election, cause a third party service provider to furnish), as applicable, any disclosure regarding SU’s business, financial statements, pro forma financials, projections, management discussion and analysis and other customary financial data and information required in connection with any Financing, all for use in connection therewith, (ii) direct their respective independent accountants to provide customary and reasonable assistance in connection with any Financing, including providing comfort letters and consents reasonably requested by third parties providing Financing (taking into account customary practices regarding descriptions of assets of comparable size in connection with a financing comparable to the Financing), and (iii) obtain customary payoff letters, releases of liens and other instruments of termination or discharge reasonably requested by Oncor or any of its Affiliates in connection with the repayment of indebtedness of any SU Entity as necessary to consummate the transactions contemplated by this Agreement. Oncor shall reimburse SU for all reasonable, out-of-pocket costs or expenses incurred by SU and its Subsidiaries in connection with cooperation provided for in this Section 5.08(a) to the extent the information requested was not otherwise prepared or available without additional cost in the ordinary course of business. Any lender, underwriter, arranger, manager, placement agent or similar entity in connection with any Financing by Oncor or any of its Affiliates shall be deemed to be a “Representative” for purposes of the HIFR-Oncor Confidentiality Agreement and the Other Confidentiality Agreements. Any lender, underwriter, arranger, manager, placement agent or similar entity in connection with any Financing by Sempra Energy or its Affiliates shall be deemed to be a “Representative” of Sempra Energy for the purposes of (A) the Amended and Restated Confidentiality Agreement, dated June 18, 2018, by and between Sempra Energy and HIFR, and (B) the Confidentiality Agreement, dated April 9, 2018, by and between Sempra Energy and Hunt.

(b) From and after the date hereof until the earlier of the Effective Time and the termination of this Agreement pursuant to the terms of Article VII hereof, it is understood that Oncor or any of its Affiliates may seek to market and consummate all or a portion of any Financing. In this regard, and for the avoidance of doubt, SU acknowledges that its cooperation obligations set forth in Section 5.08(a) include the obligation to use its commercially reasonable efforts to cooperate with any such efforts; provided such cooperation obligations are limited to those set forth in Section 5.08(a).

(c) None of SU, its Subsidiaries and their respective Representatives shall be required to take any action that would subject such Person to actual or potential liability, to bear any cost or expense or to pay any commitment or other similar fee or make any other payment or incur any other liability or provide or agree to provide any indemnity in connection with any Financing or their performance of their respective obligations under this Section 5.08 or any information utilized in connection therewith. Oncor shall indemnify and hold harmless SU, its Subsidiaries and their respective Representatives from and against any and all Losses suffered or incurred by them in connection with the arrangement of any Financing and the performance of their respective obligations under this Section 5.08 and any information utilized in connection therewith (other than to the extent arising from information provided by SU or any of its Subsidiaries that contains material misstatements or omissions). SU hereby consents to the use of the logos of any SU Entity in connection with any Financing; provided, that such logos are used solely in a manner that is not reasonably likely to harm or disparage SU or any of its Subsidiaries or the reputation or goodwill of any SU Entity.

Section 5.09. Preparation for Operational Transition.

(a) As promptly as reasonably practicable after the date of this Agreement, except to the extent prohibited by applicable Law, Representatives of Oncor and SU, in cooperation and coordination with SDTS, shall jointly prepare a written plan, in form and substance reasonably satisfactory to Oncor, SDTS and SU, that details the processes, procedures and timeline to make all changes deemed reasonably necessary by Oncor to allow communication and control by Oncor’s transmission grid operation center of the NTX Assets, and STX Assets to the extent applicable, such that, at the Closing, Oncor will be capable of monitoring, operating, and controlling all of SDTS’s transmission facilities including the NTX Assets, and SU Retained Assets to the extent applicable, in accordance with the applicable requirements of ERCOT and the NERC (such capability, the “Interface Transition”, and such plan, the “Interface Transition Plan”). Beginning the 70th day after the date of this Agreement, except to the extent prohibited by applicable Law, Oncor, SDTS and SU shall cooperate and use their reasonable best efforts to implement the Interface Transition Plan.

(b) For the purposes of this Section 5.09, “reasonable best efforts” shall require, at a minimum, (i) SU to modify the SCADA RTUs, communication systems, and DC Tie remote controls in order to accomplish the Interface Transition and permit access and control by Oncor’s transmission grid operations center at Closing or (ii) SU and SDTS to provide Oncor, with sufficient advanced notice, step-in rights and all reasonably necessary rights, privileges, and access for Oncor to accomplish the Interface Transition on the timeline provided in the Interface Transition Plan.

(c) Notwithstanding anything to the contrary in this Agreement, the Interface Transition Plan will be completed at Oncor’s sole cost and expense to the extent that SDTS or SU would otherwise be required to incur any out-of-pocket cost or expense. In the event the transaction does not close, all costs of removal or reversal of the Interface Transition Plan activities, to the extent reasonably necessary, will be at Oncor’s sole cost and expense. For the avoidance of doubt, neither SU nor SDTS shall be required to take or consent to any action that would irreparably harm their ability to operate the NTX Assets, the STX Assets the SDTS Retained Assets and/or the SU Retained assets in the event that this Agreement is terminated in accordance with Article VII.

(d) At or prior to the submission of the PUCT Filing, SU shall deliver to Oncor all transmission plans for any potential or future project to upgrade, modify, extend, or expand any transmission assets included in the NTX Assets, including SU’s annual and five (5) year transmission plans.

Section 5.10. Licensed Intellectual Property.

(a) From and after the Effective Time, subject to the terms of this Section 5.10, SDTS, on behalf of itself and its Affiliates (including GS LLC), hereby grants to SU and its Affiliates a non-exclusive, fully-paid, royalty-free, as-is license to use, reproduce, or modify all Intellectual Property related to the design of electric transmission towers that is owned by SDTS or GS LLC immediately following the Effective Time embodied in or used in an Applicable Transmission System (“Licensed Intellectual Property”) in connection with the design, development, manufacture, operation, maintenance, restoration, procurement of bids for equipment or services, sale or other use (“Licensed Activities”) of any transmission system owned or controlled by SU, its Affiliates and their successors and assigns (the “Licensed Parties”), whether currently or in the future (“Licensed Transmission Systems”). With respect to a Licensed Transmission System, SDTS agrees that the Licensed Parties may disclose the Licensed Intellectual Property, on a confidential basis, to any employee, contractor, operator or supplier of the Licensed Parties, to the extent necessary to perform the Licensed Activities in connection with the Licensed Transmission Systems on behalf of the Licensed Parties; provided, however, the Licensed Parties shall be responsible and liable for the acts or omission of any such entity or person with respect to the Licensed Intellectual Property disclosed. SDTS acknowledges and agrees that, following the Closing, the Licensed Parties may retain copies of all documents, designs, Contracts, plans and other records comprising the Licensed Intellectual Property; provided, however, that the Licensed Parties shall comply with the confidentiality and use restrictions set forth in the applicable Contract relating to such documents, designs, Contracts, plans and other records, including such restrictions that require payment of a fee to the applicable counterparty prior to disclosure or use. For purposes of this Section, all Intellectual Property arising out of the Tower Design License Agreement, dated as of November 9, 2017, among Oncor, SDTS and (pursuant to an undertaking) SU, shall not in any way be deemed Licensed Intellectual Property and is expressly excluded from the license granted herein.

(b) The license granted pursuant to this Section 5.10 may be assigned (i) in part to any purchaser of a portion of a Licensed Transmission System or (ii) in whole to any purchaser of all of the Licensed Transmission Systems, in each case upon 5 business days’ notice to SDTS. Except as set forth in the immediately preceding sentence, this license granted pursuant to this Section 5.10 shall not be assignable or transferable.

(c) THE LICENSED INTELLECTUAL PROPERTY AND THE LICENSE GRANTED HEREIN ARE PROVIDED ON AN “AS IS” “WHERE IS” BASIS. ONCOR , SDTS, AND THEIR RESPECTIVE AFFILIATES AND SUBSIDIARIES MAKE NO REPRESENTATION OR WARRANTY REGARDING THE ACCURACY, COMPLETENESS OR FREEDOM FROM DEFECTS OF THE LICENSED INTELLECTUAL PROPERTY AND FURTHER EXPRESSLY DISCLAIM ANY AND ALL REPRESENTATIONS, WARRANTIES AND COVENANTS, EXPRESS, IMPLIED AND STATUTORY, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTIES OF MERCHANTABILITY, FITNESS FOR PARTICULAR PURPOSE, WORKMANSHIP, TITLE, LICENSE, AND NON-INFRINGEMENT. FURTHER, ONCOR, SDTS AND THEIR RESPECTIVE AFFILIATES AND SUBSIDIARIES SHALL NOT BE LIABLE TO ANY PERSON OR ENTITY, UNDER ANY CAUSE OF ACTION RELATED TO THE LICENSED INTELLECTUAL PROPERTY OR THE LICENSED GRANTED HEREIN, WHETHER IN CONTRACT, WARRANTY, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, OR ANY OTHER CAUSE OF ACTION, OR FOR ANY DIRECT, INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, OR LIQUIDATED DAMAGES, WITH REGARD TO AND IN CONNECTION WITH THE LICENSED INTELLECTUAL PROPERTY AND THE LICENSE GRANTED HEREIN. THE DISCLAIMERS AND EXCLUSIONS AND LIMITATIONS OF LIABILITY CONTAINED IN THIS SECTION ARE A MATERIAL PART OF SDTS’ AGREEMENT TO PROVIDE THE LICENSED INTELLECTUAL PROPERTY AND THE LICENSE GRANTED HEREIN.

Section 5.11. Rate Case Cooperation.

(a) From and after 11:59 p.m. (Dallas time) on the 30th day following the date hereof until the earliest of (i) the Closing, (ii) the termination of this Agreement in accordance with Article VII or (iii) the date when the PUCT Approval is received, SU shall cooperate with Oncor in preparing Rate Case Material. In furtherance of the foregoing, SU shall, and shall cause GS LLC to, afford Oncor and its Representatives reasonable access to all of their respective properties, facilities, personnel, Contracts, books and records and financial, operating and other data and information in accordance with Section 5.03.

(b) For purposes of this Section 5.11, “Rate Case Material” means any documentation, studies or other material reasonably necessary to support Oncor in prosecuting a ratemaking proceeding for the North Texas Utility.

Section 5.12. Certain Employee Matters. Oncor acknowledges and agrees that, in connection with the Transactions and the Employee Matters Letter Agreement, certain confidential information (“Employee Information”) relating to employees of SU and Hunt Utility Services, LLC has been delivered to Oncor. Oncor agrees to use its reasonable best efforts to afford all Employee Information similar protections afforded to information relating to Oncor’s employees, including with respect to disclosure and use of such information.

ARTICLE VI

Conditions to Closing

Section 6.01. Conditions Precedent to Each Party’s Obligations. The obligations of each party to consummate the Transactions are subject to the satisfaction (or, to the extent permitted by applicable Law, waiver in writing by each party) of the following conditions:

(a) Consummation of the HIFR Merger Agreement. The substantially concurrent consummation of the HIFR Transactions in the order described in the recitals to this Agreement.

(b) Consummation of the SU Purchase Agreement. The substantially concurrent consummation of the SU Investment in the order described in the recitals to this Agreement.

(c) No Legal Injunctions or Restraints. No court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits or makes illegal the consummation of the Transactions.

(d) The Regulatory Approvals shall have been obtained and have become final (provided, that, with respect to the PUCT Approval, “final” shall be as defined in the Administrative Procedure Act, Tex. Gov’t Code Ann. § 2001.144 (“APA 2001.144”)) and each of the Regulatory Approvals shall remain in full force and effect.

Section 6.02. Conditions Precedent to SU’s Obligations. The obligation of SU to consummate the Transactions is subject to the satisfaction (or, to the extent permitted by applicable Law, waiver by SU) of the following conditions:

(a) SU Regulatory Conditions; Absence of STX Burdensome Condition. (i) No Law or any Regulatory Approval, individually or in the aggregate, shall contain, include, impose or require any undertakings, terms, conditions, liabilities, obligations, commitments or sanctions, or any structural or remedial actions, that constitute a STX Burdensome Condition and (ii) Items 1, 2, 3, 4, 5, 9, and 13 of the Regulatory Terms shall have been approved by an order issued by the PUCT (“SU Regulatory Conditions”).

(b) Accuracy of SDTS Representations and Warranties. (i) The SDTS Fundamental Representations in this Agreement shall be true and correct in all respects as of the date hereof and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly state that they relate to or are made as of a specific earlier date, in which case such representations and warranties shall be true and correct as of such earlier date) and (ii) all other representations and warranties of SDTS in this Agreement shall be true and correct in all respects (without giving effect to any limitation as to “material”, “materially”, “materiality”, “material adverse effect”, “STX Material Adverse Effect” or other similar qualification set forth therein) as of the date hereof and as of the Closing Date, as though made on the Closing

Date (except to the extent such representations and warranties expressly state that they relate to or are made as of a specific earlier date, in which case such representations and warranties shall be true and correct as of such earlier date), except for any failures of such representations or warranties to be true and correct as would not, individually or in the aggregate, reasonably be expected to have a STX Material Adverse Effect; provided, however, that SU shall not be permitted to invoke the failure of the condition set forth in this Section 6.02(b)(ii) to the extent (x) the failure of the applicable representations and warranties to be true and correct (1) constitutes an Excluded Breach of Representations or (2) results from Disqualifying Operator Conduct.

(c) Accuracy of Oncor Representations and Warranties. (i) The Oncor Fundamental Representations in this Agreement shall be true and correct in all respects as of the date hereof and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly state that they relate to or are made as of a specific earlier date, in which case such representations and warranties shall be true and correct as of such earlier date) and (ii) all other representations and warranties of Oncor in this Agreement shall be true and correct in all respects (without giving effect to any limitation as to “material”, “materially”, “materiality”, “material adverse effect” or other similar qualification set forth therein) as of the date hereof and as of the Closing Date, as though made on the Closing Date (except to the extent such representations and warranties expressly state that they relate to or are made as of a specific earlier date, in which case such representations and warranties shall be true and correct as of such earlier date), except for any failures of such representations or warranties to be true and correct as would not, individually or in the aggregate, reasonably be expected to prevent, impede or otherwise adversely affect in any material respect the Transactions.

(d) Performance of SDTS’s Obligations. SDTS shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by it prior to or at the Closing, except to the extent resulting from any Disqualifying Operator Conduct.

(e) Performance of Oncor’s Obligations. Oncor shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by it prior to or at the Closing.

(f) SDTS Closing Deliveries. SDTS shall have made, or caused to be made, each of the payments and delivered, or caused to be delivered, to SU each of the agreements, certificates and other documents required to be made or delivered by it to SU at the Closing pursuant to Section 2.02(a).

(g) Oncor Closing Deliveries. Oncor shall have delivered, or caused to be delivered, to SU each of the agreements, certificates and other documents required to be delivered by it to SU at the Closing pursuant to Section 2.02(c), Section 2.02(d) and Section 2.02(g), which, in the case of Section 2.02(g) shall be deemed to be made immediately following the Closing.

(h) No Material Adverse Effect. Since the date of this Agreement, there shall not have been a STX Material Adverse Effect.

Notwithstanding the foregoing, SU may not rely on the failure of any condition set forth in this Section 6.02 to be satisfied if such failure (i) resulted from an action or inaction on the part of SDTS or its Affiliates that was requested or consented to in writing by SU or (ii) was primarily caused by the failure of SU to comply in any material respect with its obligations under this Agreement.

Section 6.03. Conditions Precedent to SDTS and Oncor’s Obligations. The obligation of SDTS and Oncor to consummate the Transactions is subject to the satisfaction (or, to the extent permitted by applicable Law, waiver by Oncor) of the following conditions:

(a) SDTS Regulatory Conditions; Absence of NTX Burdensome Condition. (i) No Law or any Regulatory Approval, individually or in the aggregate, shall contain, include, impose or require any undertakings, terms, conditions, liabilities, obligations, commitments or sanctions, or any structural or remedial actions, that constitute a NTX Burdensome Condition and (ii) Items 1, 2, 3, 4, 5, 7, 10, and 13 of the Regulatory Terms shall have been approved by an order issued by the PUCT (“SDTS Regulatory Conditions”).

(b) Accuracy of SU Representations and Warranties. (i) The SU Fundamental Representations in this Agreement shall be true and correct in all respects as of the date hereof and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly state that they relate to or are made as of a specific earlier date, in which case such representations and warranties shall be true and correct as of such earlier date) and (ii) all other representations and warranties of SU in this Agreement shall be true and correct in all respects (without giving effect to any limitation as to “material”, “materially”, “materiality”, “material adverse effect”, “NTX Material Adverse Effect” or other similar qualification set forth therein) as of the date hereof and as of the Closing Date, as though made on the Closing Date (except to the extent such representations and warranties expressly state that they relate to or are made as of a specific earlier date, in which case such representations and warranties shall be true and correct as of such earlier date), except for any failures of such representations or warranties to be true and correct as would not, individually or in the aggregate, reasonably be expected to have a NTX Material Adverse Effect.

(c) Performance of Obligations. SU shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by it prior to or at the Closing.

(d) Closing Deliveries. SU shall have made, or caused to be made, each of the payments and delivered, or caused to be delivered, to SDTS or Oncor each of the agreements, certificates and other documents required to be made or delivered by it to SDTS or Oncor at the Closing pursuant to Section 2.02(b) or Section 2.02(e).

(e) No Material Adverse Effect. Since the date of this Agreement, there shall not have been a NTX Material Adverse Effect.

Notwithstanding the foregoing, SDTS may not rely on the failure of any condition set forth in this Section 6.03 to be satisfied if such failure (i) resulted from an action or inaction on the part of SU or its Affiliates that was requested or consented to in writing by SDTS or (ii) was primarily caused by the failure of SDTS or Oncor to comply in any material respect with their obligations under this Agreement.

ARTICLE VII

Termination

Section 7.01. Automatic Termination. This Agreement shall terminate and the Transactions shall be abandoned automatically, without action on the part of any party, if the HIFR Merger Agreement is validly terminated pursuant to Section 7.01 thereof prior to the Closing without the transactions contemplated thereby having been consummated.

Section 7.02. Other Termination Events.

(a) Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing:

(i) by mutual written consent of SDTS, SU and Oncor;

(ii) by SDTS and Oncor (acting jointly), if there has been a breach by SU of any representation, warranty, covenant or agreement contained in this Agreement and such breach (A) if it occurred or was continuing as of the Closing Date, would give rise to the failure of a condition to the obligations of SDTS and Oncor under Section 6.03 and (B) is not cured within the earlier of (x) 30 days after receipt by SU of written notice thereof from Oncor (which notice shall specify in reasonable detail the nature of such breach), and (y) the Outside Date; provided, however, that SDTS and Oncor shall not have the right to terminate this Agreement pursuant to this subparagraph (ii) if either such party is in breach in any material respect of its representations, warranties, covenants or agreements contained in this Agreement;

(iii) by SU, if there has been a breach by SDTS or Oncor of any representation, warranty, covenant or agreement contained in this Agreement and such breach (A) if it occurred or was continuing as of the Closing Date, would give rise to the failure of a condition to the obligations of SU under Section 6.02 and (B) is not cured within the earlier of (x) 30 days after receipt by the breaching party (Oncor or SDTS, as applicable), of written notice thereof from SU (which notice shall specify in reasonable detail the nature of such breach), and (y) the Outside Date; provided, however, that SU shall not have the right to terminate this Agreement pursuant to this subparagraph (iii) if (x) the applicable breach of any representation, warranty, covenant or agreement (1) constitutes an Excluded Breach of Representations or (2) results from any Disqualifying Operator Conduct or (y) if SU is in breach in any material respect of its representations, warranties, covenants or agreements contained in this Agreement;

(iv) by Oncor or SU, if the PUCT issues an Order that (A) imposes (in the case of a termination by Oncor) a NTX Burdensome Condition or (in the case of termination by SU) a STX Burdensome Condition (each of which has not been accepted by the party adversely impacted by such NTX Burdensome Condition or STX Burdensome Condition, as applicable) or (B) (x) in the case of a termination by Oncor, denies any SDTS Regulatory Condition or imposes any condition that would cause the failure of an SDTS Regulatory Condition or (y) in the case of termination by SU, denies any SU Regulatory Condition or imposes any condition that would cause the failure of an SU Regulatory Condition, and within 30 days following the date that such Order becomes final pursuant to APA 2001.144, such Order has not been vacated, or materially modified such that there is no NTX Burdensome Condition or STX Burdensome Condition (as applicable) or failure of an SDTS Regulatory Condition or SU Regulatory Condition (as applicable);

(v) by Oncor or SU, if the Closing does not occur prior to or on the date that is 270 days after the date of this Agreement (the “Initial Outside Date”); provided, however, that the Initial Outside Date shall automatically and without any action required by any party be extended for the same period of time (up to a maximum of 180 days beyond the Initial Outside Date) that the Initial Termination Date (as defined in the HIFR Merger Agreement) is extended (x) pursuant to Section 7.1(b)(i) of the HIFR Merger Agreement or (y) by the applicable parties to the HIFR Merger Agreement (the Initial Outside Date or the date to which it is extended from time to time in accordance with and subject to the limitations contained in this Section 7.02(a)(v) is referred to herein as the “Outside Date”); or

(vi) by SDTS and Oncor (acting jointly) or SU, if any court of competent jurisdiction or other Governmental Entity shall have issued an Order restraining, enjoining or otherwise prohibiting any of the Transactions contemplated by this Agreement and such Order shall have become final and non-appealable; provided, that the right to terminate this Agreement pursuant to this Section 7.02(a)(vi) shall not be available to any party if the issuance of such judgment, order, injunction, rule or decree was primarily attributable to the failure of such party to perform its obligations under this Agreement.

(b) In the event of a termination of this Agreement pursuant to this Section 7.02, written notice thereof shall forthwith be given to each other party and the Transactions shall thereupon be abandoned, without further action by any party.

Section 7.03. Effect of Termination. If this Agreement is terminated and the Transactions are abandoned as provided in this Article VII, this Agreement shall be of no further force and effect, except for the provisions of Section 5.04, this Article VII and Article XI (which shall remain in full force and effect in accordance with their terms). Nothing in this Article VII shall be deemed to release any party from any liability or damages arising out of actual and intentional fraud or any Willful and Material Breach by such party of any term, condition, covenant or other provision contained in this Agreement.

ARTICLE VIII

Indemnification

Section 8.01. Indemnification by SDTS. Subject to the limitations set forth in this Article VIII, from and after the Closing, SDTS shall indemnify and hold harmless SU and its Affiliates and their respective Representatives (collectively, the “SU Indemnitees”) from and against any and all Claims, losses, judgments, awards, damages, Liabilities, obligations, costs and expenses, including reasonable third party legal fees and expenses, interest, penalties and reasonable expenses of investigation, response action, removal action or remedial action conducted in accordance with industry standards and in a reasonably cost effective manner (collectively, “Losses”), suffered or incurred by any SU Indemnitee (without duplication in the case of any Loss for which indemnification may be provided under more than one provision of this Section 8.01) to the extent arising or resulting from any of the following:

(a) a breach of any covenant or agreement of SDTS contained in this Agreement to be performed after the Closing (excluding those set forth in Article IX, the remedy for which is intended to be addressed solely by Section 9.01);

(b) (i) the presence or release of any Hazardous Material or hazardous or potentially hazardous condition in, under or about the Leased Assets that was present in, under or about the Leased Assets as of the applicable Original Operations Date (except to the extent such hazardous or potentially hazardous condition was exacerbated by SU or SU’s Related Persons), (ii) the presence or release of Hazardous Materials in, under or about the Leased Assets which were brought or permitted to be brought onto the Leased Assets by SDTS or SDTS’s Related Persons during construction of any improvement or addition to the Leased Assets or (iii) the violation or alleged violation by SDTS or SDTS’s Related Persons of any Environmental Law or Permit relating to the Leased Assets; or

(c) the assertion against, imposition upon or incurrence by any SU Indemnitee of any NTX Liability or SDTS Retained Liability.

Section 8.02. Indemnification by SU. Subject to the limitations set forth in this Article VIII, from and after the Closing, SU shall indemnify and hold harmless SDTS, Oncor and their respective Affiliates and their respective Representatives (collectively, the “SDTS Indemnitees”) from and against any and all Losses suffered or incurred by any SDTS Indemnitee (without duplication in the case of any Loss for which indemnification may be provided under more than one provision of this Section 8.02) to the extent arising or resulting from any of the following:

(a) the failure of any representation or warranty of SU contained in this Agreement (excluding the SU Tax Representations, the remedy for which is intended to be addressed solely by Section 9.01) to be true and correct in all respects (without giving effect to any “material”, “materially”, “materiality”, “NTX Material Adverse Effect”, “material adverse effect” or similar qualification contained in any such representation or warranty) on and as of the date of this Agreement and on and as of the Closing Date as if made on such date (other than those made on a specified date which shall be true and correct in all respects as of such specified date);

(b) a breach of any covenant or agreement of SU contained in this Agreement (excluding those set forth in Article IX, the remedy for which is intended to be addressed solely by Section 9.01);

(c) (i) the presence or release of Hazardous Materials in, under or about the Leased Assets which are or were brought or permitted to be brought onto (other than by SDTS or SDTS’s Related Persons) the Leased Assets by SU or SU’s Related Persons, (ii) the creation by SU or SU’s Related Persons of any hazardous or potentially hazardous environmental conditions or exacerbation by SU or SU’s Related Persons of a pre-existing environmental condition relating to the Leased Assets or (iii) the violation or alleged violation by SU or SU’s Related Persons of any Environmental Law or Permit relating to the Leased Assets, solely to the extent occurring, in the case of clauses (i) through (iii), from and after the applicable Original Operations Date and prior to the Closing;

(d) the assertion against, imposition upon or incurrence by any SDTS Indemnitee of any STX Liability or SU Retained Liability; or

(e) any Indebtedness of GS LLC.

Section 8.03. Indemnification by Oncor. Subject to the limitations set forth in this Article VIII, from and after the Closing, Oncor shall indemnify and hold harmless the SU Indemnitees from and against any and all Losses suffered or incurred by any SU Indemnitee (without duplication in the case of any Loss for which indemnification may be provided under more than one provision of this Section 8.03) to the extent arising or resulting from any of the following:

(a) the failure of any representation or warranty of Oncor contained in this Agreement to be true and correct in all respects (without giving effect to any “material”, “materially”, “materiality”, “material adverse effect” or similar qualification contained in any such representation or warranty) on and as of the date of this Agreement and on and as of the Closing Date as if made on such date (other than those made on a specified date which shall be true and correct in all respects as of such specified date); or

(b) a breach of any covenant or agreement of Oncor contained in this Agreement.

Section 8.04. Indemnification Procedures.

(a) Procedures Relating to Third Party Claims. If any party or other Person entitled to indemnification under this Article VIII (an “Indemnified Party”) receives written notice of the commencement of any Legal Proceeding or the assertion of any Claim by a third party or the imposition of any penalty or assessment by a Governmental Entity or other Person for which indemnity may be sought under Section 8.01, Section 8.02 or Section 8.03 (a “Third Party Claim”), the Indemnified Party shall promptly provide the party who is obligated to indemnify it (the “Indemnifying Party”) with written notice of such Third Party Claim, stating in reasonable detail the nature, basis and the amount thereof, to the extent known, which notice shall be accompanied by copies of the relevant notices and documents (including court papers) received by the Indemnified Party that evidence or relate to such Third Party Claim; provided, however, that the failure of the Indemnified Party to give prompt notice to the Indemnifying Party shall not affect the right of the Indemnified Party to be indemnified in respect of such Third Party Claim or related Losses, except to the extent that the Indemnifying Party is actually and materially prejudiced as a result of the failure to give prompt notice. The Indemnifying Party shall have the right to assume the defense of any Third Party Claim at its sole expense with counsel reasonably acceptable to the Indemnified Party by written notice of assumption delivered to the Indemnified Party within 20 days following the receipt of the written notice of the Third Party Claim referred to above; provided, however, that if, (i) such Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation; (ii) such Third Party Claim seeks an injunction or equitable relief against the Indemnified Party; (iii) in the reasonable judgment of the Indemnified Party, there exists a material conflict of interest between the Indemnified Party and the Indemnifying Party with respect to such Third Party Claim; or (iv) upon petition by the Indemnified Party, a court of competent jurisdiction issues a final, non-appealable Order that the Indemnifying Party failed or is failing to prosecute or defend such Third Party Claim with reasonable diligence given the circumstances, (A) the Indemnifying Party shall not be entitled to assume the defense of a Third Party Claim, (B) the defense thereof shall be conducted by the Indemnified Party with qualified counsel selected by the Indemnified Party and reasonably acceptable to the Indemnifying Party and (C) without limiting the Indemnifying Party’s other indemnification obligations under this Article VIII, the Indemnifying Party shall be liable to the Indemnified Party for the reasonable and actual legal expenses incurred by the Indemnified Party in the conduct of the defense thereof (subject to the limitations set forth in Section 8.05). If the Indemnifying Party has assumed the defense of a Third Party Claim, (i) the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses incurred by the Indemnified Party in connection therewith except as otherwise set forth herein, (ii) the Indemnified Party may retain separate counsel reasonably acceptable to the Indemnifying Party at its sole cost and expense and participate in the defense of the Third Party Claim (but the Indemnifying Party shall control such defense); provided, that the Indemnifying Party shall be responsible for the reasonable and actual legal expenses of separate counsel engaged by the Indemnified Party if (A) the employment of such counsel has been specifically authorized in writing by the Indemnifying Party or (B) the named parties to any such action (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party and such Indemnified Party shall have been advised in writing by such counsel that there exists a material conflict of interest between the Indemnified Party and the Indemnifying Party with respect to the applicable Third Party Claim or (C) the Indemnifying Party shall have failed, or is not entitled, to assume the defense of such Third Party Claim in accordance with this Section 8.04(a), (iii) the Indemnifying Party will not (A) admit to any wrongdoing or (B) consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim on the part of the Indemnified Party, in each case, without the prior written consent of the Indemnified Party (such written consent not to be unreasonably withheld, conditioned or delayed) and (iv) the Indemnified Party shall reasonably cooperate in the defense or prosecution of the Third Party Claim, including through the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party of records and information that are reasonably relevant to the Third Party Claim, and making employees reasonably available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. If the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnifying Party shall not, except with the written consent of the Indemnified Party (such written consent not to be unreasonably withheld, conditioned or delayed), enter into any settlement, compromise or discharge of a Third Party Claim unless such settlement, compromise or discharge (I) includes as an unconditional term thereof a complete release of the Indemnified Party and its Affiliates from all liability with respect to such Third Party Claim, (II) does not require the Indemnified Party or its Affiliates to admit to any wrongdoing and (III) does not impose any equitable or injunctive relief on the Indemnified Party or its Affiliates. Whether or not the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party will not admit any liability with respect to, or consent to the entry of any judgment or enter into any settlement with respect to or otherwise compromise or discharge, the Third Party Claim without the prior written consent of the Indemnifying Party. For the avoidance of doubt, whether or not the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnifying Party will not be obligated to indemnify the Indemnified Party hereunder for any settlement entered into or any judgment that was consented to without the prior written consent of the Indemnifying Party.

(b) Procedures for Non-Third Party Claims. The Indemnified Party will promptly provide the Indemnifying Party with written notice (a “Claim Certificate”) of its discovery of any matter that does not involve a Third Party Claim against the Indemnified Party, but that the Indemnified Party has determined is reasonably like to give rise to a claim of indemnity hereunder, which Claim Certificate shall state in reasonable detail the nature, basis and the amount thereof, to the extent known, and be accompanied by copies of the relevant notices and documents received by the Indemnified Party that evidence or relate to such matter; provided, however, that the failure of the Indemnified Party to give prompt notice to the Indemnifying Party shall not affect the Indemnified Party’s right to indemnification hereunder except to the extent that the Indemnifying Party is actually and materially prejudiced as a result of the failure to give prompt notice. The Indemnifying Party shall, within 30 days from receipt of any such Claim Certificate, provide a responsive notice to the Indemnified Party acknowledging or disputing the claim or claims set forth in the Claim Certificate. In the event that the Indemnifying Party objects to the indemnification of an Indemnified Party in respect of any claim or claims specified in any Claim Certificate, the Indemnifying Party shall, within 30 days after receipt by the Indemnifying Party of such Claim Certificate, deliver to the Indemnified Party a notice to such effect, specifying in reasonable detail the basis for such objection, and the Indemnifying Party and the Indemnified Party shall, within the 60 day period beginning on the date of receipt by the Indemnified Party of such objection and prior to submitting such dispute to the courts set forth in Section 11.08, attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims to which the Indemnifying Party shall have so objected. If the Indemnified Party and the Indemnifying Party shall succeed in reaching agreement on their respective rights with respect to any of such claims, the Indemnified Party and the Indemnifying Party shall promptly prepare and sign a memorandum of agreement setting forth such agreement. Should the Indemnified Party and the Indemnifying Party be unable to agree as to any particular item or items or amount or amounts within such time period, then the Indemnified Party shall be permitted to submit such dispute to the courts set forth in Section 11.08. Claims for Losses (i) the validity and amount of which are payable pursuant to the terms of a memorandum of agreement signed by the Indemnifying Party and Indemnified Party, (ii) that have been the subject of final judicial determination in accordance with Section 11.08 hereof or (iii) that are settled as described in Section 8.04(a) are hereinafter referred to as “Agreed Claims”. Within 10 business days of the determination of the amount of any Agreed Claim (or at such other time as the Indemnified Party and the Indemnifying Party shall agree in a memorandum of agreement or otherwise), the Indemnifying Party shall pay to the Indemnified Party an amount equal to the Agreed Claim by wire transfer in immediately available funds to the bank account or accounts designated by the Indemnified Party in a notice to the Indemnifying Party not less than 2 business days prior to such payment.

Section 8.05. Limitations on Indemnification. Notwithstanding anything to the contrary contained in this Article VIII and Article IX, the rights of the parties to indemnification under this Article VIII (solely to the extent provided in Section 8.05(a)) shall be subject to the following limitations:

(a) No Indemnified Party shall be entitled to be indemnified against any Losses of the type described in Section 8.01, Section 8.02 or Section 9.01, as applicable, unless a Claim therefor is asserted in writing by such Indemnified Party pursuant to a Claim Certificate delivered pursuant to Section 8.04(b) within the applicable survival period specified in subparagraph (i), (ii) or (iii), as applicable, of this paragraph (a), failing which, such claim for indemnification shall be deemed to have been irrevocably waived and extinguished for all purposes. Notwithstanding the foregoing, any claims for which notice is provided by the Indemnified Party under this Agreement (including under Section 8.04(a) or Section 8.04(b)) prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

(i) The representations, warranties of SDTS and the covenants and agreements of SDTS to be performed prior to or at the Closing contained in this Agreement (other than the SDTS Tax Representations and any covenants and agreements of SDTS in Article IX) shall not survive the Closing. The covenants and agreements of SDTS contained in this Agreement (including the indemnification agreements provided for under Section 8.01(a), (b)

and (c), but excluding any covenants and agreements of SDTS in this Agreement to be performed prior to or at the Closing or in Article IX) shall survive indefinitely until they are fully performed in accordance with the terms thereof. The SDTS Tax Representations and the covenants and agreements of SDTS set forth in Article IX shall survive until the 60th day following the expiration of the statute of limitations applicable to the subject matter thereof.

(ii) The representations, warranties, covenants and agreements of SU contained in this Agreement shall survive the Closing solely for purposes of this Article VIII and Article IX (subject to the limitations set forth in Section 8.06) as follows: (A) the representations and warranties of SU in this Agreement (other than the SU Fundamental Representations, the SU Environmental Representations and SU Tax Representations) shall survive until the date that is eighteen months after the Closing Date; (B) the SU Tax Representations and the covenants and agreements of SU set forth in Article IX shall survive until the 60th day following the expiration of the statute of limitations applicable to the subject matter thereof; (C) the representations and warranties of SU in Section 4.11 (the “SU Environmental Representations”) shall survive until the date that is twenty four months after the Closing Date; (D) the representations and warranties of SU in Section 4.01 (“Organization and Qualification”), Section 4.02 (“Authority; Execution and Delivery; Enforceability”), Section 4.03(a)(i) (“No Conflicts or Violations” – Organizational Documents), Section 4.04 (“Capitalization and Indebtedness of GS LLC”), Section 4.17 (“Sophisticated Industry Participant; Access to Information”) and Section 4.18 (“Brokers and Finders”) (the “SU Fundamental Representations”) shall survive indefinitely and without limitation (subject to any non-waivable limitations imposed under applicable Law); (E) the covenants and agreements of SU contained in this Agreement to be performed prior to or at the Closing (other than any covenants and agreements of SU in Article IX) shall survive until the date that is twelve months after the Closing; and (F) the covenants and agreements of SU contained in this Agreement (including the indemnification agreements for provided for under Section 8.02(b), (c), (d) and (e), but excluding any covenants and agreements of SU in this Agreement to be performed prior to or at the Closing or in Article IX) shall survive indefinitely until they are fully performed in accordance with the terms thereof.

(iii) The representations, warranties, covenants and agreements of Oncor contained in this Agreement shall survive the Closing solely for purposes of this Article VIII (subject to the limitations set forth in Section 8.06) as follows: (A) the representations and warranties of Oncor in this Agreement (other than the Oncor Fundamental Representations) shall survive until the date that is eighteen months after the Closing Date; (B) the representations and warranties of Oncor in Section 3.13 (“Organization (Oncor)”), Section 3.14 (“Authority; Execution and Delivery; Enforceability (Oncor)”), Section 3.15(a)(i) (“No Conflicts or Violations” – Organizational Documents) and Section 3.17 (“Brokers and Finders (Oncor)”) (the “Oncor Fundamental Representations”) shall survive indefinitely and without limitation (subject to any non-waivable limitations imposed under applicable Law); (C) the covenants and agreements of Oncor contained in the Agreement to be performed prior to or at the Closing shall survive until the date that is twelve months after the Closing; and (D) the covenants and agreements of Oncor contained in this Agreement (including the indemnification agreements provided for under Section 8.03(b), but excluding any covenants and agreements of Oncor in this Agreement to be performed prior to or at the Closing) shall survive indefinitely until they are fully performed in accordance with the terms thereof.

Except as expressly provided in this paragraph (a), the representations, warranties and covenants of the parties made in this Agreement (for the avoidance of doubt, including in any Schedule, Exhibit or certificate attached hereto or delivered pursuant to this Agreement) shall not survive the Closing for any purpose.

(b) The SDTS Indemnitees shall not be entitled to indemnification from or by SU for any of the following Losses:

(i) Losses of the type described in Section 8.02(a), other than Losses arising from a breach by SU of any SU Fundamental Representation (“SDTS Subject Losses”), unless the amount of all SDTS Subject Losses incurred or suffered by the SDTS Indemnitees exceeds, on a cumulative basis, 2% of the Final NTX Package Amount, and then only to the extent of any such excess; or

(ii) SDTS Subject Losses attributable to any individual items or series of items arising from substantially related facts, events or circumstances in an amount less than $75,000.

(c) The SU Indemnitees shall not be entitled to indemnification from or by Oncor for any of the following Losses:

(i) Losses of the type described in Section 8.03(a), other than Losses arising from a breach by Oncor of any Oncor Fundamental Representation (“SU-Oncor Subject Losses”), unless the amount of all SU-Oncor Subject Losses incurred or suffered by the SU Indemnitees exceeds, on a cumulative basis, 2% of the Final STX Package Amount, and then only to the extent of any such excess; or

(ii) SU-Oncor Subject Losses attributable to any individual items or series of items arising from substantially related facts, events or circumstances in an amount less than $75,000.

(d) The SDTS Indemnitees shall not be entitled to indemnification from or by SU for SDTS Subject Losses in an amount that exceeds, on a cumulative basis, 10% of the Final NTX Package Amount.

(e) The SU Indemnitees shall not be entitled to indemnification from or by Oncor for SU-Oncor Subject Losses in an amount that exceeds, on a cumulative basis, 10% of the Final STX Package Amount.

(f) No party hereto shall be liable under or in connection with this Agreement (including under this Article VIII) for indirect, special, incidental, consequential or punitive damages claimed by any other party resulting from or relating to this Agreement or the Transactions; provided, however, that this Section 8.05(f) shall not apply to damages of the type described above that are (i) payable in respect of Third Party Claims asserted against or imposed on an Indemnified Party or (ii) incidental or consequential damages that are the reasonable foreseeable consequence of the applicable breach or other matter giving rise to a right of indemnification and are otherwise recoverable under applicable Law.

(g) In no event shall the SDTS Indemnitees be entitled to indemnification with respect to any liability or obligation to the extent such liability or obligation was taken into account in the calculation of the Final NTX Package Amount in accordance with Article I of this Agreement.

(h) In no event shall the SU Indemnitees be entitled to indemnification with respect to any liability or obligation to the extent such liability or obligation was taken into account in the calculation of the Final STX Package Amount in accordance with Article I of this Agreement.

(i) For purposes of this Article VIII, if there occurs a breach of any representation or warranty for which an Indemnifying Party has agreed to provide indemnification, whether or not a breach of any such representation or warranty has occurred and the amount of Losses incurred as a result of any such breach shall be determined without regard to any materiality, material adverse effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

(j) Notwithstanding anything to the contrary in this Agreement, none of the limitations set forth in this Section 8.05 shall apply to any Losses resulting from the actual and intentional fraud of the Indemnifying Party.

Section 8.06. Exclusive Remedy. Except with respect to a claim for actual and intentional fraud, the parties hereby agree that, from and after the Closing, the remedies of the parties specifically provided for in this Article VIII and in Article IX shall be the sole and exclusive remedies available to any of the parties for all matters covered or contemplated by this Agreement; provided, however, that nothing herein shall limit the right of (i) SDTS and SU to receive the payments provided for in Section 1.08 or Section 1.09,(ii) Oncor, SDTS and SU to seek or obtain specific performance or injunctive relief pursuant to Section 11.13 or (iii) any party to seek relief under the express provisions of any Ancillary Agreement. Without limiting the generality of the foregoing (including without limiting any claim for actual and intentional fraud), the parties hereby expressly agree that, outside of the remedies specifically provided for in this Article VIII and Article IX, (i) SDTS and Oncor shall not have any liability to the SU Indemnitees arising out of or related to any breach by SDTS or Oncor of any of the representations and warranties set forth in this Agreement and (ii) SU shall not have any liability to the SDTS Indemnitees arising out of or related to any breach by SU of any of the representations and warranties set forth in this Agreement.

Section 8.07. Insurance and Other Sources of Recovery; Mitigation.

(a) In the case of any Claims for which it is commercially reasonable for an Indemnified Party to seek recovery against or from one or more third parties or other sources (including rights of recovery under insurance policies or indemnification arrangements with third parties), such Indemnified Party shall (i) seek recovery from such other sources for so long as pursuit of such recovery is commercially reasonable and (ii) use commercially reasonable efforts to subrogate the Indemnifying Party with respect to such Claims if the Indemnified Party’s related claim for indemnification has been fully and finally resolved in accordance with this Article VIII. To the extent that a party obtains recovery in respect of claims for indemnity from any such sources (including from insurance proceeds or other cash receipts or sources of reimbursement received as an offset against such Loss or pursuant to any indemnification by or indemnification agreement with any third party), such party shall use the funds actually received (net of any actual Taxes, costs, expenses or premiums incurred in connection with securing or obtaining such proceeds) from such recovery (in lieu of funds provided by any other party pursuant to the indemnification provisions of this Article VIII) to pay or otherwise satisfy such Claims, and any related Losses for which indemnification is available under this Article VIII shall be reduced by the amount of such funds paid to the Indemnified Party (net of any actual costs, expenses or premiums incurred in connection with securing or obtaining such proceeds). If, after an Indemnified Party receives any indemnification payment in respect of Losses under this Article VIII, the amount of the Losses as to which the Indemnified Party received an indemnification payment is reduced by recovery, settlement or other payment by or from any other Person or source such that the Indemnified Party’s indemnification payment was in excess of the amount of the Loss, the amount of such reduction will promptly be repaid by the Indemnified Party to the Indemnifying Party.

(b) Each party hereto shall take reasonable steps to mitigate its Losses upon and after becoming aware of any event which could reasonably be expected to give rise to any Losses for which it is or may be entitled to indemnification hereunder.

Section 8.08. Cooperation; Access to Documents and Information. The parties shall reasonably cooperate with each other in connection with resolving any indemnification claims (including Third Party Claims) as to which indemnification is or may be required to be provided in accordance with the terms of this Agreement. Without limiting the generality of the foregoing, any Indemnified Party who elects to seek indemnification pursuant to this Agreement shall (i) provide to the Indemnifying Party, as promptly as reasonably practicable, all documents and information relating to any such claim which are in the possession of the Indemnified Party or its Affiliates or can be obtained by the Indemnified Party without undue cost or expense and (ii) give the Indemnifying Party reasonable access to the accounting and other appropriate personnel and the independent accountants of the Indemnified Party and its Affiliates in order to permit the Indemnifying Party to obtain information reasonably required to evaluate any such Claim. Notwithstanding anything to the contrary contained in this Section 8.08, no party or any of its Affiliates shall be obligated to provide to any other party (x) any work papers or similar materials prepared by the independent public accountants of such party or its Affiliates, except to the extent that such accountants agree to provide access to such work papers or similar materials upon such terms and conditions as shall be determined by such accountants in their sole discretion, (y) any documents or information that are protected by the attorney-client privilege or work product doctrines if the applicable party determines in its reasonable discretion that providing copies or access to such documents or information could give rise to a possible waiver of such privilege or doctrine, or (z) any documents or information that, if disclosed pursuant to this Section 8.08 would violate the terms of any confidentiality agreement to which such party is party (other than any such agreements with an Affiliate of such party).

Section 8.09. Tax Treatment of Indemnification. For all Tax purposes, SU and SDTS agree to treat (and shall cause each of their respective Affiliates to treat) any indemnity payment made pursuant to Section 8.01, Section 8.02 or Section 9.01 as an adjustment to the Final STX Package Amount or the Final NTX Package Amount, in each case unless a final determination within the meaning of Section 1313 of the Code by the IRS (which determination shall include the execution of an IRS Form 870-AD or successor form) or the applicable Taxing Authority provides otherwise.

ARTICLE IX

Tax Matters

Section 9.01. Liability for Taxes.

(a) SU shall be responsible for, and, from and after the Closing shall indemnify and hold the SDTS Indemnitees harmless from and against, all Losses suffered or incurred by any SDTS Indemnitee to the extent arising or resulting from any of the following: (i) Taxes of or relating to GS LLC, the Subject NTX Operations or the NTX Assets which are attributable to any Pre-Closing Tax Period and the portion of any Straddle Period ending on and including the Closing Date; (ii) Taxes relating to the Subject STX Operations or the STX Assets which are attributable to any Post-Closing Tax Period and the portion of any Straddle Period beginning on the day immediately after the Closing Date; (iii) those Transfer Taxes borne by SU pursuant to Section 9.03; or (iv) (without duplication) any Taxes attributable to a Pre-Closing Tax Period or the portion of a Straddle Period ending on and including the Closing Date and resulting from a breach by SU of any SU Tax Representation or any of their covenants contained in this Article IX. Notwithstanding anything in this Section 9.01 or otherwise in this Agreement to the contrary, SU shall have no liability to SDTS for (w) Taxes to the extent such Taxes were included as a liability in calculating the NTX Working Capital Package, as finally determined pursuant to Section 1.09, (x) any Taxes to extent such Taxes were taken into account in determining the payments made from one party to the other in respect of Taxes pursuant to Section 9.01(d), (y) Taxes arising from actions taken by or at the direction of SDTS on the Closing Date after the Closing outside the ordinary course of business and (z) Taxes resulting from a breach by SDTS of the covenants in Section 9.02(d).

(b) SDTS shall be responsible for, and, from and after the Closing shall indemnify and hold the SU Indemnitees harmless from and against all Losses suffered or incurred by any SDTS Indemnitee to the extent arising or resulting from any of the following: (i) Taxes relating to the Subject STX Operations or the STX Assets which are attributable to any Pre-Closing Tax Period and the portion of any Straddle Period ending on and including the Closing Date; (ii) Taxes of or relating to GS LLC, the Subject NTX Operations and the NTX Assets which are attributable to any Post-Closing Tax Period and the portion of any Straddle Period beginning on the day immediately after the Closing Date; (iii) those Transfer Taxes borne by SDTS pursuant to Section 9.03; or (iv) (without duplication) any Taxes attributable to a Pre-Closing Tax Period or the portion of a Straddle Period ending on and including the Closing Date and resulting from a breach by SDTS of any SDTS Tax Representation or any of its covenants contained in this Article IX. Notwithstanding anything in this Section 9.01 or otherwise in this Agreement to the contrary, SDTS shall have no liability to SU for (w) Taxes to the extent that such Taxes were included as a liability in calculating the STX Working Capital Package, as finally determined pursuant to Section 1.09, (x) any Taxes to extent such Taxes were taken into account in determining the payments made from one party to the other in respect of Taxes pursuant to Section 9.01(d), (y) Taxes arising from actions taken by or at the direction of SU on the Closing Date after the Closing outside the ordinary course of business and (z) Taxes resulting from a breach by SU of the covenants in Section 9.02(d).

(c) Taxes attributable to the portion of a Straddle Period ending on or prior to the Closing Date, and to the portion of the Straddle Period beginning after the Closing Date shall be determined as follows: (i) in the case of property and other ad valorem Taxes, such Tax shall be prorated based on the number of days in the Straddle Period up to and including the Closing Date, and the number of days in the Straddle Period occurring after the Closing Date, and (ii) to the extent such Tax is measured by income or receipts or otherwise not described in clause (i) above, such Tax shall be allocated based on a closing of the books as of the end of the Closing Date; provided that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on and including the Closing Date and the period beginning after the Closing Date in proportion to the number of days in each period.

(d) To the extent the actual amount of a Tax is not known at the time the STX Working Capital Package is finally determined pursuant to Section 1.09 or the NTX Working Capital Package is finally determined pursuant to Section 1.09, SU and SDTS shall utilize the most recent information available in estimating the amount of such Tax for purposes of such determination. To the extent the actual amount of a Tax is ultimately determined to be different than the amount (if any) that was taken into account in the STX Working Capital Package or the NTX Working Capital Package, in each case, as finally determined pursuant to Section 1.09, timely payments will be made from one party to the other to the extent necessary to cause each party to bear the amount of such Tax that is allocable to such party under this Section 9.01.

Section 9.02. Tax Returns.

(a) SU shall prepare or cause to be prepared all Tax Returns which are required to be filed under applicable Law (i) on or prior to the Closing Date and relate to GS LLC, the Subject NTX Operations or the NTX Assets, (ii) after the Closing Date and relate to GS LLC, the Subject NTX Operations or the NTX Assets for any Pre-Closing Tax Period, and (iii) after the Closing Date and relate to the Subject STX Operations or the STX Assets for any Straddle Period. In the case of any Tax Return described in clause (i), such Tax Return shall be prepared in a manner that is consistent with past practices employed by SU except to the extent a change is required by Law. In the case of any Tax Return described in clause (ii), (x) such Tax Return shall be prepared in a manner that is consistent with past practices employed by SU except to the extent a change is required by Law, (y) SU shall provide a copy of such Tax Return to SDTS for review and comment not less than 20 days prior to the due date for such Tax Return (taking into account any applicable extensions) and shall reflect on such Tax Return any reasonable comments provided by SDTS within 10 days following SDTS’s receipt of such Tax Return from SU, and (z) SU shall pay to the applicable Taxing Authority an amount equal to any Taxes shown as due on such Tax Return for which SU is responsible under Section 9.01(a) (or reimburse SDTS if SDTS made such payment, which reimbursement to SDTS shall be made within 10 days after the filing of such Tax Return). In the case of any Tax Return described in clause (iii), (x) such Tax Return shall be prepared in a manner that is consistent with past practices employed by SDTS except to the extent a change is required by Law, (y) SU shall provide a copy of such Tax Return to SDTS for review and comment not less than 20 days prior to the due date for such Tax Return (taking into account any applicable extensions) and shall reflect on such Tax Return any reasonable comments provided by SDTS within 10 days following SDTS’s receipt of such Tax Return from SU, and (z) SU shall pay to the applicable Taxing Authority the amount of Taxes reflected on such Tax Return and SDTS shall reimburse SU for an amount equal to any Taxes shown as due on such Tax Return for which SDTS is responsible under Section 9.01(b), which reimbursement to SU shall be made within 10 days after the filing of such Tax Return.

(b) SDTS shall prepare or cause to be prepared all Tax Returns which are required to be filed under applicable Law (i) on or prior to the Closing Date and relate to the Subject STX Operations or the STX Assets, (ii) after the Closing Date and relate to the Subject STX Operations or the STX Assets for any Pre-Closing Tax Period, and (iii) after the Closing Date and relate to GS LLC, the Subject NTX Operations or the NTX Assets for any Straddle Period. In the case of any Tax Return described in clause (i), such Tax Return shall be prepared in a manner that is consistent with past practices employed by SDTS except to the extent a change is required by Law. In the case of any Tax Return described in clause (ii), (x) such Tax Return shall be prepared in a manner that is consistent with past practices employed by SDTS except to the extent a change is required by Law, (y) SDTS shall provide a copy of such Tax Return to SU for review and comment not less than 20 days prior to the due date for such Tax Return (taking into account any applicable extensions) and shall reflect on such Tax Return any reasonable comments provided by SU within 10 days following SU’s receipt of such Tax Return from SDTS, and (z) SDTS shall pay to the applicable Taxing Authority an amount equal to any Taxes shown as due on such Tax Return for which SDTS is responsible under Section 9.01(a) (or reimburse SU if SU made such payment, which reimbursement to SU shall be made within 10 days after the filing of such Tax Return). In the case of any Tax Return described in clause (iii), (x) such Tax Return shall be prepared in a manner that is consistent with past practices employed by SU except to the extent a change is required by Law, (y) SDTS shall provide a copy of such Tax Return to SU for review and comment not less than 20 days prior to the due date for such Tax Return (taking into account any applicable extensions) and shall reflect on such Tax Return any reasonable comments provided by SU within 10 days following SU’s receipt of such Tax Return from SDTS, and (z) SDTS shall pay to the applicable Taxing Authority the amount of Taxes reflected on such Tax Return and SU shall reimburse SDTS for an amount equal to any Taxes shown as due on such Tax Return for which SU is responsible under Section 9.01(a), which reimbursement to SDTS shall be made within 10 days after the filing of such Tax Return.

(c) The party required by Law will file all Tax Returns prepared pursuant to this Section 9.02 and each other party will cooperate with such filing party to the extent reasonably requested in connection with such filing.

(d) Except as otherwise required by applicable Tax Law, SU shall not amend, modify or otherwise change any Tax Returns which are attributable to a Pre-Closing Tax Period or a Straddle Period and relate to the Subject STX Operations or the STX Assets without SDTS’s prior written consent. Except as otherwise required by applicable Tax Law, SDTS shall not amend, modify or otherwise change any Tax Returns which are attributable to a Pre-Closing Tax Period or a Straddle Period and relate to GS LLC or to the Subject NTX Operations or the NTX Assets without SU’s prior written consent.

Section 9.03. Transfer Taxes. All Transfer Taxes resulting from the Transactions described shall be borne one-half by SU and one-half by SDTS. Each of the parties shall use, and the parties shall cause each of their Affiliates to use, reasonable efforts to avail itself of any available exemptions from or refunds of any such Transfer Taxes, and to cooperate with the other parties in providing any information and documentation that may be necessary to obtain such exemption or refund.

Section 9.04. Tax Contests; Refunds; Cooperation; Tax Treatment.

(a) Within a reasonable time (but not more than ten days) after a party or any of their respective Affiliates receives written notice of any Tax contest, audit or other proceeding relating to Taxes which are attributable to a Pre-Closing Tax Period and relate to GS LLC, the Subject NTX Operations, the NTX Assets, the Subject STX Operations or the STX Assets (each, a “Pre-Closing Tax Contest”), the party receiving such written notice shall notify the other party in writing of such Pre-Closing Tax Contest.

(b) The party that is responsible or liable under Section 9.01 for any Taxes resulting from such Pre-Closing Tax Contest (the “Responsible Party”) shall have the sole right, at such party’s expense, to control the defense of any such Pre-Closing Tax Contest. The other party (the “Other Party”), shall have the right to participate, at its own expense, in any such Pre-Closing Tax Contest which is reasonably anticipated to have the effect of directly increasing the Tax liability of the Other Party or its Affiliates for any Post-Closing Tax Period. The Responsible Party shall not settle or compromise any Pre-Closing Tax Contest in which the Other Party has a right to participate without the Other Party’s prior written consent if such settlement or compromise would directly and materially increase the Tax liability of the other party or its Affiliates for any Post-Closing Tax Period. Such consent will not be unreasonably withheld, conditioned or delayed; provided, however, that the Other Party shall consent to any settlement or compromise if the Responsible Party agrees to fully indemnify the Other Party for any increase in the Tax liability of the Other Party and its Affiliates which both is attributable to any Post-Closing Tax Period and directly results from such settlement or compromise.

(c) SDTS and SU shall jointly control the defense of any Tax contest, audit or other proceeding relating to Taxes which are attributable to a Straddle Period and relate to GS LLC, the Subject NTX Operations, the NTX Assets, the Subject STX Operations or the STX Assets (each, a “Straddle Tax Contest”). Within a reasonable time (but not more than ten days) after a party or any of their respective Affiliates receives written notice of any Straddle Tax Contest, the party receiving such written notice shall notify the other party in writing of such Straddle Tax Contest. Neither party shall settle or compromise any such Straddle Tax Contest without the other party’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

(d) The Responsible Party shall be entitled to any refund or overpayment of Taxes relating to GS LLC, the Subject NTX Operations, the NTX Assets, the Subject STX Operations or the STX Assets which are attributable to any Pre-Closing Tax Period. The amount of any refund or overpayment of Taxes for any Straddle Period shall be equitably apportioned between the applicable parties in accordance with the principles set forth in Section 9.01(c). Any such refunds received by the Other Party or any of its Affiliates shall promptly be paid (together with any interest received thereon, but net of reasonable out-of-pocket expenses incurred in seeking such refund or overpayment) over to the Responsible Party. The Other Party agrees to notify the Responsible Party promptly of both the discovery of a right to claim any such refund or overpayment and the receipt of any such refund or utilization of any such overpayment. To the extent a refund or utilization of any overpayment that gave rise to a payment under this Section 9.04(d) is subsequently disallowed or otherwise reduced, the Responsible Party shall pay to the Other Party the amount of such disallowed or reduced refund or utilization of any overpayment.

(e) Each party shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to Section 9.02, any Pre-Closing Tax Contest, Straddle Tax Contest or Tax refund or overpayment claim pursuant to this Section 9.04. Such cooperation shall include the retention and (upon the other party’s reasonable request) the provision of records and information (including making such records and information available for copying) which are reasonably relevant to any such audit, litigation or other proceeding, the timely provision to the other party of powers of attorney or similar authorizations necessary to carry out the purposes of this Article IX, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The parties agree to retain all books and records with respect to Tax matters pertinent to GS LLC, the Subject NTX Operations, the NTX Assets, the Subject STX Operations or the STX Assets relating to any Pre-Closing Tax Period or Straddle Period until the expiration of the statute of limitations (and, to the extent notified by the other party or its Affiliates, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority.

(f) Unless otherwise required pursuant to a determination by an applicable Taxing Authority, for U.S. federal income Tax purposes (and state and local Tax purposes where applicable), the parties intend for the Merger to be treated as a simultaneous exchange between SU and SDTS of the NTX Assets for the STX Assets which exchange, (a) to the extent such properties constitute real property, will qualify for Tax deferred treatment under Section 1031 of the Code to SU and SDTS and (b) to the extent not real property will be treated as boot received in connection with asset transfers that occur pursuant to the Merger. The parties will cooperate to structure the Merger in a manner consistent with such intended Tax treatment, including if requested by SU or SDTS, utilizing an “exchange accommodation titleholder” or a “qualified intermediary” as appropriate for the portion of such asset transfers that qualify as a like-kind exchange. Each party hereto shall prepare and file all Tax Returns in a manner that is consistent with the intended treatment described above, and none of the parties hereto, nor any of their respective Affiliates, shall take any position (whether in Tax Returns, Tax audits or otherwise) that is inconsistent with the intended Tax treatment described in the preceding sentence unless required to do so by a final determination within the meaning of Section 1313 of the Code.

Section 9.05. Other Provisions. Notwithstanding anything in this Agreement to the contrary, the provisions of Article VIII (other than Section 8.05(a), to the extent relating to the survival of the SU Tax Representations or SDTS Tax Representations or the covenants set forth in this Article IX) shall not apply to indemnification with respect to Taxes or Tax Liabilities, indemnification with respect to breaches of SU Tax Representations or SDTS Tax Representations, Pre-Closing Tax Contests or any other Tax matter covered under this Article IX.

Section 9.06. 1031 Allocation. SDTS and SU shall use commercially reasonable efforts to agree, within 30 days after the date that the Final Statements are finally determined pursuant to Section 1.09, to the classification of each NTX Asset and STX Asset for purposes of determining which of the NTX Assets and the STX Assets are real property for purposes of Section 1031 of the Code (the “1031 Allocation”). If SDTS and SU reach an agreement with respect to the 1031 Allocation, (i) SDTS and SU shall, and shall cause their Affiliates to, report consistently with the 1031 Allocation in all Tax Returns, and neither SDTS nor SU shall take any position in any Tax Return that is inconsistent with the 1031 Allocation, in each case, unless required to do so by a final determination within the meaning of Section 1313 of the Code, and (ii) each of SDTS and SU agree to promptly advise each other regarding the existence of any Tax audit, controversy or litigation related to the 1031 Allocation.

ARTICLE X

Additional Agreements

Section 10.01. Publicity. Except with respect to (a) any press release or public statement in connection with the HIFR Merger Agreement that relates to an Adverse Recommendation Change, a Superior Proposal or any matter relating to the foregoing (to the extent that it is reasonably necessary in connection with the disclosure of such matters to refer to the Transactions) or (b) a press release or other public statement that is consistent in all material respects with previous press releases, public disclosures or public statements made by SDTS, SU or Oncor (or their Affiliates) in accordance with this Agreement, including in investor conference calls, SEC filings, Q&As or other publicly disclosed documents (so long as such disclosure is still accurate in all material respects (and not misleading)), each party shall, to the extent reasonably practicable, consult with the other parties before issuing, and give the other parties a reasonable opportunity to review and comment upon, any press release or other public statements with respect to this Agreement and the Transactions and shall not issue any such press release or make any public announcement without the prior consent of the other parties, which consent shall not be unreasonably withheld, conditioned or delayed, except that such consent requirement shall not apply to any disclosures required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange.

Section 10.02. Limited Representations. The parties expressly acknowledge and agree that (a) SDTS and Oncor have not made and shall not be deemed to have made to SU any representations or warranties relating to the STX Assets, the Subject STX Operations or any other matter, except for the representations and warranties expressly made by SDTS in Article III of this Agreement and (b) SU has not made and shall not be deemed to have made to SDTS any representations or warranties relating to the NTX Assets, the Subject NTX Operations or any other matter, except for the representations and warranties expressly made by SU in Article IV of this Agreement. Without limiting the generality of the foregoing, the parties further acknowledge and agree that none of SDTS, Oncor, SU or their respective Affiliates or Representatives has made or is making any (i) express or implied warranties as to any financial projections or other forward-looking information with respect to the Subject STX Operations or the Subject NTX Operations, as applicable, (ii) implied warranties of merchantability and fitness for a particular purpose with respect to the STX Assets or the NTX Assets, as applicable, or (iii) express or implied warranties as to any other matter which, under applicable Law, would be deemed to give rise to any express or implied warranty unless such warranties were expressly disclaimed, and SDTS, Oncor and SU hereby disclaim any other representations or warranties that would otherwise be deemed to be made by SDTS, Oncor or SU or their respective Affiliates or Representatives in connection with this Agreement or the Transactions. Each party further agrees not to assert any Claims or take any position in any Legal Proceeding that is inconsistent with the provisions of this Section 10.02.

Section 10.03. Post-Closing Information.

(a) For a period of seven years after the Closing Date, upon reasonable written notice, each of SDTS and SU shall afford or cause to be afforded to the other party and its Affiliates and their respective Representatives reasonable access to the personnel, properties, books, Contracts, commitments and records, in each case if and to the extent relating to the STX Package or the NTX Package, as applicable, for any reasonable business purpose, including in respect of the preparation of financial statements, disclosure documents and reports or filings (including Tax Returns) with any Governmental Entity, of such other party and its Affiliates; provided, however, that such access does not unreasonably disrupt the normal operations of such other party or any of its Affiliates. Nothing contained in this Section 10.03 shall oblige SDTS or SU or any of their respective Affiliates to breach any duty of confidentiality owed to any person, whether such duty arises contractually, statutorily or otherwise. In addition, notwithstanding anything to the contrary contained in this Section 10.03, no party or any of its Affiliates shall be obligated to provide to any other party (x) any work papers or similar materials prepared by the independent public accountants of such party or its Affiliates, except to the extent that such accountants agree to provide access to such work papers or similar materials upon such terms and conditions as shall be determined by such accountants in their sole discretion, or (y) any documents or information that are protected by the attorney-client privilege or work product doctrines if the applicable party determines in its reasonable discretion that providing copies or access to such documents or information could give rise to a possible waiver of such privilege or doctrine.

(b) SU will use commercially reasonable efforts to identify, collect and deliver all NTX Books and Records to Oncor within ninety (90) days after the Closing Date (subject to clauses (x) and (y) in the final sentence of Section 10.03(a)); provided, however, that (A) where compliance with the foregoing would be unduly burdensome with respect to immaterial NTX Books and Records, or where additional time is reasonably required to determine to which assets books and records relate, SU, Oncor and SDTS will cooperate to determine a reasonable plan for the delivery of such NTX Books and Records and (B) where NTX Books and Records are not reasonably separable from the SU Retained Books and Records, SU will use commercially reasonable efforts to deliver to SDTS a copy or other reasonable substitute for such records.

(c) SDTS will use commercially reasonable efforts to identify, collect and deliver all STX Books and Records to SU within ninety (90) days after the Closing Date (subject to clauses (x) and (y) in the final sentence of Section 10.03(a)); provided, however, that (A) where compliance with the foregoing would be unduly burdensome with respect to immaterial STX Books and Records, or where additional time is reasonably required to determine to which assets books and records relate, SU, Oncor and SDTS will cooperate to determine a reasonable plan for the delivery of such STX Books and Records and (B) where STX Books and Records are not reasonably separable from the SDTS Retained Books and Records, SDTS will use commercially reasonable efforts to deliver to SU a copy or other reasonable substitute for such records.

Section 10.04. Personally Identifiable Information. Each of the parties shall (a) comply with its obligations under all applicable data protection Laws relating to personally identifiable information provided or made available to such party by another party in connection with the Transactions (“PII”) and shall hold all PII in confidence, comply with the providing party’s reasonable instructions regarding the handling of PII and take security measures to safeguard PII against unauthorized, unlawful or accidental access, loss, destruction, damage, disclosure, transfer or other improper use and (b) treat Proprietary Customer Information provided by the other party as highly sensitive trade secrets and confidential commercially sensitive information consistent with applicable PURA provisions, PUCT rules, guidelines, and practices and ERCOT Protocols and practices.

Section 10.05. Nontransferable Rights.

(a) SU shall use commercially reasonable efforts to obtain, at the earliest reasonably practicable date prior to the Closing Date, the consent and approvals required in order to allocate to SDTS all rights and interests of SU or its Affiliates under (a) the NTX Contributed Warranties, and (b) the Contracts and Permits included in the NTX Assets (collectively, the “SU Required Authorizations”). In the event that any SU Required Authorization shall not be obtained by SU prior to the Closing Date, SU agrees that it will provide to SDTS on the Closing Date a list of each such NTX Contributed Warranty, Contract and Permit (each, together with any NTX Contributed Warranty identified to SU by SDTS following Closing as requiring a Consent or Approval, whether due to a dispute by SDTS with any manufacturer, seller, supplier or other Person regarding the effectiveness of the allocation of any NTX Contributed Warranty pursuant to this Agreement or otherwise, an “SU Nontransferable Right”) that cannot be allocated at the Closing without obtaining such SU Required Authorizations and will continue to use commercially reasonable efforts to (X) obtain Consents or Approvals or (Y) with respect to the NTX Contributed Warranties and if requested by SDTS or the applicable counterparty, enter into a written assignment of such NTX Contributed Warranties to SDTS, in each case as promptly as reasonably practicable after the Closing Date, with respect to such SU Nontransferable Rights; provided, that, from and after the Closing Date, until such time as each such SU Required Authorization is obtained, SU shall continue to hold such SU Nontransferable Rights and provide SDTS to the greatest extent possible with the benefits under or in respect of all SU Nontransferable Rights, subject, in the case of any Contract or Permit, to the assumption by SDTS of SU’s obligations thereunder. Without limiting the generality of the foregoing, if and so long as any SU Required Authorization for the transfer and assignment of any SU Nontransferable Right has not been obtained, SU shall, at SDTS’s expense, (i) hold any such SU Nontransferable Rights in trust for the use and benefit of SDTS, (ii) provide SDTS with such benefits under or in respect of such SU Nontransferable Rights as will not result in a violation or breach of, or constitute a default under, the terms thereof, including enforcement for the account of SDTS of any and all rights of SU in respect of Claims that SU may now or hereafter have against any other party thereto, whether arising from the breach or cancellation thereof or otherwise, (iii) to the extent that such action will not result in a breach or violation of, or default under, the terms of such SU Nontransferable Rights, transfer to SDTS all assets and rights, including all monies, received in respect of such SU Nontransferable Rights and (iv) to the extent that the provisions of clauses (i), (ii) and (iii) above are not sufficient to transfer all of the benefits of such SU Nontransferable Rights (other than legal title), take such actions as are reasonably required to transfer all of the benefits of such SU Nontransferable Rights (other than legal title) to SDTS.

(b) SDTS shall use commercially reasonable efforts to obtain, at the earliest reasonably practicable date prior to the Closing Date, the consent and approvals required in order to allocate to SU all rights and interests of SDTS or its Affiliates under (a) the STX Contributed Warranties, and (b) the Contracts and Permits included in the STX Assets (collectively, the “SDTS Required Authorizations”). In the event that any SDTS Required Authorization shall not be obtained by SDTS prior to the Closing Date, SDTS agrees that it will provide to SU on the Closing Date a list of each such STX Contributed Warranty, Contract and Permit (each, together with any STX Contributed Warranty identified to SDTS by SU following Closing as requiring a Consent or Approval, whether due to a dispute by SU with any manufacturer, seller, supplier or other Person regarding the effectiveness of the allocation of any STX Contributed Warranty pursuant to this Agreement or otherwise, an “SDTS Nontransferable Right”) that cannot be allocated at the Closing without obtaining such SDTS Required Authorizations and will continue to use commercially reasonable efforts to (X) obtain Consents or Approvals or (Y) with respect to the STX Contributed Warranties and if requested by SU or the applicable counterparty, enter into a written assignment of such STX Contributed Warranties to SU, in each case as promptly as reasonably practicable after the Closing Date, with respect to such SDTS Nontransferable Rights; provided, that, from and after the

Closing Date, until such time as each such SDTS Required Authorization is obtained, SDTS shall continue to hold such SDTS Nontransferable Rights and provide SU to the greatest extent possible with the benefits under or in respect of all SDTS Nontransferable Rights, subject, in the case of any Contract or Permit, to the assumption by SU of SDTS’s obligations thereunder. Without limiting the generality of the foregoing, if and so long as any SDTS Required Authorization for the transfer and assignment of any SDTS Nontransferable Right has not been obtained, SDTS shall, at SU’s expense, (i) hold any such SDTS Nontransferable Rights in trust for the use and benefit of SU, (ii) provide SU with such benefits under or in respect of such SDTS Nontransferable Rights as will not result in a violation or breach of, or constitute a default under, the terms thereof, including enforcement for the account of SU of any and all rights of SDTS in respect of Claims that SDTS may now or hereafter have against any other party thereto, whether arising from the breach or cancellation thereof or otherwise, (iii) to the extent that such action will not result in a breach or violation of, or default under, the terms of such SDTS Nontransferable Rights, transfer to SU all assets and rights, including all monies, received in respect of such SDTS Nontransferable Rights and (iv) to the extent that the provisions of clauses (i), (ii) and (iii) above are not sufficient to transfer all of the benefits of such SDTS Nontransferable Rights (other than legal title), take such actions as are reasonably required to transfer all of the benefits of such SDTS Nontransferable Rights (other than legal title) to SU.

(c) Prior to the Closing Date, Oncor, SU and SDTS shall reasonably cooperate with each other in good faith to determine the Master Governing Contracts to be included in the NTX Assets (the “Transferred Master Governing Contracts”) and allocated to SDTS pursuant to the Merger. Each of SDTS and SU acknowledge and agree that in connection with such determination, SDTS or SU may be required to enter into substitute Master Governing Contracts for the benefit of SDTS or SU, as applicable, following the Closing, and each will reasonably cooperate and use commercially reasonable efforts to ensure that each party’s future operations are conducted under separate contracts unless the parties jointly determine to do otherwise.

Section 10.06. Further Assurances . From time to time after the Closing, as and when requested by either party hereto, the other party shall, at the expense of the requesting party (but subject to Section 10.05), execute and deliver, or cause to be executed and delivered, all such documents and instruments and take, or cause to be taken, all such further or other actions as such requesting party may reasonably deem necessary or desirable to evidence and effectuate the Transactions. In addition, SDTS and SU shall (i) provide prompt notice to the other party upon discovery that any Contract, Owned Property or Real Property Agreements reasonably believed to be primarily related to the Subject STX Operations or Subject NTX Operations, as applicable, was not allocated or conveyed to the proper party upon the consummation of the Transactions and (ii) assign or otherwise convey, at the expense of the assigning or conveying party, such Contract, Owned Property or Real Property Agreement to the proper party. Notwithstanding anything to the contrary in this Agreement, upon the assignment or conveyance of any Contract, Owned Property or Real Property Agreement pursuant to this Section 10.06, Schedule A, Schedule C or the applicable Property Schedule shall be deemed supplemented or amended without the need for consent from SDTS, SU or Oncor to include such Contract, Owned Property or Real Property Agreements and shall be given effect for all purposes of this Agreement as if such supplement or amendment had been reflected in Schedule A, Schedule C or the applicable Property Schedule, as applicable, as of the date of this Agreement.

ARTICLE XI

Miscellaneous

Section 11.01. Assignment; Parties in Interest. Neither this Agreement nor any of the rights, interests and obligations of the parties hereunder may be assigned, delegated or transferred, in whole or in part, by any of the parties hereto (including by operation of law in connection with a merger or consolidation or otherwise) without the prior written consent of each of the parties hereto. Notwithstanding any assignment or transfer of this Agreement or the rights and obligations of the parties hereunder, each of the parties shall remain responsible for all of its liabilities and obligations under this Agreement. Subject to the first sentence of this Section 11.01, this Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and their respective successors and assigns, the Indemnified Parties (with respect to the provisions of Article VIII), and no other Person shall have any right, obligation or benefit hereunder. Any attempted assignment or transfer in violation of this Section 11.01 shall be null and void.

Section 11.02. No Third Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and the other Persons identified in Section 11.01, and nothing herein expressed or implied shall give or be construed to give to any other Person any legal or equitable rights, obligations or benefits hereunder.

Section 11.03. Expenses. Whether or not the Transactions are consummated, except as otherwise expressly provided herein (including Section 5.05 and Section 5.08), each of the parties hereto shall be responsible for the payment of its own costs and expenses incurred in connection with the preparation, negotiation, execution, delivery and performance of this Agreement and the Ancillary Agreements, the performance of its obligations hereunder and thereunder and the planning for, implementation and consummation of the Transactions, including the fees and disbursements of any attorneys, accountants, brokers or advisors employed or retained by or on behalf of such party.

Section 11.04. Notices. All notices, requests, permissions, waivers and other communications hereunder shall be in writing and shall be deemed duly given (a) if sent by registered or certified mail, on the earlier of confirmed receipt or the third business day after they have been sent by registered or certified mail, return receipt requested, postage prepaid, (b) if sent by electronic mail, upon written confirmation of receipt by e-mail or otherwise, (c) if delivered personally to the intended recipient, when delivered and (d) if sent by overnight delivery via recognized international courier service, on the first business day after they have been sent, in each case, addressed to a party at the following address for such party:

(i)	if to SDTS (prior to Closing):

Sharyland Distribution & Transmission Services, L.L.C.

c/o InfraREIT, Inc.

1900 North Akard Street

Dallas, Texas 75201

Attention: Stacey H. Doré

with a copy, which shall not constitute effective notice, to:

Gibson, Dunn & Crutcher LLP

2100 McKinney Avenue

Dallas, TX 75201-6912

Attention: Doug Rayburn and

Hunton Andrews Kurth LLP

600 Travis, Suite 4200

Houston, TX 77002

Attention: G. Michael O’Leary

(ii)	if to SU:

Sharyland Utilities, L.P.

1900 North Akard Street

Dallas, Texas 75201

Attention: Legal Department

with a copy, which shall not constitute effective notice, to:

Baker Botts L.L.P.

2001 Ross Avenue

Dallas, Texas 75201

Attention: Geoffrey L. Newton and M. Preston Bernhisel

(iii)	if (A) to Oncor or (B) SDTS (following Closing):

Oncor Electric Delivery Company LLC

1616 Woodall Rogers Freeway

Dallas, Texas 75202

Attention: Matthew C. Henry and Michael L. Davitt

with a copy, which shall not constitute effective notice, to:

Vinson & Elkins L.L.P.

2001 Ross Avenue, Suite 3900

Dallas, Texas 75201

Attention: Chris Rowley

or to such other addresses as shall be furnished in writing by any such party to the other party or parties hereto in accordance with the provisions of this Section 11.04.

Section 11.05. Headings; Disclosure Schedules; Definitions; Interpretation.

(a) The descriptive headings of the several Articles and Sections of this Agreement and the Exhibits, Schedules and Table of Contents to this Agreement are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall have the meaning as defined in this Agreement.

(b) For purposes of the representations and warranties of each party contained in this Agreement, disclosure in any section of a Disclosure Schedule delivered by such party of any facts or circumstances shall be deemed to be adequate disclosure of such facts or circumstances with respect to all other representations or warranties made by such party, whether or not such disclosure specifically identifies or purports to respond to one or more of such other representations and warranties, to the extent reasonably apparent on the face of such Disclosure Schedule that such disclosure pertains to the subject matter of such other representations and warranties. Any information provided in a Disclosure Schedule is solely for informational purposes, and the inclusion of such information shall not be deemed to enlarge or enhance any of the representations or warranties of the party providing such Disclosure Schedule pursuant to this Agreement, or otherwise alter in any way the terms of this Agreement. The inclusion of any information in any section of the Disclosure Schedule or other document delivered by the parties pursuant to this Agreement shall not be deemed to be an admission or evidence of the materiality of such item, nor shall it establish a standard of materiality for any purpose whatsoever.

(c) For all purposes hereof, the terms “include”, “includes” and “including” shall be deemed followed by the words “without limitation”. The words “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends or applies, and such phrase does not mean simply “if”. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument or Law defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or Law as from time to time amended, modified or supplemented. References to a Person are also to its permitted successors and assigns.

(d) For all purposes of this Agreement, the defined terms in this Agreement shall have the meanings ascribed to them in Schedule 1 hereto.

Section 11.06. Integrated Contract; Exhibits and Schedules. This Agreement, including the Schedules and Exhibits hereto, any certificates delivered pursuant hereto, any written amendments to the foregoing satisfying the requirements of Section 11.12, the HIFR-Oncor Confidentiality Agreement, the Other Confidentiality Agreements and the Ancillary Agreements, including the schedules, exhibits and annexes thereto, constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and cancel, merge and supersede all prior and contemporaneous oral or written agreements, representations and warranties, arrangements and understandings relating to the subject matter hereof. The parties expressly represent that in entering into this Agreement: (a) they are not relying upon any statements, understandings, representations, expectations, or agreements other than those expressly set forth in this Agreement and the Ancillary Agreements; (b) they have been represented and advised by counsel in connection with this Agreement, which they have entered into voluntarily and of their own choice, and not under coercion or duress; (c) they are relying upon their own knowledge and the advice of counsel; and (d) they knowingly waive any right to rescind or avoid this Agreement based upon presently existing facts, known or unknown. All Exhibits and Schedules hereto are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement. In the event of any conflict between the provisions of this Agreement (including the Disclosure Schedules and Exhibits hereto), on the one hand, and the provisions of the HIFR-Oncor Confidentiality Agreement, the Other Confidentiality Agreements or the Ancillary Agreements (including the schedules and exhibits thereto), on the other hand, the provisions of this Agreement shall control. Subject in all respects to the termination of the SU/SDTS Leases pursuant to the terms of the Omnibus Termination Agreement, nothing in this Section 11.06 is deemed to modify or amend any of SU’s or SDTS’s, as applicable, rights or obligations under the SU/SDTS Leases.

Section 11.07. Severability; Enforcement. The invalidity, illegality or unenforceability of any provision of this Agreement or portion hereof shall not affect the validity, force or effect of the remaining provisions or portions hereof. If it is ever held under applicable Law that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, each party agrees that a court of competent jurisdiction may enforce such restriction to the maximum extent permitted by Law, and each party hereby agrees to negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a reasonably acceptable manner in order that the Transactions may be consummated as originally intended to the fullest extent possible.

Section 11.08. Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal Laws of the State of Delaware, without regard to the Laws of any other jurisdiction that might be applied because of the conflicts of Laws principles of the State of Delaware, except that Article I (including the effectiveness of the Merger and the effects thereof and the treatment of the Merger under applicable Law) shall be governed by the internal Laws of the State of Texas.

Section 11.09. Choice of Forum.

(a) Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement or the Ancillary Agreements brought by any party or its Affiliates against any other party or its Affiliates shall be brought and determined in any federal or state court located in Dallas County in the State of Texas. Each of the parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Texas, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Texas as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient.

(b) Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Texas as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement or the Ancillary Agreements, or the subject matter hereof or thereof, may not be enforced in or by such courts.

Section 11.10. Transaction Privilege.

(a) With respect to Baker Botts L.L.P., Vinson & Elkins LLP and any other counsel that represents SU in connection with the Transactions (collectively, “SU Counsel”):

(i) Each of the parties hereto irrevocably acknowledges and agrees that, from and after the Closing, any attorney-client privilege arising from communications prior to the Closing between any one or more representatives of SU, on the one hand, and SU Counsel, on the other hand, related to this Agreement or the Transactions shall be excluded from the property, rights, privileges, powers, franchises and other interests that are possessed by or vested in SDTS as of the Effective Time pursuant to the TBOC. All communications involving attorney-client confidences between SU, on the one hand, and SU Counsel, on the other hand, relating to the negotiation, documentation and consummation of the Transactions shall be deemed to be attorney-client confidences that belong solely to SU, as applicable (and not SDTS).

(ii) This Section 11.10(a) is for the benefit of SU. This Section 11.10(a) shall be irrevocable, and no term of this Section 11.10(a) may be amended, waived or modified, without the prior written consent of SU.

(b) With respect to Gibson, Dunn & Crutcher LLP, Hunton Andrews Kurth LLP, Eversheds Sutherland (US) LLP and any other counsel that represents SDTS in connection with the Transactions (“SDTS Counsel”):

(i) Each of the parties hereto irrevocably acknowledges and agrees that, from and after the Closing, any attorney-client privilege arising from communications prior to the Closing between any one or more representatives of SDTS, on the one hand, and SDTS Counsel, on the other hand, related to this Agreement or the Transactions shall be excluded from the property, rights, privileges, powers, franchises and other interests that are possessed by or vested in SU as of the Effective Time pursuant to the TBOC. All communications involving attorney-client confidences between SDTS, on the one hand, and SDTS Counsel, on the other hand, relating to the negotiation, documentation and consummation of the Transactions shall be deemed to be attorney-client confidences that belong solely to SDTS, as applicable (and not SU).

(ii) This Section 11.10(b) is for the benefit of SDTS. This Section 11.10(b) shall be irrevocable, and no term of this Section 11.10(b) may be amended, waived or modified, without the prior written consent of SDTS.

Section 11.11. Waiver of Jury Trial(a) . EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY HEREBY CERTIFIES AND ACKNOWLEDGES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (b) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (c) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (d) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS Section 11.11.

Section 11.12. Amendments; Waivers. This Agreement may be amended, modified, superseded or canceled and any of the terms, covenants, representations, warranties or conditions hereof may be altered only by an instrument in writing signed by each of the parties hereto. The observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) by the party or parties entitled to the benefits of such term, but such waiver shall be effective only if it is in a writing signed by the party or parties entitled to the benefits of such term and against which such waiver is to be asserted. Unless otherwise expressly provided in this Agreement, no delay or omission on the part of any party in exercising any right or privilege under this Agreement shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right or privilege under this Agreement operate as a waiver of any other right or privilege under this Agreement nor shall any single or partial exercise of any right or privilege preclude any other or further exercise thereof or the exercise of any other right or privilege under this Agreement. Notwithstanding anything to the contrary in this Agreement, unless specifically provided that SDTS (as opposed to Oncor) may waive a particular term of this Agreement, no waiver of any term of this Agreement may be made by SDTS without the prior written consent of Oncor.

Section 11.13. Specific Enforcement. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled at law or in equity.

Section 11.14. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered, in person or by facsimile, or by electronic image scan to the other parties hereto.

[Remainder of the page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

SDTS:

SHARYLAND DISTRIBUTION & TRANSMISSION SERVICES, L.L.C.

By:	/s/ Brant Meleski
Name: Brant Meleski
Title: Senior Vice President and Chief Financial Officer

[Signature Page to Asset Exchange Agreement and Plan of Merger]

SU:

SHARYLAND UTILITIES, L.P.,
A TEXAS LIMITED PARTNERSHIP

By:	Sharyland Holdings, L.L.C., its General Partner

By:	/s/ Hunter L. Hunt
Name: Hunter L. Hunt
Title: Chairman

[Signature Page to Asset Exchange Agreement and Plan of Merger]

ONCOR:

ONCOR ELECTRIC DELIVERY COMPANY LLC

By:	/s/ Don J. Clevenger
Name: Don J. Clevenger
Title: Senior Vice President and Chief Financial Officer

[Signature Page to Asset Exchange Agreement and Plan of Merger]

Schedule 1

Definitions

For all purposes of this Agreement, the terms set forth below have the following respective meanings:

“1031 Allocation” has the meaning set forth in Section 9.06.

“Adverse Recommendation Change” has the meaning set forth in the HIFR Merger Agreement.

“Affiliate” means, with respect to any Person, (a) any Subsidiary of such Person or (b) any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such Person; provided, notwithstanding anything to the contrary, Hunt and SU are deemed not to be Affiliates of SDTS. For the purposes of this definition, “control” means the possession of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise. For the avoidance of doubt, Sempra Energy shall be deemed to be an Affiliate of Oncor for purposes of Section 5.05(h) and Section 5.08.

“Agreed Claims” has the meaning set forth in Section 8.04(b).

“Agreement” has the meaning set forth in the Preamble.

“Amarillo TOC” means the transmissions operations center located near Amarillo, Texas and described in Part II of Schedule C.

“Ancillary Agreements” means all agreements and instruments (a) executed and delivered on or after the date of this Agreement in connection with the transactions contemplated hereby (including the Omnibus Termination Agreement and any applicable letter agreement to which SDTS or SU is a party) or (b) to be executed and delivered at the Closing in accordance with the terms of this Agreement or in order to consummate the Transactions. The term “applicable Ancillary Agreements” means, with respect to a party, all Ancillary Agreements to which such party is, or is proposed (under the terms of this Agreement) to be, a party.

“APA 2001.144” means the Administrative Procedure Act, Tex. Gov’t Code Ann. § 2001.144.

“Applicable Asset Identification Information” has the meaning set forth in Section 1.08(c).

“Applicable Lease” means any lease between SDTS and SU, regardless of whether such lease (a) was in effect immediately prior to the Closing or (b) terminated or expired at any time prior to the Closing.

“Applicable Transmission System” means any transmission system owned by SDTS or GS LLC immediately following the Effective Time, other than (i) any transmission system that was owned by Oncor prior to the consummation the transactions contemplated by the Agreement and Plan of Merger, dated July 21, 2017, by and among SDTS, SDTS AssetCo L.L.C., SU, SU AssetCo L.L.C, Oncor and Oncor AssetCo LLC or (ii) any transmission system that embodies the Intellectual Property in the Oncor tower design licensed pursuant to the Tower Design License Agreement, dated as of November 9, 2017, among Oncor, SDTS and (pursuant to an undertaking) SU.

Schedule 1 — Definitions	Page 1

“Arbiter Objection Statement” has the meaning set forth in Section 1.09(f).

“Available Employee” means any Business Employee who is identified as a “Listed Employee” by SU pursuant to the Employee Matters Letter Agreement; provided, however, that for purposes of the enforcement of any provision of this Agreement, such term shall not include any such Listed Employee to whom Oncor does not actually make an offer of employment and ultimately hire pursuant to the Employee Matters Letter Agreement.

“business day” means any day except for a Saturday or Sunday, or any other day on which commercial banks are not required or authorized to close in Dallas, Texas.

“Business Employee” means any employee of SU or any of its Affiliates whose primary work duties involve providing services as an employee with respect to the Subject NTX Operations.

“Certificate of Merger” has the meaning set forth in Section 1.02.

“CFIUS” means the Committee on Foreign Investment in the United States.

“CFIUS Approval” means (a) a written notification issued by CFIUS that it has determined (i) that the Transactions and the other transactions contemplated by the PUCT Filing are not a “covered transaction” pursuant to the DPA or (ii) there are no unresolved national security concerns with respect to the transactions and CFIUS has concluded all action with respect to its review (or, if applicable, investigation) of the transactions, or (b) if CFIUS has sent a report to the President of the United States requesting the President’s decision with respect to the Transactions and the other transactions contemplated by the PUCT Filing, either (i) the period under the DPA during which the President may announce his decision to take action to suspend or prohibit the Transactions and the other transactions contemplated by the PUCT Filing has expired without any action being announced or taken, or (ii) the President has announced a decision not to take any action to suspend or prohibit the Transactions and the other transactions contemplated by the PUCT Filing.

“Claim” means any demand, claim, lawsuit, investigation, proceeding, cause of action or chose in action, right of recovery or right of set-off of any kind of character.

“Claim Certificate” has the meaning set forth in Section 8.04(b).

“Closing” has the meaning set forth in Section 2.01.

“Closing Date” has the meaning set forth in Section 2.01.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidential Information” shall mean all written information regarding the NTX Package, including sensitive business, operational, and proprietary information (such as Proprietary Customer Information), that is confidential or proprietary to the SU Entities or is not otherwise generally available to the public.

Schedule 1 — Definitions	Page 2

“Consents or Approvals” means, with respect to a Person, any (a) consent, approval, license, Permit, order or authorization of any other Person, (b) obligation of such Person under any Law, Order or Contract to provide notice, (c) waiver that such Person is required to obtain under any Law, Order, Contract or Permit, including the waiver of a breach, default or event of default of such Person or the right of any other Person to terminate any rights or accelerate any obligations of such Person, and, for the avoidance of doubt, waiver of any event of default or right of termination triggered by the Transactions or (d) release that such Person is required to obtain of any Lien, in each case of the foregoing without regard to any cure periods, the requirement of any other Person to provide notice, the requirement that time elapse, or any combination of the foregoing.

“Contract” means any note, bond, mortgage, indenture, arrangement, commitment, deed of trust, contract, agreement, lease (whether for real or personal property), easement, license, right of way, permit or other instrument or obligation.

“Data and Operational Security Requirements” means collectively, all of the following to the extent relating to privacy, personal data rights, data protection or data security of data and information (including Personal Data or Intellectual Property) or to the integrity and availability of the IT Assets, in each case solely with respect to the NTX Assets and the Subject NTX Operations: all (a) applicable Laws and (b) each of the SU Entities’ own rules, policies and procedures.

“Debt Financing” has the meaning set forth in Section 5.08(a).

“Delivering Party” has the meaning set forth in Section 1.08(e) or Section 1.09(c), as applicable.

“Disclosure Schedules” means the SDTS Disclosure Schedule, the SU Disclosure Schedule and the Oncor Disclosure Schedule.

“Disputed Amount” has the meaning set forth in Section 1.09(d).

“Disqualifying Operator Conduct” means (a) any action or inaction on the part of SU that constitutes a breach of its obligations under an SU/SDTS Lease or (b) any action taken by SU in its capacity as operator under an SU/SDTS Lease which, if taken by SDTS, would constitute a violation of Section 5.01 of this Agreement, other than, any action (x) in the case of clause (b), required under the terms of the applicable SU/SDTS Lease or (y) in the case of clauses (a) and (b), taken at the express written direction of, or with the written consent of, SDTS.

“DPA” means the Defense Production Act of 1950, as amended, 50 U.S.C. § 4565, the regulations promulgated thereunder, 31 C.F.R. Part 800 and any executive order issued pursuant to the DPA.

“DOL” means the U.S. Department of Labor.

“Effective Time” has the meaning set forth in Section 1.02.

“Employee Benefit Plan” means any “employee benefit plan” (within the meaning of Section 3(3) of ERISA, regardless of whether such plan is subject to ERISA), and any other personnel policy (oral or written), equity option, restricted equity, equity purchase plan, other equity or equity-based compensation award, plan or arrangement, phantom equity or appreciation rights award, plan or

Schedule 1 — Definitions	Page 3

arrangement, collective bargaining agreement, bonus plan or arrangement, incentive award, plan or arrangement, vacation or holiday pay policy, retention or severance pay plan, policy or agreement, deferred compensation plan, agreement or arrangement, change in control plan, agreement or arrangement, hospitalization or other welfare, medical, dental, vision, accident, disability, life or other insurance, executive compensation or supplemental income arrangement, consulting agreement, employment, severance or retention agreement, and any other plan, agreement, arrangement, program, practice, or understanding providing any compensation or benefits, in each case established or maintained by any SU Entity or to which any SU Entity contributes or is obligated to contribute, for the benefit of any Available Employee.

“Employee Information” has the meaning set forth in Section 5.12.

“Employee Matters Letter Agreement” means that certain letter agreement, dated as of the date hereof, entered into by and among Oncor, SU and HUS regarding certain employee matters.

“Enforceability Exceptions” means, with reference to the enforcement of the terms and provisions of this Agreement, the Ancillary Agreements or any other Contract, that the enforcement thereof is or may be subject to the effect of (a) applicable bankruptcy, receivership, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer and other similar laws relating to or affecting the enforcement of the rights and remedies of creditors or parties to executory Contracts generally, (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity) and the exercise of equitable powers by a court of competent jurisdiction and (c) applicable Law or public policy limiting the enforcement of provisions providing for the indemnification of any person.

“Environmental Laws” means any Laws in effect as of the date hereof relating to protection of the environment, including the protection of flora and fauna and the quality of the ambient air, soil, surface water or groundwater, and relating to health and safety matters or any actual or potential Release of any Hazardous Materials.

“Environmental Permits” means all Permits required under applicable Environmental Laws.

“Equity Financing” has the meaning set forth in Section 5.08(a).

“Equity Interests” means (a) with respect to any corporation, all shares, interests, participations or other equivalents of capital stock of such corporation, however designated, (b) with respect to any partnership, all partnership interests or units, participations or equivalents of partnership interests of such partnership, however designated or (c) with respect to any limited liability company, all limited liability company or membership interests or units, participations or equivalents of limited liability company or membership interests of such limited liability company, however designated.

“ERCOT” means the Electric Reliability Council of Texas, Inc.

“ERCOT Protocols” means the documents adopted by ERCOT, including any attachments or exhibits referenced therein, as amended from time to time that contain the scheduling, operating, planning, reliability, and settlement (including customer registration) policies, rules, guidelines, procedures, standards, and criteria of ERCOT including all polices, guidelines, procedures, forms, and applications contained within the “Other Binding Documents” adopted by ERCOT.

Schedule 1 — Definitions	Page 4

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b) or (c) of the Code or Section 4001(b)(l) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to section 4001(a)(14) of ERISA.

“Estimated Closing Statements” has the meaning set forth in Section 1.08(d).

“Exchange Act” has the meaning set forth in Section 3.03(b).

“Excluded Breach of Representations” means a breach of a SDTS Representation (a) of which SU had actual knowledge as of the date of this Agreement and (b) of which SDTS did not have actual knowledge as of the date of this Agreement. As used in this definition, (x) “actual knowledge” of SU shall mean the actual knowledge of Greg Boggs, Mark Spencer or Greg Wilks of the underlying facts and circumstances and (y) “actual knowledge” of SDTS shall mean the actual knowledge of Brian Bell or Brant Meleski of the underlying facts and circumstances.

“FCPA” has the meaning set forth in Section 4.22.

“FERC” means the Federal Energy Regulatory Commission.

“FERC Approval” has the meaning set forth in Section 3.03(b).

“Final Arbiter” means KPMG or, if such firm declines to serve, any nationally-recognized accounting firm reasonably agreed by Oncor and SU.

“Final NTX Amount” has the meaning set forth in Section 1.09(g)(ii)(A).

“Final NTX Package Amount” has the meaning set forth in Section 1.08(b).

“Final NTX Schedule” has the meaning set forth in Section 1.09(b).

“Final NTX Statement” has the meaning set forth in Section 1.09(b).

“Final Statements” has the meaning set forth in Section 1.09(b).

“Final STX Amount” has the meaning set forth in Section 1.09(g)(i)(A).

“Final STX Package Amount” has the meaning set forth in Section 1.08(a).

“Final STX Schedule” has the meaning set forth in Section 1.09(a).

“Final STX Statement” has the meaning set forth in Section 1.09(a).

“Financing” has the meaning set forth in Section 5.08(a).

“FLSA” means the Fair Labor Standards Act of 1938, as amended.

Schedule 1 — Definitions	Page 5

“Fourth Amended and Restated SDTS Company Agreement” has the meaning set forth in Section 1.06(b).

“Future Development Agreement” has the meaning set forth in Section 2.02(d)(i).

“GAAP” means generally accepted accounting principles, as in effect in the United States at the time of the application thereof.

“Good Utility Practice” means any of the practices, methods, and acts engaged in or approved by a significant portion of the electric utility industry during the relevant time period, or any of the practices, methods, and acts that, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, reliability, safety, and expedition. Good Utility Practice is not intended to be limited to the optimum practice, method, or act, to the exclusion of all others, but rather is intended to include acceptable practices, methods, and acts generally accepted in the region.

“Government Contract” means any Contract in respect of the NTX Package or Subject NTX Operations to which any SU Entity is a party, or by which any of them are bound, and the ultimate contracting party of which is a Governmental Entity (including any subcontract with a prime contractor who is a party to any such Contract).

“Government Official” has the meaning set forth in Section 4.22.

“Governmental Entity” means any federal, state, local or foreign court of competent jurisdiction, governmental agency, authority, corporation, instrumentality or regulatory body.

“GS Equity Interests” has the meaning set forth in the Recitals.

“GS LLC” has the meaning set forth in the Recitals.

“Hazardous Materials” means any substance, material, waste or chemical that is listed, regulated or defined as hazardous, toxic or radioactive by any Environmental Law, or any other substance that is declared or defined to be hazardous or toxic under or pursuant to any Environmental Law.

“HIFR” has the meaning set forth in the Recitals.

“HIFR Debt Refinancing” has the meaning set forth in Section 5.08(a).

“HIFR Merger Agreement” has the meaning set forth in the Recitals.

“HIFR-Oncor Confidentiality Agreement” has the meaning set forth in Section 5.04.

“HIFR Transactions” has the meaning set forth in the Recitals.

“HSR Act” has the meaning set forth in Section 3.03(b).

“HSR Period Expiration/Termination” has the meaning set forth in Section 3.03(b).

Schedule 1 — Definitions	Page 6

“Hunt” means Hunt Consolidated, Inc.

“HUS” means Hunt Utility Services, LLC.

“Indebtedness” of any Person shall mean and include (a) indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money, (b) indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument, debt security or other similar instrument, (c) indebtedness secured by a Lien on assets or properties of such Person, (d) any liability of such Person in respect of banker’s acceptances or letters of credit (to the extent drawn), (e) obligations under any interest rate, currency or other hedging agreement, (f) direct or indirect guarantees of any indebtedness, obligation, claim or liability of any other Person of a type described in clauses (a) through (e) above or (g) with respect to any indebtedness, obligation, claim or liability of a type described in clauses (a) through (e) above, all accrued and unpaid interest, premiums, penalties, breakage costs, unwind costs, fees, termination costs, redemption costs, expenses and other charges with respect thereto. Indebtedness shall not, however, include (x) accrued expenses arising in the ordinary course of business or (y) endorsements of negotiable instruments for collection in the ordinary course of business.

“Indemnified Party” has the meaning set forth in Section 8.04(a).

“Indemnifying Party” has the meaning set forth in Section 8.04(a).

“InfraREIT Merger” has the meaning set forth in the Recitals.

“Initial Outside Date” has the meaning set forth in Section 7.02(a)(v).

“Insurance Policies” has the meaning set forth in Section 4.14.

“Intellectual Property” means any and all (a) trademarks, service marks, Internet domain names, logos, symbols, trade dress, trade names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of the same, (b) inventions and discoveries and all patents, registrations, invention disclosures and applications therefor, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions and reissues regarding the foregoing, (c) confidential information, trade secrets and know-how that derive value, monetary or otherwise, from being maintained in confidence and not known to SU’s competitors (collectively, “Trade Secrets”), (d) works or authorship, copyrights and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof, unregistered copyrights, as well as all moral, economic, or similar rights, (e) domain names, (f) rights in Software, (g) rights of publicity and rights in social media usernames and accounts and (h) all other intellectual property and proprietary rights, title, and interests in any jurisdiction.

“Interested Party Communication” has the meaning set forth in Section 5.05(b)(v).

“Interface Transition” has the meaning set forth in Section 5.09.

“Interface Transition Plan” has the meaning set forth in Section 5.09.

“IRS” means the U.S. Internal Revenue Service.

Schedule 1 — Definitions	Page 7

“IT Assets” means any and all computer systems, software (whether in object or source code form), databases, hardware, servers, workstations, routers, hubs, switches, circuits, data communications lines, websites, applications, databases, automated networks and control systems, and all other information and operational technology equipment and assets, including outsourced or cloud computing arrangements, in each case, used or held for use in the Subject NTX Operations as presently conducted.

“Knowledge of Oncor” means all matters actually (and not constructively or by imputation) known to Matthew C. Henry, Michael L. Davitt or John Stewart after reasonable inquiry by such Persons of personnel having managerial responsibility relating to such matter (and SU agrees that the inclusion of those individuals in this definition does not result in any of them having any personal liability to SU or any of its Affiliates under this Agreement or otherwise).

“Knowledge of SDTS” means all matters actually (and not constructively or by imputation) known to Brian Bell or Brant Meleski, after reasonable inquiry by such Persons of personnel having managerial responsibility relating to such matter (and SU agrees that the inclusion of those individuals in this definition does not result in any of them having any personal liability to SU or any of its Affiliates under this Agreement or otherwise).

“Knowledge of SU” means all matters actually (and not constructively or by imputation) known to Greg Boggs, Mark Spencer or Greg Wilks, after reasonable inquiry by such Persons of personnel having managerial responsibility relating to such matter (and SDTS and Oncor agree that the inclusion of those individuals in this definition does not result in any of them having any personal liability to SDTS, Oncor or any of their respective Affiliates under this Agreement or otherwise).

“Laws” means any federal, state, territorial, provincial, municipal, regional, tribal, foreign or local law, statute, rule, ordinance, code, common law or Order.

“Leased Assets” means any electrical transmission or distribution facilities owned by SDTS and leased to SU at any time under an Applicable Lease or the systems or other property necessary to operate such transmission or distribution facilities.

“Leasehold Property” means, collectively, the STX Leasehold Property and the NTX Leasehold Property.

“Legal Proceeding” means any judicial, administrative or arbitral action, suit, Claim, investigation or proceeding, enforcement action, mediation or investigation by or before any court or other Governmental Entity, whether civil, criminal, administrative or investigative.

“Liabilities” of any Person means, as of any given time, any and all debts, liabilities, commitments, Taxes and obligations of any kind of such Person, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, asserted or not asserted, known or unknown, determined, determinable or otherwise, whenever or however arising (including whether arising out of any Contract or tort based on negligence or strict liability) and whether or not the same would be required by GAAP to be reflected in financial statements or disclosed in the notes thereto.

“Licensed Activities” has the meaning set forth in Section 5.10(a).

Schedule 1 — Definitions	Page 8

“Licensed Intellectual Property” has the meaning set forth in Section 5.10(a).

“Licensed Parties” has the meaning set forth in Section 5.10(a).

“Licensed Transmission System” has the meaning set forth in Section 5.10(a).

“Liens” means any lien, pledge, mortgage, deed of trust, license, option, right of first refusal, right of first offer, preemptive right, easement, restrictive covenant, security interest, attachment, levy or other similar encumbrance or adverse claim affecting title.

“Losses” has the meaning set forth in Section 8.01, but such term is subject in all respects to the provisions of Section 8.05(f).

“LP&L Participation Agreement” means the Participation Agreement, dated as of August 21, 2018, as amended from time to time, by and between SU and the City of Lubbock, a Texas home rule municipal corporation, acting by and through its City Council and its Electric Utility Board.

“Master Governing Contract” has the meaning set forth in Schedule A.

“Material Contract” has the meaning set forth in Section 4.07.

“Merger” has the meaning set forth in the Recitals.

“Merger Partnership” has the meaning set forth in the Recitals.

“Merger Sub” has the meaning set forth in the Recitals.

“Negotiation Period” has the meaning set forth in Section 1.09(e).

“NERC” means the North American Electric Reliability Corporation.

“NESC” has the meaning set forth in Section 4.09(c).

“Net Book Value” means, with respect to specific assets and liabilities, the net book value thereof as calculated (i) in the case of the STX Package, in accordance with the SDTS Accounting Principles and (ii) in the case of the NTX Package, in accordance with the SU Accounting Principles.

“North Texas Utility” means SDTS after the consummation of the transactions contemplated by this Agreement.

“NTX Assets” has the meaning set forth in the Recitals.

“NTX Books and Records” means all books and records (or portion thereof) of SU and GS LLC relating primarily, exclusively or otherwise reasonably relating to the SDTS Retained Assets, the SDTS Retained Liabilities, the NTX Assets or the NTX Liabilities.

“NTX Burdensome Condition” means any term or condition, requirement, sanction or Law that would, individually or in the aggregate, reasonably be expected to be materially detrimental to the financial condition, business, properties, assets, liabilities or results of operations of (a) Oncor and its Subsidiaries, taken as a whole, or (b) Sempra Energy and its Subsidiaries, taken as a whole, in

Schedule 1 — Definitions	Page 9

each case, taking into account the effects of the Transactions, the HIFR Transactions and the SU Investment (it being understood that the financial condition, business, properties, assets, liabilities or results of operations of (i) Oncor and its Subsidiaries, taken as a whole, or (ii) Sempra Energy and its Subsidiaries, taken as a whole, should be assumed to be of the same size and magnitude as the financial condition, business, properties, assets, liabilities or results of operations of HIFR and its Subsidiaries, taken as a whole, as of the date of this Agreement); provided, however, that terms or conditions, requirements, sanctions or Laws that result in changes or developments generally affecting electric transmission or distribution systems in the State of Texas shall not be deemed to be, or contribute to, a NTX Burdensome Condition (except to the extent that such changes or developments have a materially disproportionate and adverse effect on SDTS as compared to other entities engaged in the electric transmission and distribution business in the State of Texas); provided, further, that the approval by the PUCT of any of the Regulatory Terms, or any comparable condition, requirement or similar item that, in each case, is substantively the same or results in substantially the same effect as any of the Regulatory Terms, shall not be deemed to be a NTX Burdensome Condition, but material adverse variations or changes to any of the Regulatory Terms that are included in the SDTS Regulatory Conditions may contribute to, or be, a NTX Burdensome Condition; provided, further, that the PUCT’s refusal of Item 14 in the Regulatory Terms shall not constitute or contribute to an NTX Burdensome Condition. Notwithstanding anything in this Agreement to the contrary, the parties hereto acknowledge and agree that SDTS will become a Subsidiary of Oncor upon consummation of the HIFR Transactions and will be subject to the conditions and requirements imposed on Subsidiaries of Oncor pursuant to the Order in Docket No. 47675 issued by the PUCT on March 8, 2018, in each case, by virtue of the fact that SDTS will become a Subsidiary of Oncor, and any confirmation or reinstatement of such existing conditions or requirements by any Governmental Entity on Subsidiaries of Oncor in connection with any approval sought under this Agreement shall not be deemed to be a NTX Burdensome Condition; provided, further, that subject to Section 5.05(e), a NTX Burdensome Condition shall not be deemed to exist by virtue of any mitigation arrangement with CFIUS under the DPA to obtain CFIUS Approval that would restrict the ability of Oncor’s foreign owners from accessing or operating Oncor’s business, operations or its assets or from having physical, virtual or electronic access to the assets of Oncor, including tangible assets, data and sensitive personal information, and being involved in decision-making regarding the distribution, sale and delivery of electric power (other than board-level decision-making).

“NTX Business” has the meaning set forth in the Recitals.

“NTX CapEx Forecast” means the capital expenditures forecast attached as Schedule J.

“NTX Closing Estimated Amount” has the meaning set forth in Section 1.08(f)(i).

“NTX Contributed Warranty” has the meaning set forth in Schedule A.

“NTX Easements” has the meaning set forth in Section 4.08(a).

“NTX Estimated Closing Statement” has the meaning set forth in Section 1.08(d).

“NTX Leasehold Property” has the meaning set forth in Section 4.08(a).

“NTX Leases” has the meaning set forth in Section 4.08(a).

Schedule 1 — Definitions	Page 10

“NTX Liabilities” has the meaning set forth in the Recitals.

“NTX Material Adverse Effect” means any change, development, effect, event or occurrence that, individually or in the aggregate, (a) has had or would reasonably be expected to have a material adverse effect on the NTX Package or the Subject NTX Operations, taken as a whole, or (b) prevents, materially delays or impedes the performance by SU of its obligations under this Agreement or the consummation of the Transactions, but, in the case of clause (a) above, excludes any change, development, effect, event or occurrence to the extent it arises from (i) any changes in Law or GAAP or applicable accounting regulations or principles or interpretations thereof, in each case, arising after the date hereof, (ii) any outbreak or escalation of hostilities or war or any act of terrorism (other than acts of war or terrorism that cause physical damage that renders operationally unusable any NTX Assets), (iii) any changes in the U.S. or non-U.S. economic conditions, securities markets or financial markets or geopolitical conditions in general, (iv) any general legal, regulatory, economic or business condition changes or developments after the date hereof in the electric transmission or electric distribution industries in Texas, other than changes or developments that render operationally unusable any facility or property included in the NTX Assets, (v) any adoption, implementation, promulgation, repeal, modification, interpretation or proposal of any rule, regulation, ordinance, order, protocol or any other Law of or by any Governmental Entity or by ERCOT, (vi) the failure of SU to meet any internal projections, forecasts or revenue or earnings predictions (provided, that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of “NTX Material Adverse Effect” may be taken into account in determining whether there has been a NTX Material Adverse Effect), (vii) the execution or announcement of this Agreement or any of the Ancillary Agreements and the announcement of the Transactions, the HIFR Transactions or the SU Investment or (viii) any action or omission on the part of SU taken in accordance with the terms of this Agreement or with the prior consent of Oncor; provided, that (x) facts, events, changes, effects, developments, circumstances or occurrences set forth in clauses (i) through (v) may be taken into account in determining whether there has been a NTX Material Adverse Effect to the extent such matters, changes, effects or developments have a materially disproportionate and adverse effect on the SU Entities, taken as a whole, as compared to other entities engaged in the relevant business in the State of Texas and (y) any condition or requirement of or arising from the Regulatory Approvals shall not constitute or be deemed to constitute, a NTX Material Adverse Effect.

“NTX Memorandum of Merger” means the memorandum of merger and allocation of interests, in such form as reasonably agreed by the parties, which will evidence the allocation to and vesting in SDTS of the NTX Owned Property and the NTX Easements.

“NTX Net Book Value Estimate” has the meaning set forth in Section 1.08(d).

“NTX Net Working Capital Estimate” has the meaning set forth in Section 1.08(d).

“NTX Owned Property” has the meaning set forth in Section 4.08(a).

“NTX Package” has the meaning set forth in the Recitals.

“NTX Package Schedule” has the meaning set forth in Section 1.08(d).

“NTX Property” has the meaning set forth in Section 4.08(a).

Schedule 1 — Definitions	Page 11

“NTX Real Property Agreements” has the meaning set forth in Section 4.08(a).

“NTX Working Capital Package” means current assets included in the NTX Package over the current liabilities included in the NTX Package, in each case determined in accordance with the NTX File (as defined and used in Schedule A and Schedule B).

“O&M Agreement” has the meaning set forth in Section 2.02(d)(iii).

“Objection Notice” has the meaning set forth in Section 1.09(d).

“Objection Period” has the meaning set forth in Section 1.09(d).

“Omnibus Termination Agreement” has the meaning set forth in the Recitals.

“Oncor” has the meaning set forth in the Preamble.

“Oncor Affiliate” has the meaning set forth in the Recitals.

“Oncor Disclosure Schedule” has the meaning set forth in Article III.

“Oncor Fundamental Representations” has the meaning set forth in Section 8.05(a)(iii).

“Oncor Release” has the meaning set forth in Section 2.02(d)(ii).

“OP Contribution” has the meaning set forth in the Recitals.

“OP Merger” has the meaning set forth in the Recitals.

“Operating Partnership” has the meaning set forth in the Recitals.

“Order” means any order, judgment, injunction, writ, ruling, decision, decree or arbitration award of any court, other Governmental Entity or arbitrator.

“ordinary course of business” means, (a) with respect to SDTS, the ordinary course of business contemplated by the current operating plans of SDTS with respect to the STX Assets and the Subject STX Operations or consistent in all material respects with the past custom and practice of SDTS with respect thereto, including taking any actions contemplated by this Agreement in connection with the Transactions and (b) with respect to SU, the ordinary course of business contemplated by the current operating plans of SU with respect to the NTX Assets and the Subject NTX Operations or consistent in all material respects with the past custom and practice of SU with respect thereto, including taking any actions contemplated by this Agreement in connection with the Transactions.

“organizational documents” means (a) in the case of any Person organized as a corporation, the certificate or articles of incorporation of such corporation (or, if applicable, the memorandum and articles of association of such corporation), (b) in the case of any Person organized as a limited liability company, the certificate of formation or organization and the limited liability company agreement, operating agreement or regulations of such limited liability company, (c) in the case of any Person organized as a limited partnership, the certificate of limited partnership and partnership agreement of such limited partnership and (d) in the case of any other Person, all constitutive or organizational documents of such Person which address all matters relating to the business and affairs of such Person similar to the matters addressed by the documents referred to in clauses (a) through (c) above.

Schedule 1 — Definitions	Page 12

“Original Operations Date” means, with respect to any Leased Assets, the date that SU assumed operational control over such Leased Assets pursuant to an Applicable Lease.

“Other Confidentiality Agreements” has the meaning set forth in Section 5.04.

“Other Interested Party” means the Texas Office of Public Utility Counsel or any other Person (other than a Subject Governmental Entity) that is intervening in, or may reasonably be expected to seek to intervene in, any Legal Proceeding with respect to any Regulatory Approval.

“Other Party” has the meaning set forth in Section 9.04(b).

“Outside Date” has the meaning set forth in Section 7.02(a)(v).

“Owned Property” means STX Owned Property or NTX Owned Property, as applicable.

“Permits” means any approvals, authorizations, consents, licenses, permits, certifications, exemptions, registrations, franchises, variances, orders and certificates issued or granted by a Governmental Entity.

“Permitted Liens” means (a) statutory liens for current Taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith for which adequate reserves have been established in accordance with GAAP; (b) mechanics’, warehousemen’s, carriers’, workers’, repairers’, landlords’ and similar Liens arising or incurred in the ordinary course of business that are not yet delinquent; (c) rights of landlords in respect of any Leasehold Property provided for under the NTX Leases and STX Leases provided or made available to SDTS, SU and Oncor prior to the date hereof; (d) zoning, building codes, entitlement regulations enacted by any Governmental Entity which do not, individually or in the aggregate, materially and adversely impact the current use and operation of the affected property; (e) with respect to any owned real property, Leasehold Property or easements, any other recorded easements, rights of way, licenses (including railroad, pipeline and similar crossing rights), covenants, restrictions, conditions, defects, exceptions and encumbrances or other matters of record that do not materially and adversely impact the current use and operation of the affected property; (f) any encumbrances set forth in a franchise or governing ordinance under which any portion of the Subject STX Operations or Subject NTX Operations, as applicable, are conducted and which do not, individually or in the aggregate, have a STX Material Adverse Effect or NTX Material Adverse Effect, as applicable; (g) solely with respect to the STX Assets or the STX Property, any Lien resulting primarily from (i) any action of SU in its capacity as operator of the STX Assets under any Applicable Lease or (ii) any material failure of SU to comply with its obligations under any Applicable Lease; and (h) Liens securing indebtedness for borrowed money, whether existing on the date hereof or coming into existence in connection with any refinancing consummated in connection with the Transactions.

“Person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, association or other entity or organization, including a Governmental Entity.

Schedule 1 — Definitions	Page 13

“Personal Data” means information used or collected in the conduct of the Subject NTX Operations relating to an identified or identifiable natural person.

“PII” has the meaning set forth in Section 10.04.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date.

“Pre-Closing Period” has the meaning set forth in Section 5.01(a).

“Pre-Closing Tax Contest” has the meaning set forth in Section 9.04(a).

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date.

“Property Schedule” means Section 3.06(a) of the SDTS Disclosure Schedule or Section 4.08(a) of the SU Disclosure Schedule.

“Proprietary Customer Information” means any information compiled by SU relating to a customer in the normal course of providing electric service that makes possible the identification of any individual customer by matching such information with the customer’s name, address, account number, type or classification of service, historical electricity usage, expected patterns of use, types of facilities used in providing service, individual contract terms and conditions, price, current charges, billing records, or any other information that the customer has expressly requested not be disclosed; provided, however, that information that is redacted or organized in such a way as to make it impossible to identify the customer to whom the information relates does not constitute Proprietary Customer Information.

“PUCT” has the meaning set forth in Section 3.03(b).

“PUCT Approval” has the meaning set forth in Section 3.03(b).

“PUCT Filings” has the meaning set forth in Section 5.05(b)(ii).

“PURA” has the meaning set forth in Section 3.03(b).

“Rate Case Material” has the meaning set forth in Section 5.11(b).

“Real Property Agreements” means the STX Real Property Agreement or the NTX Real Property Agreement, as applicable.

“Receiving Party” has the meaning set forth in Section 1.08(e) or Section 1.09(c), as applicable.

“Regulatory Approvals” has the meaning set forth in Section 3.03(b).

“Regulatory Terms” has the meaning set forth in Section 5.05(b)(ii).

“Related Person” means, with respect to SDTS or SU, any Affiliate of such party, contractor engaged by such party or any lessee or sublessee of such party (other than under an Applicable Lease) and each such Person’s principals, officers, employees, servants, agents, representatives, subcontractors, licensees, invitees, guests and successors and/or assigns; provided that (a) in no event shall SDTS or SU be deemed a “Related Person” with respect to the other party, and (b) each subsidiary of Hunt (including HUS) shall be deemed a “Related Person” of SU (and not SDTS).

Schedule 1 — Definitions	Page 14

“Release” means any emission, spill, leak, discharge, disposal, pumping, pouring, injection, escaping, deposit, dispersal, dumping, leaching, migration or release of any Hazardous Materials from any source into or upon the indoor or outdoor environment.

“Representatives” means, with respect to any Person, its officers, directors, employees, general partners, limited partners, members, attorneys, advisors, accountants, agents and other representatives, including those of any direct or indirect Subsidiary of such Person.

“Responsible Party” has the meaning set forth in Section 9.04(b).

“SDTS” has the meaning set forth in the Preamble.

“SDTS Accounting Principles” has the meaning set forth in Section 1.08(c).

“SDTS Counsel” has the meaning set forth in Section 11.10(b).

“SDTS Disclosure Schedule” has the meaning set forth in Article III.

“SDTS Fundamental Representations” means the representations and warranties of SDTS in Section 3.01 (“Organization and Qualification”), Section 3.02 (“Authority; Execution and Delivery; Enforceability”), Section 3.03(a)(i) (“No Conflicts or Violations” – Organizational Documents), Section 3.10 (“Sophisticated Industry Participant; Access to Information”) and Section 3.11 (“Brokers and Finders”).

“SDTS Indemnitees” has the meaning set forth in Section 8.02.

“SDTS Nontransferable Right” has the meaning set forth in Section 10.05(b).

“SDTS Regulatory Conditions” has the meaning set forth in Section 6.03(a).

“SDTS Representations” means the representations and warranties of SDTS in Section 3.01 through Section 3.12.

“SDTS Required Authorizations” has the meaning set forth in Section 10.05(b).

“SDTS Retained Assets” has the meaning set forth in the Recitals.

“SDTS Retained Books and Records” means all books and records (or portions thereof) of SDTS relating primarily or exclusively to the SDTS Retained Assets or SDTS Retained Liabilities.

“SDTS Retained Liabilities” has the meaning set forth in the Recitals.

“SDTS Subject Losses” has the meaning set forth in Section 8.05(b)(i).

“SDTS Tax Representations” has the meaning set forth in Section 3.09(a).

“Sempra Energy” means Sempra Energy, a California corporation.

Schedule 1 — Definitions	Page 15

“Sempra Partner” has the meaning set forth in the Recitals.

“Software” means (a) any and all computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (d) all documentation including user manuals and other training documentation relating to any of the foregoing.

“South Texas Utility” means SU after the consummation of the transactions contemplated by this Agreement.

“Straddle Period” means any taxable period beginning on or prior to and ending after the Closing Date.

“Straddle Tax Contest” has the meaning set forth in Section 9.04(c).

“STX Assets” has the meaning set forth in the Recitals.

“STX Books and Records” means all books and records (or portions thereof) of SDTS relating primarily, exclusively or otherwise reasonably relating to the STX Assets or STX Liabilities.

“STX Burdensome Condition” means any term or condition, requirement, sanction or Law that would, individually or in the aggregate, reasonably be expected to be materially detrimental to (i) the financial condition, business, properties, assets, liabilities or results of operations of SU and its subsidiaries, taken as a whole, after accounting for the effects of the Transactions, the HIFR Transactions and the SU Investment or (ii) the governance structure and arrangements for the management and control of the business of SU contemplated by this Agreement or the ability of the owners of SU after giving effect to the Transactions to manage and conduct the business of SU and its subsidiaries; provided, however, that terms or conditions, requirements, sanctions or Laws that result in changes or developments generally affecting electric transmission or distribution systems in the State of Texas shall not be deemed to be, or contribute to, an STX Burdensome Condition (except to the extent that such changes or developments have a materially disproportionate and adverse effect on SU and its subsidiaries, taken as a whole, after accounting for the effect of the transactions contemplated by the PUCT Filing, as compared to other entities engaged in the electric transmission and distribution business in the State of Texas); provided, further, that the approval by the PUCT of any of the Regulatory Terms, or any comparable condition, requirement or similar item that, in each case, is substantively the same or results in substantially the same effect as any of the Regulatory Terms shall not be deemed to be an STX Burdensome Condition, but material adverse variations or changes to any of the SU Regulatory Conditions may contribute to, or be, an STX Burdensome Condition.

“STX Business” has the meaning set forth in the Recitals.

“STX Closing Estimated Amount” has the meaning set forth in Section 1.08(f)(i).

“STX Contributed Warranty” has the meaning set forth in Schedule C.

Schedule 1 — Definitions	Page 16

“STX Easements” has the meaning set forth in Section 3.06(a).

“STX Estimated Closing Statement” has the meaning set forth in Section 1.08(c).

“STX Leases” has the meaning set forth in Section 3.06(a).

“STX Leasehold Property” has the meaning set forth in Section 3.06(a).

“STX Liabilities” has the meaning set forth in the Recitals.

“STX Material Adverse Effect” means any change, development, effect, event or occurrence that, individually or in the aggregate, (a) has had or would reasonably be expected to have a material adverse effect on the STX Package or the Subject STX Operations, taken as a whole or (b) prevents, materially delays or impedes the performance by SDTS of its obligations under this Agreement or the consummation of the Transactions, but, in the case of clause (a) above, excludes any change, development, effect, event or occurrence to the extent it arises from (i) any changes in Law or GAAP or applicable accounting regulations or principles or interpretations thereof, in each case, arising after the date hereof, (ii) any outbreak or escalation of hostilities or war or any act of terrorism (other than acts of war or terrorism that cause physical damage that renders operationally unusable any STX Assets), (iii) any changes in the U.S. or non-U.S. economic conditions, securities markets or financial markets or geopolitical conditions in general, (iv) any general legal, regulatory, economic or business condition changes or developments after the date hereof in the electric transmission or electric distribution industries in Texas, other than changes or developments that render operationally unusable any facility or property included in the STX Assets, (v) any adoption, implementation, promulgation, repeal, modification, interpretation or proposal of any rule, regulation, ordinance, order, protocol or any other Law of or by any Governmental Entity or by ERCOT, (vi) the failure of SDTS to meet any internal projections, forecasts or revenue or earnings predictions (provided, that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of “STX Material Adverse Effect” may be taken into account in determining whether there has been a STX Material Adverse Effect), (vii) the execution, or announcement of this Agreement or any of the Ancillary Agreements and the announcement of the Transactions, the HIFR Transactions or the SU Investment or (viii) any action or omission on the part of SDTS taken in accordance with the terms of this Agreement or with the prior consent of SU; provided, that (x) facts, events, changes, effects, developments, circumstances or occurrences set forth in clauses (i) through (v) may be taken into account in determining whether there has been a STX Material Adverse Effect to the extent such matters, changes, effects or developments have a materially disproportionate and adverse effect on SDTS as compared to other entities engaged in the relevant business in the State of Texas (y) any condition or requirement of or arising from the Regulatory Approvals shall not constitute, or be deemed to contribute to, a STX Material Adverse Effect.

“STX Memorandum of Merger” means the memorandum of merger and allocation of interests, in such form as reasonably agreed by the parties, which will evidence the allocation to and vesting in SU of the STX Owned Property and the STX Easements.

“STX Net Book Value Estimate” has the meaning set forth in Section 1.08(c).

“STX Net Working Capital Estimate” has the meaning set forth in Section 1.08(c).

“STX Owned Property” has the meaning set forth in Section 3.06(a).

Schedule 1 — Definitions	Page 17

“STX Package” has the meaning set forth in the Recitals.

“STX Package Schedule” has the meaning set forth in Section 1.08(c).

“STX Property” has the meaning set forth in Section 3.06(a).

“STX Real Property Agreements” has the meaning set forth in Section 3.06(a).

“STX Working Capital Package” means current assets included in the STX Package over the current liabilities included in the STX Package, in each determined in accordance with the STX File (as defined and used in Schedule C and Schedule D).

“SU” has the meaning set forth in the Preamble.

“SU Accounting Principles” has the meaning set forth in Section 1.08(d).

“SU Conversion” has the meaning set forth in the Recitals.

“SU Counsel” has the meaning set forth in Section 11.10(a).

“SU Disclosure Schedule” has the meaning set forth in Article IV.

“SU Entities” has the meaning set forth in the Recitals.

“SU Environmental Representations” has the meaning set forth in Section 8.05(a)(ii).

“SU Fundamental Representations” has the meaning set forth in Section 8.05(a)(ii).

“SU Indemnitees” has the meaning set forth in Section 8.01.

“SU Intellectual Property” means all SU-Owned Intellectual Property and all other Intellectual Property licensed to or used (or held for use) by the SU Entities in the Subject NTX Operations.

“SU Investment” has the meaning set forth in the Recitals.

“SU Nontransferable Right” has the meaning set forth in Section 10.05(a).

“SU-Oncor Subject Losses” has the meaning set forth in Section 8.05(c)(i).

“SU-Owned Intellectual Property” means all Intellectual Property owned or purported to be owned, in whole or in part, by any SU Entity and used (or held for use) in the Subject NTX Operations.

“SU Purchase Agreement” has the meaning set forth in the Recitals.

“SU Regulatory Conditions” has the meaning set forth in Section 6.02(a).

“SU Required Authorizations” has the meaning set forth in Section 10.05(a).

“SU Retained Assets” has the meaning set forth in the Recitals.

Schedule 1 — Definitions	Page 18

“SU Retained Books and Records” means all books and records (or portions thereof) of SU relating primarily or exclusively to the STX Assets, STX Liabilities, SU Retained Assets or SU Retained Liabilities.

“SU Retained Liabilities” has the meaning set forth in the Recitals.

“SU Tax Representations” has the meaning set forth in Section 4.12(a).

“Subject Governmental Entity” means the PUCT, the PUCT staff, the FERC, the FERC staff, ERCOT, the United States Department of Justice, the Federal Trade Commission (including its staff) or offices of elected officials (including the elected officials and their staff members).

“SUIP” has the meaning set forth in the Recitals.

“Subject NTX Operations” means the operations conducted by SU, GS LLC and any third-party engaged by SU relating to or utilizing the NTX Assets.

“Subject STX Operations” means the operations conducted by SDTS, SU and any third-party engaged by either SDTS or SU (or any Affiliates of SDTS or SU) relating to or utilizing the STX Assets.

“Subsidiary” of any Person means another Person with respect to which the first Person (or any subsidiary of such first Person) owns directly or indirectly, an amount of the voting Equity Interests or other securities of which is sufficient to elect at least a majority of its board of directors or other governing body is (or, if there are no such voting interests, 50% or more of the Equity Interests in which are) owned directly or indirectly by such first Person or by another subsidiary of such first Person.

“Superior Proposal” has the meaning set forth in the HIFR Merger Agreement.

“SU/SDTS Leases” means the leases set forth on Schedule I.

“Tax” or “Taxes” means (a) United States federal, state, local taxes, assessments, levies or other governmental charges of any kind whatsoever including income, franchise, profits, gross receipts, license, ad valorem, net worth, value added, sales, use, real or personal property, payroll, withholding, employment, social security (or similar), excise, customs duties, stamp, registration, estimated, alternative and add-on minimum tax, escheat and unclaimed property obligations and any other taxes, assessments, levies or similar charges payable to any Taxing Authority or other Governmental Entity (whether disputed or not), (b) all interest, penalties, additional taxes and additions to tax imposed with respect thereto, and (c) any liability in respect of any items described in clauses (a) or (b) payable by reason of transferee or successor liability, as a result of the application of Treasury Regulation Sections 1.1502-6(a) or any analogous or similar provision of Law (or any predecessor or successor thereof) or as a result of the application of any contractual provision.

“Tax Return” means all domestic or foreign (whether national, federal, state, provincial, local or otherwise) returns, declarations, statements, reports, schedules, forms and information returns relating to Taxes, including any attachments thereto and any amendments thereto.

“Tax Side Letter” has the meaning set forth in Section 2.02(d)(iv).

Schedule 1 — Definitions	Page 19

“Taxing Authority” means any U.S. federal, state, provincial, local or foreign government, any subdivision, agency, commission or authority thereof or any quasi-governmental body exercising Tax regulatory authority.

“TBOC” means the Texas Business Organizations Code.

“Third Party Claim” has the meaning set forth in Section 8.04(a).

“Trade Secret” has the meaning set forth in the definition of “Intellectual Property” in this Schedule 1.

“Transactions” means the Merger and any other transaction contemplated by the Ancillary Agreements, in each case to the extent the applicable party is a party to such transaction. For the avoidance of doubt, the term “Transactions” shall not include the HIFR Transactions or the SU Investment.

“Transfer Taxes” means all sales (including bulk sales), use, value-added, transfer, recording, ad valorem, privilege, documentary, gross receipts, registration, conveyance, excise, license, stamp or similar Taxes arising out of, in connection with or attributable to the Transactions.

“Transferred Master Governing Contracts” has the meaning set forth in Section 10.05(c).

“TRE” means the Texas Reliability Entity, Inc.

“Treasury Regulations” means the regulations promulgated under the Code as such regulations may be amended from time to time.

“Unconditioned O&M PUCT Approval” means PUCT Approval that is not conditioned on (a) the treatment of the O&M Agreement as a tariff or (b) the treatment of the services provided under the O&M Agreement as tariffed services.

“Willful and Material Breach” means a material breach that is a consequence of an act undertaken by the breaching party with the actual knowledge that the taking of such act would, or would be reasonably expected to, cause a material breach of this Agreement.

Schedule 1 — Definitions	Page 20

Exhibit A

Form of Future Development Agreement

See attached.

FUTURE DEVELOPMENT AGREEMENT

This FUTURE DEVELOPMENT AGREEMENT (the “Agreement”), dated as of [•] (the “Effective Date”), is by and between Oncor Electric Delivery Company LLC, a Delaware limited liability company (“Oncor”), Sharyland Distribution & Transmission Services, L.L.C., a Texas limited liability company (“SDTS”), and Sharyland Utilities, L.P., a Texas limited partnership (“SU”). Oncor, SDTS and SU will each hereinafter sometimes be referred to individually as a “Party” or will hereinafter sometimes be referred to collectively as the “Parties.”

RECITALS

WHEREAS, on October 18, 2018, the Parties entered into an Agreement and Plan of Merger (the “Asset Exchange Agreement”) pursuant to which, among other things, at the closing of the transactions contemplated thereby and upon the terms and subject to the conditions set forth therein, (i) Sharyland’s equity interests in SDTS will be cancelled and (ii) SDTS and Sharyland will exchange certain transmission and distribution assets;

WHEREAS, on October 18, 2018, Oncor entered into an Agreement and Plan of Merger (the “Merger Agreement”) with InfraREIT, Inc., a Maryland corporation (“HIFR”), InfraREIT Partners, LP, a Delaware limited partnership (the “Operating Partnership”), 1912 Merger Sub LLC, a Delaware limited liability company and a wholly-owned subsidiary of Oncor (“Merger Sub”), and Oncor T&D Partners, LP, a Delaware limited partnership and an indirect wholly-owned subsidiary of Oncor (“Merger Partnership”), pursuant to which, among other things, at the closing of the transactions contemplated thereby and upon the terms and subject to the conditions set forth therein, (i) HIFR will be merged with and into Merger Sub and (ii) Merger Partnership will be merged with and into the Operating Partnership, with the result that both Merger Sub and the Operating Partnership will survive as indirect, wholly-owned subsidiaries of Oncor; and

WHEREAS, on the date hereof, the parties to the Asset Exchange Agreement and the Merger Agreement are consummating the transactions contemplated thereby, and the Asset Exchange Agreement contemplates the execution of this Agreement and the transactions and arrangements contemplated hereby.

NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

Project Submittal Process

Section 1.01 Pre-Submittal Process

(a) By closing SU shall have submitted its last five (5) year transmission plan to Oncor for review.

(b) Oncor will then have a nine (9) month period, from the Effective Date to continue reviewing the SU plan from Section 1.01(a,) and develop its own transmission plans for SDTS (the “Plan Development Period”).

(c) During the Plan Development Period, SU may not submit any project to Oncor or SDTS under the provisions of this agreement and Section 1.06 remains in effect.

Section 1.02 Submittal Process for Proposed Projects.

(a) If SU desires to develop any Proposed Project, each Proposed Project shall be submitted by SU to Oncor by delivering such proposal, together with all required information, data and analysis, to the Oncor Director of Transmission Services or such other person as designated by written notice from Oncor to SU.

(b) Any Proposed Project submitted by SU to Oncor shall not be considered properly submitted unless and until such proposal meets the requirements for an ERCOT RPG submittal, including, without limitation, all material necessary to prove need for the project (i.e. modeling, study, economic analysis and alternative analysis).

(c) Upon receipt of a Proposed Project from SU, Oncor shall have thirty (30) days to provide SU with written notice if it determines any additional information, data or analysis is required for a Proposed Project to be considered properly submitted in accordance with Section 1.02 (each a “Notification of Incompleteness”), which Notification of Incompleteness shall request such additional information, data or analysis as reasonably requested by Oncor to determine the adequacy of such submission. Any Notification of Incompleteness shall be provided to SU in accordance with Section 7.01. Such Proposed Project shall be deemed properly submitted to Oncor for the purposes of this Agreement upon the earlier to occur (such date, the “Submission Date”) of (i) the expiration of such thirty (30) day period after the submission of such Proposed Project to Oncor in accordance with Section 1.02(a), if Oncor has not delivered to SU a Notification of Incompleteness within such thirty (30) day period, (ii) the date of delivery of written notice from Oncor to SU that the submission of such Proposed Project is adequate, including with respect to provision of any requested additional information, data or analysis pursuant to a Notification of Incompleteness, and (iii) 30 days following SU’s provision of any requested additional information, data or analysis pursuant to the most recently delivered Notification of Incompleteness. Any request made for additional information, data or analysis pursuant to a Notification of Incompleteness or otherwise will not be deemed exclusive and will not preclude Oncor from making additional reasonable requests prior to a Proposed Project being deemed properly submitted in accordance with this Section 1.02.

Section 1.03 Evaluation Process for Proposed Projects.

(a) Oncor shall have sixty (60) days from the Submission Date to determine if Oncor desires to submit the Proposed Project to ERCOT (such period, an “Evaluation Period”). An Evaluation Period may be extended only by written agreement of SU and Oncor. If Oncor elects, within such Evaluation Period, to submit the Proposed Project to ERCOT (such Proposed Project, an “Accepted Project”), then Oncor shall (i) provide written notice to SU of its election

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and (ii) submit such Accepted Project to ERCOT within thirty (30) days. In the event that either (A) Oncor provides written notice to SU that Oncor is declining to submit the Proposed Project to ERCOT or (B) Oncor fails to provide notice to SU prior to the expiration of such Evaluation Period that such Proposed Project is an Approved Project (such Proposed Project, a “Declined Project”), then SU may submit the Declined Project, to ERCOT within thirty (30) days (a “SU Submitted Project”) from the effective date that the Proposed Project is deemed a Declined Project.

(b) If (i) SU has not submitted a Declined Project to ERCOT within such time set forth in Section 1.03(a) or (ii) an SU Submitted Project is not endorsed or recommended for construction by ERCOT within eighteen (18) months of the date the SU Submitted Project is submitted to ERCOT (“ERCOT Approval Period”) then (A) SU shall have no rights to build such Declined Project or SU Submitted Project under this Agreement and (B) SU shall not be permitted to resubmit such Declined Project, SU Submitted Project or any substantially similar project to Oncor to be considered a Proposed Project and Oncor, SDTS and their affiliates shall have no obligations under this Agreement with respect to any such Declined Project or SU Submitted Project; provided, however, that if a SU Submitted Project remains under review by ERCOT twelve (12) months after submission to ERCOT, SU may make a one-time election, by delivering written notice to Oncor prior to the date that is eighteen (18) months following submission to ERCOT, to extend such ERCOT Approval Period for such SU Submitted Project for an additional six (6) months (for a total ERCOT Approval Period of twenty-four (24) months from the date of submission to ERCOT).

Section 1.04 Submittal Process for Integration Projects.

(a) If SU desires to develop any Integration Project, each Integration Project shall be submitted by SU to Oncor by delivering a description of such project, along with modeling, appropriate studies and analysis to justify the project to the Oncor Director of Transmission Services or such other person as designated by written notice from Oncor to SU.

(b) Upon receipt of an Integration Project from SU, Oncor shall have thirty (30) days to provide SU with a Notification of Incompleteness, which Notification of Incompleteness shall request such additional information, data or analysis as reasonably requested by Oncor to evaluate the project. Any Notification of Incompleteness shall be provided to SU in accordance with Section 7.01. Such Integration Project shall be deemed properly submitted to Oncor for the purposes of this Agreement upon the earlier to occur (such date, the “Integration Project Submission Date”) of (i) the expiration of such thirty (30) day period after the submission of such Integration Project to Oncor in accordance with Section 1.04(a), if Oncor has not delivered to SU a Notification of Incompleteness within such thirty (30) day period, (ii) the date of delivery of written notice from Oncor to SU that the submission of such Proposed Project is adequate, including with respect to provision of any requested additional information, data or analysis pursuant to a Notification of Incompleteness, and (iii) 30 days following SU’s provision of any requested additional information, data or analysis pursuant to the most recently delivered Notification of Incompleteness. Any request made for additional information, data or analysis pursuant to a Notification of Incompleteness or otherwise will not be deemed exclusive and will not preclude Oncor from making additional reasonable requests prior to a Proposed Project being deemed properly submitted in accordance with this Section 1.04.

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Section 1.05 Evaluation Process for Integration Projects.

(a) Oncor shall have sixty (60) days from the Integration Project Submission Date to determine if Oncor desires to develop the Integration Project (such period, an “Integration Project Evaluation Period”). An Integration Project Evaluation Period may be extended only by written agreement of SU and Oncor. If Oncor elects, within such Integration Project Evaluation Period, to develop the Integration Project (such Integration Project, an “Accepted Integration Project”), then Oncor shall (i) provide written notice to SU of its election and (ii) work cooperatively with SU to take all actions needed to develop such project. In the event that either (A) Oncor provides written notice to SU that Oncor is declining to pursue the Integration Project or (B) Oncor fails to provide notice to SU prior to the expiration of such Integration Project Evaluation Period that such Integration Project is an Approved Project (such Integration Project, a “Declined Integration Project”), then SU may proceed to take all necessary actions to develop the project on its own or with other partners (such project, an “SU Submitted Integration Project”).

(b) In the event of a Declined Integration Project, Oncor is under no duty to support and is free to oppose the Declined Integration Project. Any SU Submitted Integration Project that is not opposed by Oncor or SDTS is an “Unopposed SU Submitted Integration Project.”

Section 1.06 Notification Process for SU Generation Interconnection Projects.

(a) Any resource entity may select SU to develop a Generation Interconnection to a point of interconnection with the Existing System.

(b) SU, in coordination with the resource entity, will notify Oncor of the resource entity’s selection of SU for the Generation Interconnection.

(i) At any time prior to signing an Interconnection Agreement, a generation resource entity may reverse its selection of SU for the Generation Interconnection. If such a reversal occurs, the provisions of the Building Plan will not apply to the Generation Interconnection.

(c) SU, in coordination with the resource and Oncor will provide Oncor with the necessary data to perform a Full Interconnection Study required by ERCOT. Oncor in good faith, after consultation with the resource, will have sole authority to determine the interconnection solution for the resource. As soon as practicable following completion of the Full Interconnection Study, Oncor will negotiate an Interconnection Agreement with the resource entity. Such Interconnection Agreement shall be negotiated in accordance with ERCOT protocols and consistent with Good Utility Practice.

(d) Notwithstanding the foregoing, SU may not represent to or offer to any potential generation resource, its agents, representatives, or consultants the following:

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(i) That the generation resource cannot contact or work directly with Oncor, SDTS, or ERCOT independent of SU,

(ii) That SU provides any cost advantage, efficiency, or expedited timeline in the generation interconnection process,

(iii) That any requirement exists for the generation resource to work with SU to connect to the Existing System, and

(iv) Any gift, trip, meal, or entertainment.

(e) If SU makes any representation or offer prohibited by Section 1.04(d), such representation or offer is a material default under Section 5.02.

Section 1.07 Building Plan Compliance.

(a) For the avoidance of doubt, if necessary regulatory approvals to construct are received for an Accepted Project, SU Submitted Project, or substantially similar project, such Connecting Transmission Project will be constructed according to the provisions of the Building Plan. In addition, any SU Generation Interconnection with an executed Interconnection Agreement or an Accepted Integration Project or Unopposed SU Submitted Integration Project will be constructed according to the provisions of the Building Plan.

(b) If SU submits a Connecting Transmission Project to ERCOT or the PUCT in breach of this Agreement, the obligations of the Building Plan shall not apply to the project, neither Oncor nor its affiliates will have any obligations with respect to such project, and such submittal will be a material default incapable of cure under Section 5.02.

(c) In order to be considered substantially similar to an Accepted Project or SU Submitted Project the project must 1) be substantially similar and 2) meet the definition of a Connecting Transmission Project.

Section 1.08 SU Projects. Except as otherwise permitted by this ARTICLE I, SU shall not, and shall cause each of its partners, affiliates, officers, directors, employees, advisors, representatives and agents (in each case other than with respect to Oncor, SDTS and their affiliates) to not, submit any Connecting Transmission Project or Integration Project to ERCOT.

Section 1.09 Oncor and SDTS Projects. None of Oncor, SDTS or their respective affiliates will be subject to any prohibition or restriction on submitting project proposals or otherwise exercising its rights under applicable Law; provided, however, that for the avoidance of doubt, both Oncor and SDTS will be subject to the provisions of a Building Plan in accordance with the terms of this Agreement.

ARTICLE II

Building Plan

Section 2.01 Building Plan. Any Accepted Project, SU Submitted Project, Accepted Integration Project, Unopposed SU Submitted Integration Project, or SU Generation Interconnection to which this Agreement applies will be built and owned in accordance with the following (the “Building Plan”):

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(a) Certification. All Accepted Projects, SU Submitted Projects, Accepted Integration Projects, Unopposed SU Submitted Integration Projects, or SU Generation Interconnections shall be certificated, as necessary, in accordance with the rules of the Public Utility Commission of Texas (“PUCT”) by Oncor. Oncor will be solely responsible for and have the sole authority to prepare, process, and litigate any CCN application or other required regulatory approval. SU shall cooperate with Oncor as reasonably requested by Oncor to support its efforts to obtain the required regulatory approvals.

(b) Construction. All Accepted Projects, SU Submitted Projects, Accepted Integration Projects, Unopposed SU Submitted Integration Projects, or SU Generation Interconnections connecting into the Existing System will be developed, planned, designed, procured, fabricated, engineered, commissioned, operated, maintained, and retired in the sole discretion and authority of Oncor, by Oncor, and according to Oncor’s standard practices and procedures.

(c) Ownership:

(i) If the Accepted Project or SU Submitted Project has one Oncor Endpoint and one Existing System endpoint, one half (1/2) of the greenfield transmission line portion of the project will be funded and owned as a 100% undivided interest to be held by Oncor. The other half of the greenfield transmission line portion of the project will be owned as a joint undivided interest to be held 75% by SU and 25% by SDTS or Oncor (election to be made by Oncor), subject to the Majority Owner Transfer Right;

(ii) if the Accepted Project or SU Submitted Project has one Existing System endpoint and one third-party endpoint, one half (1/2) of the greenfield transmission line portion of the project (or any lesser amount elected by such third-party) will be funded and owned by such third-party. The other half of the greenfield transmission line portion of the project (or any greater amount not owned by such third-party) will be owned as a joint undivided interest to be held 75% by SU and 25% by SDTS or Oncor (election to be made by Oncor), subject to the Majority Owner Transfer Right;

(iii) if the Accepted Project or SU Submitted Project has two Existing System endpoints, the greenfield transmission line portion of the project will be funded and owned as a joint undivided interest to be held 75% by SU and 25% by SDTS or Oncor (election to be made by Oncor), subject to the Majority Owner Transfer Right;

(iv) any greenfield transmission line portion of an SU Generation Interconnection will be funded and owned as a joint undivided interest to be held 75% by SU and 25% by SDTS or Oncor (election to be made by Oncor), subject to the Majority Owner Transfer Right; and

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(v) for any Accepted Integration Project or Unopposed SU Submitted Integration Project involving a third party to be integrated and other third parties within ERCOT, Oncor, SDTS and SU will negotiate with any third parties involved in the project to determine the greenfield transmission line portion of the project that will be owned by such third parties. In addition, the greenfield transmission line portion of the Accepted Integration Project or Unopposed SU Submitted Integration Project that has an Oncor Endpoint and an ERCOT third party endpoint, will not be subject to any SU ownership. The greenfield transmission line portion of the Accepted Integration Project or Unopposed SU Submitted Integration Project remaining after removing the parts that will be owned by third parties and the parts that involve only an Oncor Endpoint and an ERCOT third party endpoint (“Remaining Integration Project”) will be funded and owned as joint undivided interests, with the percentages to be held by SU and by Oncor as follows:

(A) for an element of the Remaining Integration Project that has one Oncor Endpoint and one Existing System endpoint, one half (1/2) of such element will be funded and owned as a 100% undivided interest to be held by Oncor. The other half of such element will be owned as a joint undivided interest to be held 25% by SU and 75% by Oncor or SDTS (election to be made by Oncor), subject to the Majority Owner Transfer Right;

(B) for an element of the Remaining Integration Project that has one Existing System endpoint and one third-party endpoint, such element will be funded and owned as a joint undivided interest to be held 25% by SU and 75% by Oncor or SDTS (election to be made by Oncor), subject to the Majority Owner Transfer Right;

(d) Waiver of Right to Own. SDTS or Oncor (as applicable) shall have, in its sole discretion and authority, the ability to waive any right to own and build (“Waiver of Right to Own”) an SU Submitted Project, Unopposed SU Submitted Integration Project, Accepted Integration Project, or an SU Generation Interconnection (a “Waived Project”) and delegate the responsibility for the construction of the project to SU as provided for by the ERCOT Protocols. This Waiver of Right to Own must be provided in writing by Oncor or SDTS (as applicable) to SU within thirty (30) days prior to filing for any PUCT approvals. In the event SDTS or Oncor (as applicable) exercises its Waiver of Right to Own, the Building Plan will no longer apply to such Waived Project, and SU will be free to build and own such Waived Project or partner with others to do so.

Section 2.02 Majority Owner Transfer Right. Other than any project for which Oncor or SDTS, as applicable, has exercised its Waiver of Right to Own, the Majority Owner, shall have the right to assign up to the Majority Owner Percentage Interest of the SU funding and ownership share hereunder of any Accepted Project, SU Submitted Project, Accepted Integration Project, Unopposed SU Submitted Integration Project, or SU Generation Interconnection to either Oncor, SDTS, or another affiliate of Oncor (in each case as Oncor may decide) and thereby modify the funding and ownership shares described in Section 2.01(c) for such project (such right, the “Majority Owner Transfer Right”). In order to exercise the Majority Owner Transfer Right, the Majority Owner must deliver written notice (an “Exercise Notice”) to the Parties no later than 30 days prior to (i) the date that the request for PUCT certification is submitted to the PUCT for any Accepted Project or SU Submitted Project, Accepted Integration Project, Unopposed SU Submitted Integration Project, or (ii) the date of execution by SDTS of the Interconnection Agreement in respect of an SU Generation Interconnection. Any such Exercise Notice shall specify (A) the applicable Accepted Project, SU Submitted Project, Accepted Integration Project, Unopposed SU Submitted Integration Project, or SU Generation Interconnection, (B) the entity to

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whom the Majority Owner is assigning its funding share (with such election to be made by Oncor), and (C) the funding and ownership share of SU that the Majority Owner is assigning, which percentage shall in no event exceed the product of the funding and ownership share of SU described in Section 2.01(c) multiplied by the Majority Owner Percentage Interest. Upon delivery of an Exercise Notice, the funding and ownership shares described in Section 2.01(c) shall be modified for all purposes for the applicable Accepted Project, SU Submitted Project, Accepted Integration Project, Unopposed SU Submitted Integration Project, or SU Generation Interconnection. For example, assuming the Majority Owner elects to assign 100% of its funding share of a particular Accepted Project under Section 2.01(c)(iii) to Oncor and its Majority Owner Percentage Interest is 50%, then the funding and ownership interest in that Accepted Project will be modified so that, notwithstanding Section 2.01(c)(iii), the greenfield transmission line portion of such Accepted Project will be funded and owned as a joint undivided interest to be held 37.5% by Oncor (75% x 100% x 50% = 37.5%), 37.5% by SU (75% – 37.5% = 37.5%), and 25% by SDTS or Oncor at Oncor’s election.

Section 2.03 Exemptions. For the avoidance of doubt, SU shall have no right under this Agreement to own or build 1) any portion of a transmission project between or only involving Oncor or SDTS facilities that are not part of the Existing System, 2) any endpoint or station facilities, and 3) any rebuild or upgrade of the Existing System.

Section 2.04 O&M Exclusion. Upon Oncor’s reasonable good faith determination that Oncor’s provision of operation and maintenance (“O&M”) services for any applicable assets built in accordance with the Building Plan must be offered pursuant to Oncor’s tariff, then the ownership of the applicable assets will be divided and held as separate and distinct interests between Oncor (or its designee) and SU. Oncor will be the owner of and define the demarcation point, consistent with the Building Plan in good faith, for separate ownership. In the event the assets are so divided, the O&M services required for SU’s portion of the applicable assets will be provided by Oncor in a supplemental agreement generally consistent with the O&M Agreement. Notwithstanding the foregoing, if (i) the O&M Agreement was either not entered into because an Unconditioned O&M PUCT Approval was not received or (ii) the O&M Agreement terminated in accordance with its terms, then Oncor will not provide any O&M Services with respect to the applicable SU assets under the Building Plan and SU shall be solely responsible for any such services.

ARTICLE III

Cost Reimbursement

Section 3.01 Approved Project Costs. If an Accepted Project, SU Submitted Project, Accepted Integration Project, Unopposed SU Submitted Integration Project, or SU Generation Interconnection is approved by the PUCT, as applicable, and proceeds with construction, Oncor shall submit an invoice to SU on a monthly basis for SU’s portion of costs pursuant to Section 2.01 of the project incurred, including all out-of-pocket costs incurred to plan, certificate, procure, and construct such Accepted Project, SU Submitted Project, Accepted Integration Project, Unopposed SU Submitted Integration Project, or SU Generation Interconnection (“Construction Cost Reimbursement”). Any reasonable and prudent rate recoverable third-party costs incurred by SU in studying, developing, and analyzing such Accepted Project, SU Submitted Project, Accepted Integration Project, or Unopposed SU Submitted Integration Project prior to submittal

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to Oncor will be included in the total costs of the project and treated as an offset to the Construction Cost Reimbursement. This cost offset treatment will only be provided if SU provides an estimate of its reasonably incurred costs to Oncor at the time of project submittal. SU will submit reasonable supporting documentation of such reasonable and prudent rate recoverable third-party costs at the time of submitting its estimated costs to Oncor. If Oncor disputes the reasonableness of SU’s third party incurred costs, Oncor must notify SU within 60 days of receipt of SU’s estimate and supporting documentation. Payment of the Construction Cost Reimbursement will be due to Oncor no later than twenty (20) days after such invoice is submitted to SU.

Section 3.02 Non-Approved Project Costs. If an Accepted Project, SU Submitted Project, Accepted Integration Project, Unopposed SU Submitted Integration Project, or SU Generation Interconnection that requires PUCT approval, is not approved by the PUCT, Oncor (or its Affiliate) shall submit an invoice to SU for SU’s portion of the costs pursuant to Section 2.01 incurred to prepare and litigate the CCN application (“Preparation Cost Reimbursement”), to the extent not already invoiced through the monthly invoices described in Section 3.01. SU and Oncor (or its Affiliate) shall be responsible for such costs pro rata in accordance with the ownership percentages provided in the Building Plan. Payment of the Preparation Cost Reimbursement will be due to Oncor no later than twenty (20) days after such invoice is submitted to SU.

Section 3.03 Failure to Pay. Failure to pay any undisputed invoice in accordance with Section 3.01 or 3.02 will be considered a material default under this agreement. In order to dispute an invoice, a notice of dispute must be provided in writing to Oncor ten (10) days before payment is due and provide a full description for the basis of the dispute.

ARTICLE IV

Post Construction Regulatory Matters

Section 4.01 Post-Construction Regulatory Matters. Unless already effectuated in the CCN or the Interconnection Agreement, within thirty (30) days of SU’s final Construction Cost Reimbursement to Oncor, Oncor, SDTS and SU will make all applicable regulatory filings (transfer of CCN rights), if any, to effectuate the ownership structure. The Parties agree to cooperate and provide supporting documentation and testimony, as may reasonably be requested, in connection with CCN transfer proceedings related to any Accepted Project, SU Submitted Project, Accepted Integration Project, Unopposed SU Submitted Integration Project, or SU Generation Interconnection. Within thirty (30) days SU’s final Construction Costs Reimbursement to Oncor, Oncor shall provide documentation and accounting information reasonably necessary for SU to record the assets as plant in service on its books and records and to file an interim update of transmission rates.

ARTICLE V

Termination

Section 5.01 Term. The term of this Agreement shall begin on the Effective Date and shall remain in effect for ten (10) years or until termination in accordance with Section 5.02.

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(a) The term in Section 5.01 may be extended for an additional five (5) year period by mutual agreement.

(b) This five (5) year extension can be entered a maximum of two times for a total additional term of ten (10) years.

Section 5.02 Termination of this Agreement. This Agreement may be terminated at any time in accordance with the following:

(a) by mutual consent of the Parties;

(b) if Sempra is not a Consent LP at Sharyland Holdings, L.P., as defined in the Amended and Restated Limited Partnership Agreement of Sharyland Holdings, L.P., or

(c) by any Party in the event that another Party materially defaults in the performance of any of its obligations contained in this Agreement and such default is not remedied within thirty (30) days (or longer if mutually agreed to by both parties) after written notice by the non-defaulting Party to the defaulting Party of such default.

Section 5.03 Remedies. In the event of a material default by a Party, the non-defaulting Party shall have all rights and remedies as may be permitted by applicable Law, including the right to obtain specific performance or other injunctive relief and any monetary relief.

Section 5.04 Effect of Termination. ARTICLE III, ARTICLE VI and ARTICLE VII shall survive any termination of this Agreement.

ARTICLE VI

Definitions

Section 6.01 Definitions. As used in this Agreement, the terms set forth below shall have the following respective meanings:

“Claim” means any demand, claim, cause of action or chose in action, right of recovery or right of set-off of any kind of character.

“Connecting Transmission Project” means any greenfield transmission line that would interconnect into the Existing System, other than (A) projects already contemplated in, or substantially similar to, a project in an Oncor, ERCOT, or SDTS Transmission Plan then existing at the relevant point in time, or (B) a facility built to directly connect a new (i) retail point of delivery in Oncor’s or SDTS’s service territory or (ii) load serving substation in Oncor’s or SDTS’s service territory.

“ERCOT” means the Electric Reliability Council of Texas.

“Existing System” means the SDTS electric transmission system existing on the Effective Date (including Golden Spread, LP&L and any other assets that are either under construction or filed in the PUCT CCN process on the Effective Date).

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“Full Interconnection Study” means the study required by ERCOT as part of the resource integration process.

“Generation Interconnection” means transmission facilities that would provide the initial interconnection of a new proposed resource (as defined by ERCOT) of 10 MW or greater into the Existing System, other than station facilities that provide the point of interconnection. For the avoidance of doubt, Generation Interconnection does not include any interconnection where SU is designated as the Transmission Distribution Service Provider (“TDSP”) for a generation project on the ERCOT Generation Interconnection Project List, published monthly by ERCOT Transmission Interconnection Studies, to connect to the Existing System as of the date of close.

“Good Utility Practice” has the meaning provided in 16 Tex. Admin. Code § 25.5(56)

“Governmental Entity” means any federal, state, local or foreign court of competent jurisdiction, governmental agency, authority, corporation, instrumentality or regulatory body.

“Integration Project” means any Connecting Transmission Project that involves the integration into ERCOT of load from a non-ERCOT system. For the avoidance of doubt, an Integration Project must interconnect into the Existing System for this agreement to apply and does not include interconnection of HVDC Ties or generation resources.

“Interconnection Agreement” has the meaning provided for in rules of the PUCT.

“Law” means any law, statute, rule, ordinance, code, order, ruling, injunction or regulation of any Governmental Entity.

“Legal Proceeding” means any judicial, administrative or arbitral action, suit or proceeding by or before any court or other Governmental Entity, whether civil, criminal or investigative.

“Majority Owner” means Sempra Texas Utilities Holdings I, LLC or an affiliate or Sempra Texas Utilities Holdings I, LLC.

“Majority Owner Percentage Interest” shall mean the “Percentage Interest” of the Majority Owner as defined in the Amended and Restated Limited Partnership Agreement of Sharyland Holdings, L.P.

“Majority Owner Transfer Right” means the right of the Majority Owner pursuant to Section 2.02.

“O&M Agreement” shall have the meaning set forth in the Asset Exchange Agreement.

“Oncor Endpoint” means any transmission line or station owned by Oncor other than as part of the Existing System.

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“Proposed Project” means a Connecting Transmission Project requiring an ERCOT RPG submittal, or a substantially similar project which itself must be a Connecting Transmission Project.

“RPG” means the Regional Planning Group.

“SU Generation Interconnection” means a Generation Interconnection that any resource owner requests SU to fund, develop, and/or own (consistent with the Build Plan).

“Transmission Plan” means any Oncor, ERCOT, or SDTS plan to build, construct, expand, or improve the Existing System or add new facilities thereto including but not limited to RPG transmission plan, annual transmission plan, five-year transmission plan, long term transmission plan, or any other transmission plan developed in the ordinary course by Oncor or SDTS.

“Unconditioned O&M PUCT Approval” shall have the meaning set forth in the Asset Exchange Agreement.

“Unopposed SU Submitted Integration Project” means any SU Submitted Integration Project that is not opposed by Oncor or SDTS.

ARTICLE VII

Miscellaneous

Section 7.01 Notices. All notices, requests, permissions, waivers, and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) three business days after they have been sent by registered or certified mail, postage prepaid, (b) when sent, if sent e-mail transmission (provided that no rejection message is received), (c) when delivered, if delivered personally to the intended recipient, and (d) two business days after they have been sent by overnight delivery via recognized international courier service, in each case, addressed to a Party at the following address for such Party:

If to Oncor:

[                ]

[                ]

[                ]

Attn:             Director of Transmission Services

Tel: [                ]

E-mail: [                ]

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If to SDTS:

[                ]

[                ]

[                ]

Attn: [                ]

Tel: [                ]

E-mail: [                ]

If to SU:

[                ]

[                ]

[                ]

Attn: [                ]

Tel: [                ]

E-mail: [                ]

Section 7.02 Governing Law. This Agreement and any disputes arising under or related hereto (whether for breach of contract, tortious conduct or otherwise) shall be governed and construed in accordance with the laws of the State of Texas, without reference to its conflicts of law principles.

Section 7.03 Choice of Forum.

(a) Each of the parties hereto (i) submits to the exclusive jurisdiction of any state or federal court sitting in Dallas, Texas in any Legal Proceeding arising out of or relating to this Agreement, (ii) agrees that all Claims in respect of any such Legal Proceeding may be heard and determined in any such court and (iii) agrees not to bring any Legal Proceeding arising out of or relating to this Agreement (whether on the basis of a Claim sounding in contract, equity, tort or otherwise) in any other court. Each of the Parties agrees that a final judgment (subject to any appeals therefrom) in any such Legal Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(b) Each of the Parties hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue in any Legal Proceeding arising out of or relating to this Agreement in any court specified in accordance with the provisions of Section 7.03(a). Each of the Parties hereby irrevocably waives, to the fullest extent permitted by Law, the defense of an inconvenient forum or forum nonconveniens to the maintenance of such Legal Proceeding in any such court. Each of the parties hereby irrevocably and unconditionally consents to service of process by in the manner provided for notices in Section 7.01. Nothing in this Agreement will affect the right of any Party to this Agreement to serve process in any other manner permitted by Law.

Section 7.04 Severability. If any provision of this Agreement or the application thereof to any persons or circumstances is, to any extent, held invalid or unenforceable, the remainder of this Agreement or the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable will not be affected thereby, and each provision of this Agreement will be valid and enforceable to the extent permitted by Law.

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Section 7.05 Third Party Beneficiaries. Except for the rights of the Majority Owners under Section 2.02, nothing in this Agreement may be relied upon or is intended to benefit any individual, person, or association other than the Parties.

Section 7.06 Complete Agreement. This Agreement constitutes the full, final and complete statement of the agreement of the Parties with respect to the subject matter hereof and supersedes any previous or contemporaneous agreements, understandings or communications, whether written or oral, relating to such subject matter.

Section 7.07 Agreement Modification; Conflicts. This Agreement may be modified only by a written amendment signed by authorized representatives of the Parties. Oral modifications or authorizations shall not be given nor relied upon by any Party, except in case of an emergency creating an imminent danger to people or property. This Agreement may not be changed or modified through a course of dealing.

Section 7.08 Rights and Remedies Cumulative. The rights and remedies provided by this Agreement are cumulative, and the use of any one right or remedy by either Party shall not preclude or waive its right to use any or all other remedies. These rights and remedies are given in addition to any other rights the Parties may have by Law, statute, ordinance, or otherwise.

Section 7.09 Waiver of Default. No waiver by either Party of any default or breach of any term, condition, or covenant of this Agreement shall be deemed to be waiver of any other breach of the same or any other term, condition, or covenant of this Agreement.

Section 7.10 Headings. The descriptive headings of the provisions of this Agreement are formulated and used for convenience only and will not be deemed to affect the meaning or construction of any such provision.

Section 7.11 Multiple Counterparts. This Agreement may be executed in two or more counterparts, including PDF or other electronic format, each of which shall be deemed an original but all shall constitute one and the same instrument.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized representatives as of the day and year first written above.

ONCOR ELECTRIC DELIVERY COMPANY LLC,

a Delaware limited liability company

By:
Name:
Title:

Future Development Agreement

SHARYLAND DISTRIBUTION & TRANSMISSION SERVICES, L.L.C.,

a Texas limited liability company

By:
Name:
Title:

Future Development Agreement

SHARYLAND UTILITIES, L.P.,

a [Texas] limited partnership

By:
Name:
Title:

Future Development Agreement

Exhibit B

Form of Oncor Release

See attached.

TERMINATION, RELEASE AND NON-DISCLOSURE AGREEMENT

This TERMINATION, RELEASE AND NON-DISCLOSURE AGREEMENT (this “Agreement”), dated as of [•], 2018, is entered into by and among Oncor Electric Delivery Company LLC, a Delaware limited liability company (“Oncor”), Sharyland Distribution & Transmission Services, L.L.C., a Texas limited liability company (“SDTS”) and Sharyland Utilities, L.P., a Texas limited partnership (“Sharyland”). Each of Oncor, SDTS and Sharyland are sometimes referred to in this Agreement individually as a “Party” or collectively as the “Parties.”

Capitalized terms used herein but not otherwise defined herein have the meanings set forth in the Asset Exchange Agreement (as defined below).

RECITALS

WHEREAS, on October 18, 2018, the Parties entered into an Agreement and Plan of Merger (the “Asset Exchange Agreement”) pursuant to which, among other things, at the closing of the transactions contemplated thereby (the “Closing”) and upon the terms and subject to the conditions set forth therein, (i) Sharyland’s equity interests in SDTS will be cancelled and (ii) SDTS and Sharyland will exchange certain transmission and distribution assets;

WHEREAS, on October 18, 2018, Oncor entered into an Agreement and Plan of Merger (the “Merger Agreement”) with InfraREIT, Inc., a Maryland corporation (“HIFR”), InfraREIT Partners, LP, a Delaware limited partnership (the “Operating Partnership”), 1912 Merger Sub LLC, a Delaware limited liability company and a wholly-owned subsidiary of Oncor (“Merger Sub”), and Oncor T&D Partners, LP, a Delaware limited partnership and an indirect wholly-owned subsidiary of Oncor (“Merger Partnership”), pursuant to which, among other things, at the closing of the transactions contemplated thereby and upon the terms and subject to the conditions set forth therein, (i) HIFR will be merged with and into Merger Sub and (ii) Merger Partnership will be merged with and into the Operating Partnership, with the result that both Merger Sub and the Operating Partnership will survive as indirect, wholly-owned subsidiaries of Oncor; and

WHEREAS, on the date hereof, the parties to the Asset Exchange Agreement and the Merger Agreement are consummating the transactions contemplated thereby, and the Asset Exchange Agreement contemplates the execution of this Agreement and the transactions and arrangements contemplated hereby, including the termination of each of the agreements listed on Exhibit A hereto (the “Subject Agreements”).

NOW, THEREFORE, in consideration of the premises and the mutual agreement and covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties do hereby agree as follows:

ARTICLE I

TERMINATION

Section 1.1 Termination of Subject Agreements.

(a) Effective immediately upon the execution of this Agreement, without further action required by any Party (subject to Section 1.1(b) hereof) and notwithstanding anything to the contrary contained in any Subject Agreement, including any terms thereof that provide for the survival of all or any portion of such Subject Agreement following a termination thereof, but subject to Section 1.1(b) hereof:

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(i) each of the Subject Agreements shall automatically be irrevocably terminated and cancelled in its entirety and shall be deemed null and void and of no further force or effect;

(ii) no Party that is party to any such Subject Agreement shall thereafter have any rights, remedies or benefits thereunder or any duties, responsibilities, obligations or liabilities thereunder; and

(iii) all amounts owed by any Party pursuant to any of the Subject Agreements shall be deemed paid and satisfied in full.

(b) Sharyland and Oncor acknowledge and agree that the calculation of the final amounts owed under the Transition Services Agreement will be included as part of the calculation of the STX Working Capital Package and the NTX Working Capital Package (each, as defined in the Asset Exchange Agreement) in accordance with Section 1.08 and Section 1.09 of the Asset Exchange Agreement.

(c) Notwithstanding anything contained to the contrary herein, (i) all confidentiality and non-disclosure obligations of the Parties set forth in any Subject Agreement shall survive the termination of such Subject Agreement and continue in full force and effect until the second anniversary of the date hereof and (ii) the Surviving Claims shall survive the termination of the Tower Design License Agreement as set forth below.

Section 1.2 Releases.

(a) Effective immediately upon the execution of this Agreement, Oncor, on behalf of itself and its Affiliates and their respective Representatives and equityholders and their respective successors and assigns (collectively, the “Oncor Releasors”), hereby irrevocably and unconditionally waives, relinquishes, releases and forever discharges (i) Sharyland and its past, present or future Affiliates and their respective Representatives, equityholders, successors and assigns (collectively, the “SU Releasees”) and (ii) SDTS and its past, present or future Affiliates and their respective Representatives, equityholders, successors and assigns (collectively, the “SDTS Releasees”), in each case, from and against any and all causes of actions, suits, claims, demands, proceedings, damages, debts, accounts, covenants, contracts, judgments and liabilities of any kind and nature whatsoever, known or unknown, currently existing or arising in the future, at law or in equity, whether foreseen or unforeseen, suspected or unsuspected, existing or inchoate, contingent or accrued, asserted or unasserted, (collectively, “Claims”), that such Oncor Releasors ever had, now have or may have against any SDTS Releasee or SU Releasee, in each case, by reason of any matter, cause or thing whatsoever arising under, relating to or in connection with any of the Subject Agreements or the transactions and arrangements carried out thereunder or contemplated thereby, but excluding the Surviving Claims which shall survive indefinitely and which shall be enforceable in accordance with the applicable terms of the Tower Design License Agreement and the Undertaking. Oncor covenants and agrees not to, and shall cause each of the other Oncor Releasors not to, assert any such Claim against any of the SDTS Releasees or SU

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Releasees. Notwithstanding the foregoing provisions of this Section 1.2(a), such waiver, relinquishment, release and discharge shall not apply to any Claims arising (i) under the express terms of this Agreement, the Asset Exchange Agreement, the Merger Agreement or any Ancillary Agreement (as defined in the Asset Exchange Agreement), as applicable, or (ii) as a result of fraud. For purposes of this Agreement, “Surviving Claims” means any Claims under the Undertaking, dated [ ], 2017, executed by SU under the Tower Design License Agreement (in the form of Exhibit D thereto) (the “Undertaking”), to the extent such Claims relate to the failure of SU to abide by the obligations of SDTS set forth in Section 3 of the Tower Design License Agreement, whether arising before or after the execution and delivery of this Agreement.

(b) Effective immediately upon the execution of this Agreement, SDTS, on behalf of itself and its Affiliates and their respective Representatives and equityholders and their respective successors and assigns (collectively, the “SDTS Releasors”), hereby irrevocably and unconditionally waives, relinquishes, releases and forever discharges (i) Oncor and its past, present or future Affiliates and their respective Representatives, equityholders, successors and assigns (collectively, the “Oncor Releasees”) and (ii) the SU Releasees, in each case, from and against any and all Claims that such SDTS Releasors ever had, now have or may have against any Oncor Releasee or SU Releasee, in each case, by reason of any matter, cause or thing whatsoever arising under, relating to or in connection with any of the Subject Agreements or the transactions and arrangements carried out thereunder or contemplated thereby. SDTS covenants and agrees not to, and shall cause each of the other SDTS Releasors not to, assert any such Claim against any of the Oncor Releasees or SU Releasees. Notwithstanding the foregoing provisions of this Section 1.2(b), such waiver, relinquishment, release and discharge shall not apply to any Claims arising (i) under the express terms of this Agreement, the Asset Exchange Agreement, the Merger Agreement or any Ancillary Agreement, as applicable, or (ii) as a result of fraud.

(c) Effective immediately, SU, on behalf of itself and its Affiliates and their respective Representatives and equityholders and their respective successors and assigns (collectively, the “SU Releasors” and collectively with the Oncor Releasors and the SDTS Releasors, the “Releasing Parties”), hereby irrevocably and unconditionally waives, relinquishes, releases and forever discharges (i) the Oncor Releasees and (ii) the SDTS Releasees, in each case, from and against any and all Claims that such SU Releasors ever had, now have or may have against any Oncor Releasee or SDTS Releasee, in each case, by reason of any matter, cause or thing whatsoever arising under, relating to or in connection with any of the Subject Agreements or the transactions and arrangements carried out thereunder or contemplated thereby. SU covenants and agrees not to, and shall cause each of the other SU Releasors not to, assert any such Claim against any of the Oncor Releasees or SDTS Releasees. Notwithstanding the foregoing provisions of this Section 1.2(c), such waiver, relinquishment, release and discharge shall not apply to any Claims arising (i) under the express terms of this Agreement, the Asset Exchange Agreement, the Merger Agreement or any Ancillary Agreement (as defined in the Asset Exchange Agreement), as applicable, or (ii) as a result of fraud.

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(d) EACH OF THE PARTIES, ON ITS OWN BEHALF AND ON BEHALF OF EACH RELEASING PARTY, EXPRESSLY AND IRREVOCABLY WAIVES ALL RIGHTS AFFORDED BY ANY STATUTE OR COMMON LAW PRINCIPLES, WHICH LIMIT THE EFFECT OF A RELEASE WITH RESPECT TO UNKNOWN CLAIMS. EACH OF THE PARTIES, ON ITS OWN BEHALF AND ON BEHALF OF EACH RELEASING PARTY, ACKNOWLEDGES THAT IT UNDERSTANDS THE SIGNIFICANCE OF THIS RELEASE OF UNKNOWN CLAIMS AND WAIVER OF ANY STATUTORY PROTECTION AGAINST A RELEASE OF UNKNOWN CLAIMS. EACH OF THE PARTIES, ON ITS OWN BEHALF AND ON BEHALF OF EACH RELEASING PARTY, ACKNOWLEDGES AND AGREES THAT THIS WAIVER IS AN ESSENTIAL AND MATERIAL TERM OF THE ASSET EXCHANGE AGREEMENT AND THE MERGER AGREEMENT.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Each Party hereby severally represents and warrants (as to itself and not any other Party) to the other Parties that as of the date hereof:

Section 2.1 Organization; Good Standing. Such Party is an entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of the jurisdiction of its organization.

Section 2.2 Authorization. Such Party has all requisite corporate or similar power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement in accordance with its terms. The execution, delivery and performance of this Agreement by such Party and the consummation by such Party of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate or similar action on the part of such Party. This Agreement has been duly executed and delivered by such Party and, assuming the due authorization, execution and delivery of this Agreement by each of the other Parties hereto, constitutes the legal, valid and binding obligation of such Party, enforceable against it in accordance with the terms hereof, subject to the Bankruptcy Exceptions.

Section 2.3 No Conflicts. The execution, delivery and performance by such Party of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not (i) conflict with or violate any Law applicable to such Party, (ii) conflict with or violate the organizational documents of such Party or (iii) conflict with, result in a breach of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default or require any consent (other than any consent which was obtained prior to the Closing) under, any material Contract to which such Party is a party or by which it or its properties are bound.

Section 2.4 No Assignment of Claims. Such Party has not assigned or otherwise transferred or subrogated, or purported to assign, transfer or subrogate, to any Person any Claim or portion thereof or interest therein that such Party is releasing or purporting to release pursuant to Section 1.2.

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ARTICLE III

ADDITIONAL COVENANTS

Section 3.1 Further Assurances. From time to time after the date hereof, as and when requested by any Party hereto, each of the other Parties shall, at the expense of the requesting Party, execute and deliver, or cause to be executed and delivered, all such documents and instruments and take, or cause to be taken, all such further actions as such requesting Party may reasonably deem necessary or desirable to evidence and effectuate the transactions and arrangements contemplated by this Agreement, including but not limited to, the termination of the Subject Agreements provided for in Section 1.1 and the releases granted pursuant to Section 1.2.

Section 3.2 Destruction of Tower Design License Agreement Proprietary Information. SU acknowledges Oncor’s request to return any Proprietary Information (as defined in the Tower Design License Agreement) in its possession and to have deleted and irretrievably overwritten from the hard drives and other digital storage media in its possession or over which SU has control. SU agrees to use commercially reasonable efforts to deliver the certification required by the Undertaking as promptly as reasonably practicable, and in any event, within 90 days after the date hereof.

ARTICLE IV

MISCELLANEOUS

Section 4.1 Entire Agreement. This Agreement (including the Exhibits hereto), together with the Asset Exchange Agreement and the Merger Agreement, constitutes the entire agreement of the Parties with respect to the subject matter hereof, and supersedes all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the Parties with respect to such subject matter.

Section 4.2 Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal Laws of the State of Delaware, without regard to the Laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

Section 4.3 Submission to Jurisdiction. Each of the Parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any Party or its Affiliates against any other Party or its Affiliates shall be brought and determined in any federal or state court located in Dallas County in the State of Texas. Each of the Parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the Parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Texas, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Texas as described herein. Each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions

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contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Texas as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 4.4 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY HEREBY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 4.4.

Section 4.5 Amendments; Waivers. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the Parties in interest at the time of the amendment. The rights of any Party under this Agreement may not be waived except by a written instrument executed by such Party.

Section 4.6 No Third Party Beneficiaries. This Agreement is for the sole benefit of the Parties hereto and their respective successors and assigns and the other Persons identified as Oncor Releasees, SDTS Releasees and SU Releasees in Section 1.2, and nothing herein expressed or implied shall give or be construed to give to any other Person any third-party beneficiary rights, obligations or benefits hereunder.

Section 4.7 Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any Party without the prior written consent of the other Parties, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

Section 4.8 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction.

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Section 4.9 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. This Agreement may be executed by .pdf signature and a .pdf signature shall constitute an original for all purposes.

[Signature pages follow]

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IN WITNESS WHEREOF, this Agreement has been executed as of the date first written above.

Oncor Electric Delivery Company LLC

By:
Name:
Title:

Sharyland Distribution & Transmission Services, L.L.C.

By:
Name:
Title:

Sharyland Utilities, L.P.

By:	Shary Holdings, L.L.C., its general partner

By:
Name:
Title:

[Signature Page to Termination and Release Agreement]

Exhibit A

Subject Agreements

1.	Transition Services Agreement, dated as of November 9, 2017, between Oncor and Sharyland (the “Transition Services Agreement”).

2.	Tower Design License Agreement, dated as of November 9, 2017, among Oncor, SDTS and (pursuant to an undertaking) Sharyland (the “Tower Design License Agreement”).

3.	Fiber Sharing Agreement, dated as of November 9, 2017, among Oncor, SDTS and Sharyland.

4.	Commercial Lease Agreement, dated as of November 9, 2017, between Oncor and Sharyland.

Exhibit C

Form of O&M Agreement

See attached.

OPERATION AND MAINTENANCE AGREEMENT

This OPERATION AND MAINTENANCE AGREEMENT (this “Agreement”) is entered into as of [                    ], 2018 (the “Effective Date”) by and between Oncor Electric Delivery Company LLC, a Delaware limited liability company (“Oncor”), and Sharyland Utilities, L.P., a Texas limited partnership (“SU”). Capitalized terms used in this Agreement have the meanings assigned to them in Section 1.

RECITALS

WHEREAS, on October 18, 2018, InfraREIT, Inc., a Maryland corporation (the “Company”), Oncor, 1912 Merger Sub LLC, a Delaware limited liability company (“Merger Sub”), Oncor T&D Partners, LP, a Delaware limited partnership (“Merger Partnership”), and InfraREIT Partners, LP, a Delaware limited partnership (the “Partnership”) entered into an Agreement and Plan of Merger (the “HIFR Merger Agreement”), pursuant to which, among other things, (i) the Company will merge with and into Merger Sub, with Merger Sub being the surviving entity (the “Company Merger”), and (ii) immediately following the Company Merger, Merger Partnership will merge with and into the Partnership, with the Partnership being the surviving entity (the “Partnership Merger” and, together with the Company Merger, the “Mergers”);

WHEREAS, on October 18, 2018, SU and Sharyland Distribution & Transmission Services, L.L.C., a Texas limited liability company (“SDTS”) among others, entered into an Agreement and Plan of Merger (the “Asset Exchange Merger Agreement”), pursuant to which, through the joint survivor merger of SU and SDTS (the “Asset Exchange”), (i) SU has agreed to allocate to SDTS, and SDTS has agreed to accept and assume, certain assets and liabilities and (ii) SDTS has agreed to allocate to SU, and SU has agreed to accept and assume, certain assets and liabilities, in each case as more specifically described in the Asset Exchange Merger Agreement;

WHEREAS, on October 18, 2018, SU, SU Investment Partners, L.P., a Texas limited partnership, and Sempra Energy, a California corporation (“Sempra”), entered into a Securities Purchase Agreement pursuant to which Sempra has agreed to purchase limited partnership interests in SU representing 50% of the economic interest in SU (the “SU Purchase” and collectively with the Mergers and the Asset Exchange, the “Transactions”); and

WHEREAS, in connection with the Transactions, Oncor, as a subsidiary of Sempra, and an affiliate of SU as that term is defined pursuant to the Public Utility Regulatory Act (“PURA”) and Public Utility Commission of Texas (“PUCT”) rules, has agreed as an accommodation to SU to provide certain operations and maintenance services with respect to the STX Assets pursuant to the terms and subject to the conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the premises, the terms and conditions set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Oncor and SU agree as follows:

SECTION 1. Definitions; Rules of Construction. As used in this Agreement, the terms set forth below shall have the following meanings:

“Affiliate” has the meaning set forth in PURA and PUCT rules.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Ancillary Agreements” has the meaning set forth in the Asset Exchange Merger Agreement.

“Asset Exchange Merger Agreement” has the meaning set forth in the recitals to this Agreement.

“Building Plan Assets” means those facilities built and owned in accordance with the Building Plan set forth in the Future Development Agreement dated as of [                    ], 2018, between Oncor, SDTS, and SU.

“Claim” means any demand, claim, lawsuit, investigation, proceeding, cause of action or chose in action, right of recovery or right of set-off of any kind or character.

“Company” has the meaning set forth in the recitals to this Agreement.

“Company Merger” has the meaning set forth in the recitals to this Agreement.

“Covered Persons” has the meaning set forth in Section 9 of this Agreement.

“DC Tie” shall mean the two 150-megawatt high-voltage direct current ties between Texas and Mexico and related inventory and other assets.

“Effective Date” has the meaning set forth in the preamble to this Agreement.

“ERCOT” has the meaning set forth in Section 2.1(b) of this Agreement.

“Expansion” means the addition of equipment or components to an SU Asset in order to (a) interconnect new, contiguous transmission facilities or (b) provide for a change of electrical characteristics or properties resulting in an increase of or material change to the original size or design of the SU Asset.

“FERC” has the meaning set forth in Section 2.2(a) of this Agreement.

“Good Utility Practice” has the meaning set forth in the PUCT rules.

“HIFR Merger Agreement” has the meaning set forth in the recitals to this Agreement.

“Laws” has the meaning set forth in the Asset Exchange Merger Agreement.

“Legal Proceeding” means any judicial, administrative or arbitral action, suit or proceeding by or before any court or other governmental entity, whether civil, criminal or investigative.

“Losses” means, without duplication, any and all Claims, judgments, awards, losses, damages, costs, liabilities, obligations and expenses, including reasonable Third Party legal fees and expenses, interest, penalties and reasonable expenses of investigation, whether involving a dispute solely between the parties hereto or otherwise.

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“Maintenance Services” shall mean all services described in Exhibit B that are to be provided by Oncor to SU pursuant to this Agreement.

“Merger Partnership” has the meaning set forth in the recitals to this Agreement.

“Merger Sub” has the meaning set forth in the recitals to this Agreement.

“Mergers” has the meaning set forth in the recitals to this Agreement.

“NERC” has the meaning set forth in Section 2.1(b) of this Agreement.

“Oncor” has the meaning set forth in the preamble to this Agreement.

“Operations Services” shall mean all services described in Exhibit A that are to be provided by Oncor to SU pursuant to this Agreement.

“Partnership” has the meaning set forth in the recitals to this Agreement.

“Partnership Merger” has the meaning set forth in the recitals to this Agreement.

“Party” shall mean Oncor or SU, as applicable.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including any governmental entity.

“PUCT” has the meaning set forth in the recitals to this Agreement.

“PURA” has the meaning set forth in the recitals to this Agreement.

“Reliability Standards” has the meaning set forth in Section 2.2(a) of this Agreement.

“Reliability Standards Compliance Services” has the meaning set forth in Section 2.2(a) of this Agreement.

“Security Regulations” has the meaning set forth in Section 7 of this Agreement.

“Sempra” has the meaning set forth in the recitals to this Agreement.

“Service Consents” has the meaning set forth in Section 2.3(a) of this Agreement.

“Services” shall mean the Operations Services set forth in Exhibit A, Maintenance Services set forth in Exhibit B, and services described in Section 2 of this Agreement, as applicable, with respect to the SU Assets, in keeping with the obligations and responsibilities of (i) a Transmission Operator as defined under the NERC rules and functional model and the ERCOT Protocols and Operating Guides, and (ii) as determined by the Parties pursuant to Section 2.1(b).

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“STX Assets” has the meaning set forth in the Asset Exchange Merger Agreement.

“SU” has the meaning set forth in the preamble to this Agreement.

“SU Assets” means the (i) STX Assets, including the DC Tie, (ii) the N. Edinburg to Palmito 345 kV transmission line and associated facilities located in south Texas and known as the Cross Valley project, and (iii) Expansions and Upgrades.

“Subsidiary” means, with respect to any Person, any other Person of which (i) at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions, (ii) a general partner interest or (iii) a managing member interest, is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries.

“Systems” has the meaning set forth in Section 7 of this Agreement.

“Tax” or “Taxes” has the meaning set forth in the Asset Exchange Merger Agreement.

“Terminating Party” has the meaning set forth in Section 11.2 of this Agreement.

“Third Party” shall mean any Person that is not a member, partner, employee, Affiliate, or agent of Oncor or SU.

“Third-Party Provider” has the meaning set forth in Section 2.5 of this Agreement.

“Transactions” has the meaning set forth in the recitals to this Agreement.

“TRE” has the meaning set forth in Section 2.2(a) of this Agreement.

“Upgrade” means the replacement of existing equipment or components to an SU Asset in order to increase electrical capacity or reliability and which has no material increase or material change to the SU Asset size or design.

In addition, certain terms are defined in Exhibit A and Exhibit B hereto, and such terms shall have the meanings ascribed to them in such exhibits. Capitalized terms used in this Agreement without definition shall have the respective meanings assigned to them in the Asset Exchange Merger Agreement.

SECTION 2. Performance of Services.

2.1 General.

(a) Upon the terms and conditions set forth in this Agreement, Oncor shall provide the Services, as applicable, to SU and its Subsidiaries during the respective periods set forth in Exhibit A or Exhibit B, and in Section 11.4, as applicable (unless such Services are earlier terminated pursuant to Section 11.3). SU and its Subsidiaries shall comply in all material respects with all applicable policies and procedures of Oncor as provided to SU and its Subsidiaries from time to time, including any changes required by applicable Law; provided, however, that Oncor will use commercially reasonable efforts to comply with SU’s policies and procedures if agreed by the Parties

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or reasonably necessary to comply with the applicable tariff. SU acknowledges and agrees that, after the expiration or termination of the obligations of Oncor to provide specific Services pursuant to this Agreement and any applicable transition period, SU shall be solely responsible for providing or arranging for the provision of similar or replacement services, and neither Oncor nor any of its Affiliates shall be responsible for any Losses or other consequences arising from the inability or failure on the part of SU or its Subsidiaries or any of its Affiliates to provide similar or replacement services for itself or to arrange for such services to be provided by Third Parties.

(b) The Parties acknowledge and agree that Oncor and SU will, at least annually or on a more frequent schedule agreed to by the Parties, coordinate in good faith to review and update, as necessary, the respective roles and responsibilities of the Parties consistent with Oncor’s provision of the Operations Services and Maintenance Services as a Transmission Operator and SU’s obligations as the owner of the SU Assets. This assignment of roles between the Parties will be guided by: (i) North American Electric Reliability Corporation’s (“NERC”) designation of functions as Transmission Operator functions; (ii) NERC’s designation of functions as Transmission Owner functions; (iii) the Electric Reliability Council of Texas’ (“ERCOT”) designation of functions as Transmission Operator functions; (iv) and ERCOT’s designation of functions as Transmission Service Provider functions. This assignment of roles will include the Parties’ respective responsibilities for regulatory compliance obligations and reporting to NERC, ERCOT, and the PUCT.

(c) SU shall provide all data, books, records, drawings, and other documentation requested by Oncor related to the historical operations and maintenance of the SU Assets. During the term of this Agreement, including any transition period provided for in Section 11.4, Oncor agrees to maintain all SU-provided data, books, records, drawings, and other documentation related to the historical and ongoing operations and maintenance of SU Assets, including Oncor’s provision of Services, so that upon reasonable notice, such data, books, records, drawings, and other documentation shall be available to SU.

(d) By September 15th of each year during the term of this Agreement or during the transition period provided for in Section 11.4, Oncor agrees to prepare annual budget forecasts related to the Services, including forecasts for operation and maintenance expenses, and submit those budget forecasts to SU.

(e) To the extent that the responsibility for any services necessary to adequately operate or maintain SU Assets is not clearly addressed or assigned by this Agreement, the Parties agree to act in good faith and cooperate to determine the responsible Party and ensure the safe and reliable operation of the SU Assets consistent with Good Utility Practice, Reliability Standards, and other applicable legal requirements.

(f) For the avoidance of doubt, the Services do not include, and this Agreement does not cover, any operations or maintenance services provided by Oncor to SU for the Building Plan Assets.

(g) All services performed by Oncor under this Agreement shall be performed pursuant to applicable PUCT rules, ERCOT Protocols and Operating Guides, and all other relevant laws and industry standards.

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(h) Oncor has the right of ingress and egress across all fee property and easements of SU necessary to gain access to applicable assets in order to provide the Services. Upon reasonable notice to Oncor, SU will have access to SU Assets for inspection or performance of Services not performed by Oncor. Oncor may require SU personnel to be escorted by a designated Oncor representative when entering SU Asset facilities. Third Parties engaged by either Oncor or SU in order to perform obligations and responsibilities to operate and maintain the SU Assets pursuant to this Agreement, will have the access to the SU Assets pursuant to the same terms applicable to the Party that engaged the Third Party.

2.2 Reliability Standards Compliance.

(a) After consummation of the Transactions, Oncor shall provide to SU all Transmission Operator services necessary for compliance with reliability standards approved by the Federal Energy Regulatory Commission (“FERC”) and developed and enforced by NERC or any other successor electric reliability organization designated by FERC, and the Texas Reliability Entity (“TRE”) or any other successor regional entity designated by FERC (collectively, “Reliability Standards”). Those services shall include, but are not limited to, (i) identification, negotiation, and completion of any necessary new or modified registrations at NERC or TRE as a result of the Transactions or this Agreement; (ii) implementation of the applicable policies and procedures that Oncor deems necessary for compliance with applicable Reliability Standards; (iii) review of newly proposed or amended Reliability Standards for applicability; (iv) evaluation of potential non-compliance circumstances, determination of whether a potential non-compliance circumstance exists, preparation and submission of any necessary report or log of that potential non-compliance circumstance, negotiation with FERC, NERC, or TRE as required concerning that report or log of potential non-compliance, and determination of the appropriate resolution of that report or log; (v) payment of any penalty assessed as a result of a potential non-compliance circumstance; and (vi) preparation for and representation of Oncor, SU, or both during any compliance engagement with FERC, NERC, or TRE and during any subsequent related interactions (the “Reliability Standards Compliance Services”). For the avoidance of doubt, Oncor shall fulfill all Transmission Operator obligations for SU. In addition, Oncor will provide similar services for any other FERC, NERC, TRE (or successor entities) functions assigned between the Parties pursuant to Section 2.1(b) of this Agreement.

(b) Oncor will be responsible for evaluating and resolving all potential non-compliance issues that have been identified by SU or its Affiliates and reported to FERC, NERC, or TRE before consummation of the Transactions and all potential non-compliance issues that have been identified by FERC, NERC, or TRE before consummation of the Transactions, including those issues identified in FERC, NERC, or TRE audits. Oncor will also be responsible for evaluating and addressing all potential non-compliance issues that become known after consummation of the Transactions, regardless of when the underlying event occurred. For the avoidance of doubt, Oncor’s responsibilities and potential liability under this Section 2.2(b) are limited to potential non-compliance issues regarding the NERC Transmission Operator functions. Except as provided under Section 9 of this Agreement, Oncor shall not be liable for potential non-compliance issues regarding SU’s obligations as the owner of the SU Assets.

(c) Notwithstanding any Third-Party action that constitutes force majeure under Section 5.3 of this Agreement or anything in any other Ancillary Agreement, SU shall reimburse Oncor for any penalties assessed by FERC, NERC, or TRE for an action taken or a failure to act that constitutes a failure to comply with an applicable Reliability Standard if that action or failure to act

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occurred before consummation of the Transactions or is a non-compliance issue regarding SU’s obligations as the owner of the SU Assets. For the avoidance of doubt, SU shall be obligated to reimburse Oncor for all penalties assessed by FERC, NERC, or TRE, or related settlement amounts, stemming from all instances of noncompliance found in SU’s 2018 TRE audit; provided, however, that SU shall not be obligated to reimburse Oncor for any settlement regarding such penalties entered into or otherwise accepted without the prior written consent of SU. Oncor shall pay any penalties assessed by FERC, NERC, or TRE for an action taken or a failure to act after consummation of the Transactions and during the term of this Agreement.

(d) SU agrees to provide to Oncor documentation, where available, and reasonable assistance needed to demonstrate compliance with applicable Reliability Standards and to support the investigation of any potential non-compliance circumstances.

(e) Oncor agrees to provide to SU (i) notice of an initiation of any NERC or TRE audit as soon as practicable; (ii) the results of any NERC or TRE audit within five (5) days of receiving those results; and (iii) upon reasonable request from SU, information about a NERC or TRE audit during the pendency of any such audit.

2.3 Third-Party Consents.

(a) The Parties acknowledge and agree that it may be necessary to obtain from Third Parties certain consents, permits, licenses, and/or sublicenses (the “Service Consents”) in order for (i) Oncor to use third-party applications, systems, networks, services and the like in the provision of certain Services and/or (ii) SU and its Subsidiaries to receive certain Services.

(b) The Parties will cooperate to obtain the Service Consents; provided, however, that if the necessary consents cannot reasonably be obtained in a timely manner without commercially unreasonable effort or expense, the Parties hereto will cooperate in good faith to arrange for mutually acceptable alternative methods of delivering any applicable Service.

2.4 No Representations. Except as specifically provided in this Section 2 and the applicable portion of Exhibit A or Exhibit B regarding a particular Service, Oncor is not making any express or implied representation, warranty or guaranty relating to the Services to be performed by Oncor under this Agreement, including, without limitation, any warranty of merchantability or fitness for a particular purpose.

2.5 Third-Party Providers. The Parties acknowledge and agree that certain of the Services hereunder may be provided to or for the benefit of SU or its Subsidiaries by Third Parties (each, a “Third-Party Provider”) on behalf or at the request of Oncor. Nothing in this Agreement will be construed to limit Oncor’s right to administer, in its sole discretion, its relationships with Third-Party Providers, including, but not limited to, Oncor’s right to amend, modify or terminate existing contracts with Third-Party Providers or enter into new contracts with Third-Party Providers. Any Third-Party Providers used in the course of providing the Services will be engaged on substantially similar terms as Oncor’s business practices for the applicable services, including with respect to minimum insurance requirements, warranties, and other customary terms.

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SECTION 3. Pricing; Payment Terms.

3.1 Pricing. Oncor will provide Services at cost, billed in accordance with Section 3.2, which will (a) be through direct charges or determined under an allocated cost methodology that is intended to allow SU to recover such costs in rates and (b) include all allocations, expenses, costs and any other charges, including those incurred pursuant to Section 2.5, which may be recovered by SU pursuant to Section 3.1(a). Any amounts due under this Agreement shall not include a markup or profit nor be higher than the fees and rates charged by (i) the Third-Party Providers to Oncor or, (ii) Oncor for the same item or class of items to Oncor’s other Affiliates or divisions or a non-Affiliated Person within the same market area or having the same market conditions, as applicable and as contemplated by PURA and PUCT rules.

3.2 Payment Terms. Any amounts due under this Agreement shall be billed and paid for in the following manner: (a) Oncor shall invoice SU on a monthly basis for all Services delivered during the preceding month; (b) each such invoice shall include a reasonably detailed breakdown of costs and expenses in accordance with Section 3.1 in connection with such Services, if any; (c) each such invoice shall be payable by SU within 30 days of receipt thereof; and (d) payment of all invoices in respect of the applicable Services provided hereunder shall be made in U.S. Dollars ($) payable by SU by wire transfer of immediately available funds to such account or accounts as may be designated from time to time by Oncor. If SU disputes the accuracy of any such invoice, SU shall pay to Oncor the undisputed amount and the Parties shall, without prejudice to Oncor’s rights pursuant to Section 11.2 or Section 17, promptly work in good faith to resolve any disputed amounts. If SU fails to pay in full any invoice when due (other than any such amount that is being disputed by SU in good faith, except to the extent that it is ultimately determined that such disputed amount is validly due and owed to Oncor), interest shall accrue daily on the unpaid amount from the date when due until such amounts are paid at a rate equal to 1% per annum.

SECTION 4. Taxes. Each Party shall be solely responsible for the reporting, withholding, and payment of (a) any real or personal property Taxes on property it owns or leases, (b) franchise, margin, privilege and similar Taxes on its business, (c) the employment Taxes of its employees and (d) Taxes based on its income or gross receipts; provided, for the avoidance of doubt, nothing in this Section 4 shall change the allocation of liability with respect to Taxes as set forth in the Asset Exchange Merger Agreement.

SECTION 5. Limitations.

5.1 Cooperation. SU shall, and shall cause its Subsidiaries to, use all reasonable efforts to cooperate with Oncor and any Third-Party Provider in order to facilitate the provision and receipt of the Services hereunder. In addition, Oncor shall, and cause any Third-Party Providers to, use all reasonable efforts to cooperate with SU and its Subsidiaries in order to ensure the proper provision of the Services. Each Party acknowledges that the provision of the Services by Oncor is dependent upon such reasonable cooperation. If any failure of SU to comply with this Section 5.1 prevents Oncor or any Third-Party Provider from providing any Services, Oncor shall give notice to SU in writing and shall be relieved, for as long as such failure continues, of its obligation to provide the relevant Services to the extent such failure renders such provision of Services unduly burdensome or commercially unreasonable.

5.2 Changes in Laws. Neither Party shall be required to perform any obligation under this Agreement to the extent performance of such obligation is prohibited by, or would require the Party to violate, any applicable Law, including without limitation any rule or regulation promulgated by the PUCT or ERCOT.

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5.3 Force Majeure. Oncor shall not be responsible or liable to SU or any of its Affiliates, directors, officers, employees, or representatives for any delay or failure to perform under this Agreement due to circumstances beyond its control, including any acts of God, acts of any governmental entity or military authority, fires, explosions, power failures, telecommunications service failures, floods, storms, tornadoes, earthquakes, elements of nature, epidemics, riots or civil disturbances, wars, sabotage, terrorism, rebellions or revolutions or similar events and any delays or failures caused by the nonperformance on the part of SU or its Affiliates (other than Oncor) or the nonperformance on the part of any Third Party engaged by or under the control or responsibility of Oncor. Oncor will promptly notify SU in writing upon learning of the occurrence of such event of force majeure and detailing which Service (or portion of any Service) is directly impacted by such event of force majeure. Oncor will use commercially reasonable efforts and in keeping with NERC and TRE requirements and Good Utility Practice to resume its performance of such impacted Services as promptly as reasonably practicable after the cessation of the force majeure event.

SECTION 6. Confidentiality. Each Party recognizes that, in the course of performing or receiving, as applicable, the Services hereunder, it may acquire proprietary, secret or confidential information concerning the business and operations of the other Party or its Affiliates. Accordingly, each Party covenants to the other Party that it will not, and it will not permit any of its Affiliates to, except in connection with the enforcement of its rights under this Agreement or with the prior written consent of the other Party, disclose to any Third Party any proprietary, secret or confidential information obtained in connection with this Agreement and relating to the other Party or its Affiliates or their respective businesses and operations. The foregoing obligations of each Party receiving proprietary, secret or confidential information shall not apply to any information that (x) is or becomes generally available to the public other than as a result of disclosure by such Party or its Affiliates, (y) was or becomes available on a non-confidential basis to such Party from a source other than the other Party (other than in connection with the provision of Services hereunder) or (z) is required to be disclosed by such Party under applicable Law.

SECTION 7. Systems Access. To the extent that a Party and/or its Affiliates is given access to the computer systems, infrastructure, databases, software, facilities, or networks of the other Party or any Third-Party Provider (“Systems”) in connection with the performance or receipt of Services hereunder, such access shall be limited to access in connection with performance or receipt, as applicable, of such Services. Each Party shall cause its personnel and any personnel of its Affiliates with such access to comply with the system security policies, standards, procedures and requirements of the other Party or any Third-Party Provider, as reasonably revised from time to time, with regard to the Systems or in any applicable license agreement or lease agreement in effect with regard to the Systems (the “Security Regulations”), and will not tamper with, compromise or circumvent any security or audit measures employed by the other Party or any Third-Party Provider, as applicable; provided, in either case, that such Party has prior notice of the applicable Security Regulations or security or audit measures.

SECTION 8. Relationship of the Parties. In connection with this Agreement, Oncor is acting as an independent contractor and Affiliate provider of services as defined in PURA and PUCT rules. However, Oncor shall not have any authority to bind or commit SU or any of its Subsidiaries. Nothing in this Agreement will be deemed or construed to create a joint venture, partnership or agency relationship between the Parties for any purpose. Oncor will have the sole

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right to exercise all authority with respect to, and the sole responsibility for, the employment (including termination of employment), assignment, and compensation of its employees and representatives providing services hereunder. Oncor will have the sole right to control and directly supervise the method, manner, and details of the Services as long as they are consistent with Good Utility Practice, Reliability Standards, and all other applicable Laws and standards.

SECTION 9. Indemnification.

(a) SU shall indemnify, defend and hold harmless Oncor and each of its Affiliates, and each of their respective officers, directors, employees, members, managers, partners, agents, representatives and successors and assigns (such persons or entities being referred to, in relation to Oncor and its Affiliates, as their “Covered Persons”), from and against any and all Losses incurred by Oncor or its Affiliates or their respective Covered Persons based upon or arising from any Claim asserted or commenced against or sought to be imposed on any such persons by a Third Party as a result of or in connection with the provision of Services by Oncor or a Third-Party Provider (regardless of whether such Losses arise from the negligence or other fault of Oncor or any of its Affiliates or any of their Covered Persons or Third-Party Providers), except to the extent that such Losses are determined by final judgment of a court of competent jurisdiction to result from the gross negligence or willful misconduct of Oncor or any of its Affiliates.

(b) If (A) any (i) Claim asserted against Oncor, any of its Affiliates or any of their respective Covered Persons, or SU or any of its Affiliates or (ii) other Losses incurred by Oncor, any of its Affiliates or any their respective Covered Persons, or incurred by SU or any of its Affiliates, in either case, are the result of the action or inaction of a Third-Party Provider, and (B) any Losses resulting from such Claim or such other Losses would be covered by the terms of the applicable agreement between Oncor, or its Affiliate, and such Third-Party Provider, Oncor agrees to enforce (or cause its Affiliate to enforce) all of its applicable rights to recover any Losses available under the applicable Third-Party Provider agreement, and any amounts so recovered shall (x) reduce any amounts payable by SU to Oncor, any of its Affiliates or any of their respective Covered Persons under Section 9(a), if applicable, or (y) in the case of Losses incurred by SU or any of its Affiliates, shall be paid to SU in respect of such Losses.

(c) Oncor will maintain at all times during the term of this Agreement, a liability insurance program for Oncor’s indemnities under this Agreement, which program may be based on any combination of commercial general liability or excess liability policies with coverages typical of like utilities and will include SU as an additional insured.

SECTION 10. Limitation of Liability.

10.1 No Consequential Damages. Except in the event of breaches of confidentiality, neither Party nor its Affiliates nor any of their respective Covered Persons shall be liable to the other Party for punitive, incidental, consequential, special or indirect damages, or loss of future profits, revenue or income, damages based on a multiple of earnings, diminution in value or loss of business reputation or opportunity in connection with this Agreement or relating to the breach or alleged breach of the Agreement, regardless of whether such damages or losses were foreseeable or would be recoverable under the standard set forth in Section 9.

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10.2 Other Liability. Neither Party nor its Affiliates nor any of their respective Covered Persons shall have any liability whatsoever to the other Party and its Affiliates in connection with this Agreement or the performance of Services hereunder (regardless of whether such liability arises from the negligence or other fault of such Party or any of its Affiliates or any of their respective Covered Persons), except to the extent such liability is determined by final judgment of a court of competent jurisdiction to arise from the gross negligence or willful misconduct of such Party or its Affiliates; provided, however, that in no event shall the liability of either Party, its Affiliates or their respective Covered Persons for Losses hereunder (notwithstanding the fact that such liability is or may be based on allegations of gross negligence or willful misconduct) exceed $500,000 in the aggregate.

10.3 Exceptions. The limitations set forth in this Section 10 shall not apply to a Party’s payment obligations pursuant to Section 3.

SECTION 11. Term and Termination.

11.1 Term. The term of this Agreement shall begin on the Effective Date and remain in effect for 10 years or until terminated pursuant to Section 11.2.

11.2 Termination of this Agreement. This Agreement or any Service hereunder may be terminated at any time by either Party (the “Terminating Party”) upon delivery of written notice to the other Party if:

(a) the other Party makes an assignment for the benefit of creditors, or becomes bankrupt or insolvent, or is the subject of a petition in bankruptcy, or takes advantage of any state, federal or foreign bankruptcy or insolvency act, or if a receiver or receiver/manager is appointed for all or any substantial part of its property and business and such receiver or receiver/manager remains undischarged for a period of 15 days;

(b) if Sempra is not a Consent LP at Sharyland Holdings, L.P., as defined in the Amended and Restated Limited Partnership Agreement of Sharyland Holdings, L.P., or

(c) the other Party materially defaults in the performance of any of its covenants or obligations contained in this Agreement and such default is not remedied to the nondefaulting Party’s reasonable satisfaction within 30 days after notice to the defaulting Party of such default.

11.3 Termination of Services. Without limiting Section 11.2, Oncor’s obligation to perform, or SU’s obligation to receive, specific Services under this Agreement may be terminated in accordance with the applicable provisions set forth in Exhibit A or Exhibit B; provided, however, that SU may terminate the provision of any Service by Oncor at any time upon 30 days’ prior written notice. Following termination of any Service pursuant to this Section 11.3, SU shall remain responsible for all accrued and unpaid payments pursuant to Section 3 with respect to such Service through the date of such termination. At the time of termination, Oncor will provide SU with all data, books, records, drawings and other documentation contemplated in Section 2.1(c), including any data, books, records, drawings and other documentation that covers a transition period contemplated in Section 11.4; provided, however, that Oncor shall not be required to provide SU with data or other documentation that is proprietary to Oncor except to the extent that such data or other documentation is necessary for the operation of SU Assets. All proprietary information will be maintained confidentially pursuant to Section 6 and any other non-disclosure agreement negotiated by the parties.

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11.4 Transition of Services After Termination. In the event this Agreement is terminated for any reason, Oncor will continue to provide the Services until such time as SU is able to engage another provider for the Services or provide the Services itself, but in no event will the transition period be longer than twelve (12) months from the date of delivery of written notice of termination, provided that SU will use its reasonable best efforts to complete a transition within nine (9) months. During the transition period, Oncor and its Affiliates will cooperate with SU and provide information and other support as reasonably necessary to effectuate the transition to a new provider of the Services. In the event that additional time is required to transition the Services to another provider, SU will have the right to extend the transition period for Oncor’s provision of control room-related services for an additional six (6) months. Upon termination, the Parties agree to cooperate and prepare an agreed transition plan in order to effectuate the efficient transition of Services to a new service provider so that SU Assets will continue to be safely and reliably operated and maintained during the transition period.

11.5 Effect of Termination. Sections 1, 2.4, 3, 4, 6, and 9 through 16 shall survive any termination of this Agreement.

SECTION 12. Integrated Contract; Exhibits. This Agreement, including the Exhibits hereto, together with the Asset Exchange Merger Agreement and each of the Ancillary Agreements, constitutes the entire agreement between the Parties with respect to the subject matter hereof and thereof and cancels, merges and supersedes all prior and contemporaneous oral or written agreements, representations and warranties, arrangements and understandings relating to the subject matter hereof. The Parties expressly represent that in entering into this Agreement: (a) they are not relying upon any statements, understandings, representations, expectations, or agreements other than those expressly set forth in this Agreement; (b) they have been represented and advised by counsel in connection with this Agreement, which they have entered into voluntarily and of their own choice, and not under coercion or duress; (c) they are relying upon their own knowledge and the advice of counsel; and (d) they knowingly waive any right to rescind or avoid this Agreement based upon presently existing facts, known or unknown. All Exhibits hereto are hereby incorporated in and made a part of this Agreement as if set forth in full herein. In the event of any conflict between the provisions of this Agreement (including Exhibits hereto), on the one hand, and the provisions of the Asset Exchange Merger Agreement or the Ancillary Agreements (including the schedules and exhibits thereto), on the other hand, the provisions of this Agreement shall control.

SECTION 13. Amendment. This Agreement may be amended, modified or superseded, and any of the terms, covenants, representations, warranties or conditions hereof may be altered only by an instrument in writing signed by each of the Parties hereto. The observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) by the Party entitled to the benefits of such term, but such waiver shall be effective only if it is in a writing signed by the Party entitled to the benefits of such term and against which such waiver is to be asserted. Unless otherwise expressly provided in this Agreement, no delay or omission on the part of any Party in exercising any right or privilege under this Agreement shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any right or privilege under this Agreement operate as a waiver of any other right or privilege under this Agreement nor shall any single or partial exercise of any right or privilege preclude any other or further exercise thereof or the exercise of any other right or privilege under this Agreement.

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SECTION 14. Assignment; Parties in Interest. Neither this Agreement nor any of the rights or obligations of the Parties hereunder may be assigned without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed. Subject to the first sentence of this Section 14, this Agreement shall be binding upon the Parties hereto and their respective successors and assigns and shall inure to the benefit of the Parties hereto and their respective successors and assigns and the parties indemnified pursuant to Section 9, and no other Person shall have any right, obligation or benefit hereunder. Any attempted assignment in violation of this Section 14 shall be void.

SECTION 15. Books and Records. Oncor will keep and maintain all financial and tax-related books, all records and other documents including but not limited to drawings of stations and transmission lines, related to the Services provided by Oncor that are required to be kept and maintained under its document retention policy, or a document retention policy provided by SU and reasonably agreed by Oncor, and shall make such books and records available to SU upon reasonable notice for reasonable business purposes and during normal business hours.

SECTION 16. No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and the other Persons identified in Section 14, and nothing herein expressed or implied shall give or be construed to give any other Person any legal or equitable rights, obligations or benefits hereunder.

SECTION 17. Notices. All notices, requests, permissions, waivers, and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) three business days after they have been sent by registered or certified mail, postage prepaid, (b) when sent, if sent e-mail transmission (provided that no rejection message is received), (c) when delivered, if delivered personally to the intended recipient, and (d) two business days after they have been sent by overnight delivery via recognized international courier service, in each case, addressed to a Party at the following address for such Party:

If to Oncor:

[                ]

[                ]

[                ]

Attn: [                ]

Tel: [                ]

E-mail: [                ]

If to SU:

[                ]

[                ]

[                ]

Attn: [                ]

Tel: [                ]

E-mail: [                ]

SECTION 18. Governing Law. This Agreement and any disputes arising under or related hereto (whether for breach of contract, tortious conduct or otherwise) shall be governed and construed in accordance with the laws of the State of Texas, without reference to its conflicts of law principles.

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SECTION 19. Choice of Forum.

(a) Each of the parties hereto (i) submits to the exclusive jurisdiction of any state or federal court sitting in Dallas, Texas in any Legal Proceeding arising out of or relating to this Agreement, (ii) agrees that all claims in respect of any such Legal Proceeding may be heard and determined in any such court and (iii) agrees not to bring any Legal Proceeding arising out of or relating to this Agreement (whether on the basis of a claim sounding in contract, equity, tort or otherwise) in any other court. Each of the Parties agrees that a final judgment (subject to any appeals therefrom) in any such Legal Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b) Each of the Parties hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue in any Legal Proceeding arising out of or relating to this Agreement in any court specified in accordance with the provisions of Section 19(a). Each of the Parties hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum or forum nonconveniens to the maintenance of such Legal Proceeding in any such court. Each of the parties hereby irrevocably and unconditionally consents to service of process by in the manner provided for notices in Section 17. Nothing in this Agreement will affect the right of any Party to this Agreement to serve process in any other manner permitted by law.

SECTION 20. Severability. If any provision of this Agreement or the application thereof to any persons or circumstances is, to any extent, held invalid or unenforceable, the remainder of this Agreement or the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable will not be affected thereby, and each provision of this Agreement will be valid and enforceable to the extent permitted by law.

[signature pages follow]

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IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the Effective Date.

ONCOR ELECTRIC DELIVERY COMPANY LLC, a Delaware limited liability company

By:
Name:
Title:

SHARYLAND UTILITIES, L.P., a Texas limited partnership

By:
Name:
Title:

[Signature page to Operation and Maintenance Agreement]

EXHIBIT A

Operations Services

Description of Service:

Oncor will provide Operations Services to SU for the SU Assets, consistent with the obligations and responsibilities of (i) a Transmission Operator as defined under the NERC rules and functional model and as defined under ERCOT Protocols and Operation Guides, and (ii) as determined by the Parties pursuant to Section 2.1(b) of this Agreement. Such services will consist of:

•	Monitoring and controlling of facilities;

•	Switching and restoration activities;

•	Clearance coordination;

•	System model management;

•	NERC compliance services;

•	Communications facilities;

•	Systems, tools, and software;

•	Transmission operations center infrastructure;

•	Operate and provide meter reads for Wholesale Distribution Substation Service (“WDSS”) meters;

•	Operate communications system for and certify ERCOT-polled settlement (“EPS”) meters;

•	Training; and

•	Any other service or support required to safely and reliably operate the SU Assets as deemed necessary in the sole discretion of Oncor.

Oncor will provide the Operations Services in order to ensure that operational standards (i) comport with all federal, state, and local requirements (including the rules and requirements of the National Electric Safety Code, FERC, NERC, and the PUCT), and (ii) are in accordance with Good Utility Practice and Oncor standards.

Oncor will not be required to provide Operations Services with respect to any asset (i) not contiguous to, or an Expansion or Upgrade of, the SU Assets, (ii) not located within the geographic area under the jurisdiction of ERCOT, or (iii) in which SU has no ownership interest.

Excluded Services:

Except as required to meet its obligations under or as specifically described in this Exhibit A, or Section 2 of the Agreement (or any services that SU and Oncor identify as described in Section 2.1(b)), and Exhibit B, Oncor will not be responsible for providing any service other than the Operations Services. Services that will be the sole responsibility of SU include, but are not limited to:

•	transmission planning services, including but not limited to planning for the Expansion of SU Assets, receiving and managing generation interconnection requests, ERCOT and utility requests, etc.;

•	engineering and construction services for any substation or transmission project;

•	billing services; and

•	PUCT regulatory affairs, including regulatory reporting, regulatory relations, regulatory filings, and regulatory communications.

Cost of Service:

Oncor will provide the Operations Services, pursuant to Section 3 of the Agreement, at cost, without a mark-up or profit, and will be no higher than the fees Oncor charges to its other Affiliates as defined by PURA and PUCT rules, or the fees Oncor would charge to third parties. Any assigned costs associated with the Operations Services will be assigned to SU on a basis consistent with PUCT rules and precedent. In addition, Oncor will provide support to SU related to SU’s recovery of all costs associated with the Operations Services. Such support shall include, but not be limited to:

•	preparing and providing invoices and other cost information detailing the costs of services;

•	preparing and providing operational data reasonably necessary for regulatory filings and proceedings; and

•

testimony and any related support documentation for any reasonably necessary regulatory filings or proceedings, including but not limited to base-rate case proceedings and interim transmission cost of service filings.

Termination

•	Oncor may terminate its obligation to perform all or part of the Operations Services by providing written notice to SU of the occurrence of any of the following:

(a)

a change in Law or other regulatory requirement such that, in order to continue to provide the Operations Services, Oncor, its Affiliates, ERCOT, or ERCOT assets would become subject to jurisdiction of the Federal Energy Regulatory Commission that did not exist immediately before consummation of the Transactions;

(b)	the sale of Oncor or of all or substantially all of its business to a Third Party or other Oncor change of control;

•	Any termination of Operations Services is subject to the terms of Section_11 in the Agreement addressing the transition of services.

Primary Contacts:

Oncor:

Ph. #: ________

Email: __________

SU:

Ph. #: ________

Email: __________

EXHIBIT B

Maintenance Services

Description of Service:

Oncor will provide Maintenance Services to SU for the SU Assets, consistent with the obligations and responsibilities of (i) a Transmission Operator as defined under the NERC rules and functional model and as defined under ERCOT Protocols and Operation Guides, and (ii) as determined by the Parties pursuant to Section 2.1(b) of this Agreement, including system and equipment maintenance services, including all predictive, preventive and responsive maintenance. The Maintenance Services are divided into Field Operations work, Scheduled Maintenance, and Support Work, as described below:

A.	Field Operations work, which consists of:

•	Routine Field Operations - switching of circuits, breakers, etc. for scheduled maintenance work and Expansions and Upgrades;

•	Meter Maintenance – perform necessary maintenance work for WDSS and EPS meters;

•	Emergency Field Operations - unscheduled switching of circuits, breakers, patrol of lines, alarm checks, etc., relating to system restoration;

•

Emergency Maintenance - tasks that must be performed immediately due to an emergency to prevent the potential loss of service or damage to equipment, or to correct a potentially unsafe or environmentally risky situation. These tasks may include minor and major repairs as identified in Schedule B-1 hereto, system restoration, analytical studies, etc.; and

•

any other Field Operations services or work required to maintain the SU Assets consistent with the obligations of a NERC Transmission Operator, Good Utility Practice, all applicable Reliability Standards, and any other applicable industry standards or legal requirements.

B.	Scheduled Maintenance, which consists of:

•

Preventative Maintenance - includes, but is not limited to, periodic patrols and inspections of the facilities and right-of-way areas; non-emergency work such as calibrations, functional tests, overhauls that do not interrupt service; routine tasks performed on air, hydraulic and gas systems, adjustments of equipment settings, lubrication and routine cleaning of equipment; periodic clearing of rights-of-ways and other vegetation management activities;

•

Predictive Maintenance - includes, but is not limited to, diagnostic testing, and condition monitoring consisting of one or more interval-based condition monitoring tasks. These tasks are non-intrusive techniques used to determine the operating condition of the equipment;

•

Corrective Maintenance—minor and major repairs of equipment. These Corrective Maintenance services include, but are not limited to, tasks that can be performed without causing an interruption to service; and

•

any other Corrective Maintenance work required to maintain the SU Assets consistent with the obligations of a NERC Transmission Operator, Good Utility Practice, all applicable Reliability Standards, and any other applicable industry standards or legal requirements.

C.	Support Work, which consists of:

•	preparation and provision to SU of annual inspection reports and testing results for Maintenance Services, maintenance plans, and any related reports;

•

environmental services including, but not limited to, environmental services expected in the normal course of business, including disposal or recycling of electrical equipment, transformer oil, and miscellaneous maintenance debris, and including reporting to environmental agencies;

•

remediation including, but not limited to, remediation of spills and other contamination, whether the spills or other contamination occurred before or occur after the Agreement’s Effective Date; provided, however, that SU will assume full liability for Losses associated with Legal Proceedings related to spills or other contamination that occurred before the Agreement’s Effective Date;

•

communication and negotiation with landowners regarding necessary access to perform Maintenance Services and to resolve claims for damages of less than $50,000 associated with the provision of Maintenance Services, consistent with customary practice and the manner in which Oncor would resolve similar claims for damages associated with the maintenance Oncor performs on its system; and

•	Oncor will seek approval from SU to resolve any landowner claims for damages greater than $50,000.

•

any other Support Work services required to maintain the SU Assets consistent with the obligations of a NERC Transmission Operator, Good Utility Practice, all applicable Reliability Standards, and any other applicable industry standards or legal requirements.

Oncor will provide the Maintenance Services in order to ensure that operational standards (i) comport with all federal, state, and local requirements (including rules and requirements of the National Electric Safety Code, FERC, NERC, and the PUCT), and (ii) are in accordance with Good Utility Practice and Oncor standards.

Oncor will not be required to provide Maintenance Services with respect to any asset (i) not contiguous to, or an Expansion or Upgrade of, the SU Assets, (ii) not located within the geographic area under the jurisdiction of ERCOT, or (iii) in which SU has no ownership interest.

Excluded Services:

Except as required to meet its obligations under or as specifically described in this Exhibit B, or Exhibit A and Section 2 of the Agreement (or any services that SU and Oncor identify as described in Section 2.1(b)), Oncor will not be responsible for providing any service other than the Maintenance Services. Services that will be the sole responsibility of SU include, but are not limited to:

•	transmission planning services, including but not limited to planning for Expansion of SU Assets, receiving and managing generation interconnection requests, ERCOT and utility requests, etc.;

•	engineering and construction services for any substation and transmission project;

•	maintenance of adequate and appropriate inventory levels to facilitate maintenance and emergency restoration activities;

•	billing services; and

•	PUCT regulatory affairs, including regulatory reporting, regulatory relations, regulatory filings, and regulatory communications.

Cost of Service:

Oncor will provide the Maintenance Services, pursuant to Section 3 of the Agreement, at cost, without a mark-up or profit, and will be no higher than the fees Oncor charges to its other Affiliates as defined by PURA and PUCT rules, or the fees Oncor would charge to third parties. Any assigned costs associated with the Maintenance Services will be assigned to SU based on a basis consistent with PUCT rules and precedent. In addition, Oncor will provide support to SU related to SU’s recovery of all costs associated with Maintenance Services. Such support shall include, but not be limited to:

•	preparing and providing invoices and other cost information detailing the costs of services;

•	preparing and providing operational data reasonably necessary for regulatory filings and proceedings; and

•

testimony and any related support documentation for any reasonably necessary regulatory filings or proceedings, including but not limited to base-rate case proceedings and interim transmission cost of service filings.

Termination

•	Oncor may terminate its obligation to perform all or part of the Maintenance Services by providing written notice to SU of the occurrence of any of the following:

(a)

a change in Law or other regulatory requirement such that, in order to continue to provide the Maintenance Services, Oncor, its Affiliates, ERCOT, or ERCOT assets would become subject to jurisdiction of the FERC that did not exist immediately before consummation of the Transactions;

(b)	the sale of Oncor or of all or substantially all of its business to a Third Party or other Oncor change of control.

•	Any termination of Maintenance Services is subject to the terms of Section_11 in the Agreement addressing the transition of services.

Primary Contacts:

Oncor:

Ph. #: ________

Email: __________

SU:

Ph. #: ________

Email: __________

SCHEDULE B-1

Category	Description/Examples	SU Role	Oncor Role
Emergency Restoration Requiring Facility Replacements - Handled by Oncor

Emergency replacement of facilities such as a relay, breaker, switch, arrester, transformer, transmission line structure, insulator, conductor, etc.

Limited to situations where Oncor is able to utilize available SU storeroom material to make a “like-for-like” replacement that does not require supplemental engineering design and the cost is not expected to exceed $50,000.

		SU responsible for maintaining and providing adequate storeroom inventory to facilitate “like-for-like” replacements.	Oncor will utilize available SU storeroom material to replace facilities for emergency restoration purposes in cases when no engineering is required and cost is not expected to exceed $50,000.

Emergency Restoration Requiring Facility Replacements - Handled by SU

Emergency replacement of facilities such as a relay, breaker, switch, arrester, transformer, transmission line structure, insulator, conductor, etc.

Situations where Oncor is not able to utilize available SU storeroom material to make a “like-for-like” replacement, supplemental engineering design is required, or the cost is expected to exceed $50,000.

		SU responsible for engineering, procurement, and construction of emergency restoration projects.	Escort in station; Perform necessary switching; and Diagnostic testing or commissioning of equipment and protective relay systems.

SCHEDULE B-1

Category	Description/Examples	SU Role	Oncor Role
Upgrades

Planned equipment replacements;

Transmission line rebuild;

Full reinsulation of transmission line;

Relay or protection upgrade;

Increase in facility capacity; and

Upgrade/replacement of DC Tie controls

		Engineering; Procurement; Construction; Land acquisition; Permitting; and Submission of work sequence and required NOMCR data to Oncor per Oncor’s requirements.	Escort in station; Perform necessary switching; Diagnostic testing or commissioning of equipment and protective relay systems; Final commissioning of SCADA systems; and Model management.

Expansions	Contiguous greenfield transmission line or station; Addition of new facilities within existing stations; and Addition of circuits to existing contiguous transmission lines.	Engineering; Procurement; Construction; Land acquisition; Permitting; and Submission of work sequence and required NOMCR data to Oncor per Oncor’s requirements	Escort in station; Perform necessary switching; Diagnostic testing or commissioning of equipment and protective relay systems; Final commissioning of SCADA systems; and Model management.

Key Considerations:

SU maintains inventory according to service restorations desires (if not in stock and not like-for-like, SU to self-perform). Oncor to provide input or recommendation on stock levels.

SU controls and develops relay settings.

SU controls record drawings.

SU responsible for spare equipment and mobile equipment, including the responsibility for determining appropriate numbers and applications, acquisition, etc.

Exhibit D

Regulatory Terms

Requested Regulatory Findings:

The parties will, at a minimum, request approval in the PUCT Filing of the following:

1)

The transactions contemplated by this Agreement and the HIFR Merger Agreement (the “North Texas Transactions”) under PURA §§ 14.101, 39.262(l)-(m), and 39.915, including findings that the North Texas Transactions are in the public interest.

2)

The transactions contemplated by the SU Purchase Agreement (the “South Texas Transactions” and combined with the North Texas Transactions, the “Transactions”) under PURA §§ 14.101, 39.262(l)-(m), and 39.915, including findings that the South Texas Transactions are in the public interest.

3)

Necessary amendments to the certificates of convenience and necessity of SU, SDTS and Oncor under PURA § 37.154 to authorize North Texas Utility and South Texas Utility, and their respective subsidiaries, to own, operate, and maintain their respective post-swap assets.

4)

The post-Closing transactions in which GS LLC will be merged into SDTS and CV Project Entity, L.L.C. will be merged into SU under PURA §§ 14.101, 39.262(l)-(m), and 39.915, including findings that the transactions are in the public interest.

5)

Establishment of separate wholesale transmission rates (including transformation rates) and tariffs for North Texas Utility’s assets and South Texas Utility’s assets on terms that do not vary materially from those proposed by SU, SDTS and Oncor. Taken together, the wholesale transmission rates of North Texas Utility and South Texas Utility after the Company Merger Effective Time (as defined in the HIFR Merger Agreement) shall be equal to SU’s wholesale transmission rate in effect as of the Company Merger Effective Time.

6)	A finding that Oncor may consolidate North Texas Utility with Oncor for ratemaking purposes and make a combined rate filing in Oncor’s next base rate case, to be filed no later than October 2021.

7)

A finding that Oncor may consolidate North Texas Utility with Oncor for calculation and reporting of its Earnings Monitor Report and for purposes of compliance with the final Order in Docket No. 47675 (Finding of Fact No. 56).

8)

A finding that the cash equity contributions invested by Oncor’s owners used to directly finance the North Texas Transaction will be included in the calculations reported in Oncor’s Earnings Monitor Report solely for purposes of determining compliance with Oncor’s debt to equity ratio requirement as set by the final Order in Docket No. 47675 (Finding of Fact No. 56).

9)	South Texas Utility’s filing of a base rate case no later than December 31, 2020 based on a test year ending one year after the Closing.

10)

A finding that Oncor can provide operation and maintenance services to the North Texas Utility under 16 Tex. Admin. Code § 25.272 and a finding that the provision of those services does not require a tariff and does not require that those services be made available to third parties.

11)

A finding that Oncor can provide operation and maintenance services to assets in which Oncor holds a joint undivided interest with the South Texas Utility under 16 Tex. Admin. Code § 25.272 and a finding that the provision of those services does not require a tariff and does not require that those services be made available to third parties.

12)

A finding that Oncor can provide operation and maintenance services to the South Texas Utility under 16 Tex. Admin. Code § 25.272 and a finding that the provision of those services does not require a tariff and does not require that those services be made available to third parties.

13)	The cancellation of SU’s interest in SDTS and related economic and management interests in SDTS.

14)

A finding that Oncor can create a regulatory asset to track any make whole payments or other expenses that may be required to extinguish, transfer to Oncor, or restructure the debt of HIFR and its subsidiaries and seek rate recovery of this asset in a future rate case.

Commitments

The PUCT Filing will, at a minimum, contain the following proposed commitments by Oncor, Sempra Energy and SU:

A)	Oncor and Sempra Energy will commit that North Texas Utility will be governed and managed within the existing ring-fencing structure that governs Oncor today.

B)

Oncor and SU will amend their respective existing codes of conduct to include North Texas Utility, South Texas Utility or any new Affiliates resulting from the HIFR Transactions, the SU Investment, and the Merger.

C)

Oncor and SU each will commit to provide to their respective ratepayers in the form of bill credits 90% of interest savings that it realizes, as a result of improved credit quality of the North Texas Utility and South Texas Utility, if any, and debt issuance savings that it realizes, if any.

Exhibit E

Tax Side Letter

Attached.

[Insert Oncor Letterhead]

[                    ]

Oncor Electric Delivery Company LLC	Hunt Transmission Services, L.L.C.
1616 Woodall Rogers Frwy.	c/o Hunt Consolidated, Inc.
Dallas, Texas 75202	1900 N. Akard Street
Attn: Matthew C. Henry	Dallas, Texas 75201-2300
Michael L. Davitt	Attention: Legal Department
1912 Holding Partnership, LP	InfraREIT Partners, LP
c/o Oncor Electric Delivery Company LLC	c/o Oncor Electric Delivery Company LLC
1616 Woodall Rogers Frwy.	1616 Woodall Rogers Frwy.
Dallas, Texas 75202	Dallas, Texas 75202
Attn: Matthew C. Henry	Attn: Matthew C. Henry
Michael L. Davitt	Michael L. Davitt

Ladies and Gentlemen:

Reference is made herein to that certain Agreement and Plan of Merger, dated as of October 18, 2018 (the “Merger Agreement”), by and among Oncor Electric Delivery Company, LLC, a Delaware limited liability company (“Oncor”), 1912 Merger Sub, LLC, a Delaware limited liability company, Oncor T&D Partners, LP, a Delaware limited partnership, InfraREIT, Inc., a Maryland corporation, and InfraREIT Partners LP, a Delaware limited partnership (the “Partnership”). Capitalized terms not defined herein shall have the meanings set forth in the Merger Agreement.

In order to facilitate the consummation of the transactions contemplated by the Merger Agreement (the “Transactions”), each of Oncor, Hunt Transmission Services, L.L.C., a Delaware limited liability company (“Hunt”), 1912 Holding Partnership, LP, a Delaware limited partnership (the “General Partner”), and the Partnership (each, a “Party” and collectively, the “Parties”) hereby agree to the conditions, obligations and covenants as set forth in this letter agreement (the “Letter Agreement”), which shall be effective as of the Partnership Merger Effective Time.

1. Tax Matters. The Parties agree that:

(a) Interim Closing of the Books. With respect to the Partnership Units acquired by Oncor pursuant to the Partnership Merger (“Non-HIFR Partnership Units”), Oncor shall cause the Partnership to apply the “interim closing method” under Section 706 of the Code and the Treasury Regulations thereunder so that all items of income, gain, loss, deduction and credit allocable to the Non-HIFR Partnership Units are allocated, as of the Partnership Merger Effective Time, between Oncor, on the one hand, and Hunt and the other limited partners of the Partnership holding Non-HIFR Partnership Units prior to the Partnership Merger Effective Time, on the other hand. In addition to and in connection with the foregoing, each of the Partnership’s gross rental income and its gross income from both pre-Company Merger Effective Time and post-Company Merger Effective Time operations shall be treated as an extraordinary item pursuant to Treasury Regulations sections 1.706-4(e)(2)(ix) and 1.706-4(f), with a view to maximizing the Code Section 856-859 compliance of any past or present, direct or indirect, partner of the Partnership that seeks to comply with such Code Sections.

(b) Tax Return Preparation. Oncor shall prepare (or cause to be prepared) all U.S. federal income Tax Returns of the Partnership and any other Subsidiary Partnership relating to any Tax period ending on or before the Closing Date (a “Pre-Closing Period”) and the Tax period that includes the Closing Date (the “Straddle Period”). Subject to Section 1(a) hereof, such Tax Returns shall be prepared on a basis consistent with past practice except to the extent otherwise required by applicable Law; provided, however, Oncor or the General Partner shall be permitted to cause the Partnership and any other Subsidiary Partnership to make any election under the Code (and any correlative elections under applicable state and local laws) in its sole discretion to extent such election is not, in Oncor’s reasonable judgement, expected to materially increase the amount or materially change the character of Pre-Closing Period income or Straddle Period income, in each case, allocated to Hunt. At least thirty (30) days prior to the due date (taking into account any extensions related thereto) for filing any such Tax Return, Oncor shall deliver (or cause to be delivered) a draft of such Tax Return, together with all supporting documentation and workpapers, to Hunt for its review and comment. The Partnership shall consider in good faith any and all reasonable comments of Hunt with respect to such Tax Returns.

(c) Amended Tax Returns. Neither Oncor nor the General Partner shall, and neither Oncor nor the General Partner shall cause the Partnership to, file any amended U.S. federal income Tax Return for any Pre-Closing Period or the Straddle Period without the prior written consent of Hunt (such consent not to be unreasonably withheld, delayed or conditioned).

(d) Cooperation. The Parties shall cooperate fully as and to the extent reasonably requested by the other Party, in connection with (i) the filing of Tax Returns and (ii) any audit, litigation or other proceeding (each, a “Tax Proceeding”) with respect to any such Tax Returns or Taxes, in each case, imposed (A) on or with respect to the assets, operations or activities of the Partnership for any Pre-Closing Period or the Straddle Period or (B) on or with respect to the assets, operations, or activities of InfraREIT, Inc. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such Tax Return or Tax Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Each Party further agrees, upon request by the other Party, to use commercially reasonable efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed on Hunt, on Oncor, on InfraREIT, Inc., on the General Partner, on the Partnership or on any beneficial owner thereof, in each case, with respect to the Partnership (including, but not limited to, with respect to the Partnership Merger).

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(e)    Tax Proceedings.

(i) The General Partner shall be the Tax Matters Partner (as defined in Section 6231 of the Code) and Partnership Representative (as defined in Section 6223 of the Code, amended by the Bipartisan Budget Act) for all Pre-Closing Periods and the Straddle Period and may take all actions necessary or appropriate in such capacity; provided that the General Partner shall not, without receiving Hunt’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), in connection with any U.S. federal income Tax Proceeding of the Partnership or any other Subsidiary Partnership for a Pre-Closing Period or the Straddle Period: (i) make any available U.S. federal income Tax election (other than a “push-out election” under Section 6226 of the Code or any election permitted under Section 1(b), which elections may be made without Hunt’s prior written consent), (ii) extend the statute of limitations for assessing or computing any U.S. federal income Tax liability of the Partnership or any other Subsidiary Partnership, or (iii) prepare and file protests, administrative adjustment requests, petitions, or pleadings, accept a settlement offer or initiate litigation (each, a “Prohibited Action”). The General Partner shall impose reasonable time requirements for Hunt to respond to a request with regard to a Prohibited Action. If Hunt fails to timely respond to such request, Hunt will be deemed to provide consent to such Prohibited Action and the General Partner may take whatever action it deems necessary to serve the best interests of the Partnership. Hunt agrees to execute, acknowledge, deliver, file or record at the appropriate public offices such documents as may be reasonably requested by the Partnership or the General Partner that are necessary or helpful to the General Partner’s appointment as Tax Matters Partner and Partnership Representative, as applicable, and/or the execution of any of the General Partner’s powers or duties in connection therewith.

(ii) Without limiting Section 1(e)(i) hereof, the General Partner shall (A) keep Hunt advised of any U.S. federal income Tax Proceeding the Partnership may have with respect to any Pre-Closing Period and the Straddle Period, (B) consult with Hunt regarding the nature and content of all action and defense to be taken by the Partnership in response to any such Tax Proceedings (including, but not limited to, (i) providing Hunt with copies of all correspondence received from a Governmental Entity; (ii) providing Hunt with copies of all drafts of correspondence from the General Partner to a Governmental Entity (which Hunt shall have a reasonable opportunity to comment on such drafts); and (iii) considering in good faith any suggestions from Hunt regarding such Tax Proceeding), and (C) afford Hunt the opportunity to participate, at its own expense, directly in the negotiation of the Tax Proceeding, to the extent permitted by Law.

(f) Consistent Reporting. Except as otherwise required by applicable Law, each Party that is or was a partner in the Partnership agrees to not treat any Partnership tax item on such Party’s U.S. federal, state or local income Tax Return in a manner that is inconsistent with the presentation of such item on the Partnership’s Tax Return, including, without limitation, the Schedule K-1 provided by the Partnership to such Party or any “push-out” statement furnished by the Partnership to such Party, without the prior written consent of the General Partner.

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2. Severability. If any provision or provisions of this Letter Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Letter Agreement (including without limitation, each portion of any Section of this Letter Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and shall remain enforceable to the fullest extent permitted by applicable Law; (b) such provision or provisions shall be deemed reformed to the extent necessary to conform to applicable Law and to give the maximum effect to the intent of the Parties hereto; and (c) to the fullest extent possible, the provisions of this Letter Agreement (including, without limitation, each portion of any Section of this Letter Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested thereby.

3. Modification and Waiver. No supplement, modification or amendment to this Letter Agreement shall be binding unless executed in writing by the Parties hereto. No waiver of any of the provisions of this Letter Agreement shall constitute or be deemed a waiver of any other provision of this Letter Agreement nor shall any waiver constitute a continuing waiver.

4. Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, sent by facsimile or electronic mail or otherwise delivered by hand, messenger or courier service addressed:

(a) if to Hunt, to:

Hunt Transmission Services, L.L.C.

1900 N. Akard Street

Dallas, Texas 75201-2300

Attn: Legal Department

(b) if to Oncor, to:

Oncor Electric Delivery Company LLC

1616 Woodall Rogers Frwy.

Dallas, Texas 75202

Attn: Matthew C. Henry

Michael L. Davitt

(c) if to the General Partner, to:

1912 Holding Partnership, LP

c/o Oncor Electric Delivery Company LLC

1616 Woodall Rogers Frwy.

Dallas, Texas 75202

Attn: Matthew C. Henry

Michael L. Davitt

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(d) if to the Partnership, following the Partnership Merger Effective Time, to:

InfraREIT Partners, LP

c/o Oncor Electric Delivery Company LLC

1616 Woodall Rogers Frwy.

Dallas, Texas 75202

Attn: Matthew C. Henry

Michael L. Davitt

5. Applicable Law and Consent to Jurisdiction. This Letter Agreement and the legal relations among the Parties shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to its conflict of laws rules. The Parties hereby irrevocably and unconditionally (a) agree that any proceeding arising out of or in connection with this Letter Agreement shall be brought only in the courts of Dallas County, Texas or any court of the United States sitting in Dallas County, Texas and not in any other state or federal court in the United States of America or any court in any other country, (b) consent to submit to the exclusive jurisdiction of the courts of Dallas County, Texas for purposes of any action or proceeding arising out of or in connection with this Letter Agreement, (c) waive any objection to the laying of venue of any such action or proceeding in the courts of Dallas County, Texas, (d) waive, and agree not to plead or to make, any claim that any such action or proceeding brought in the courts of Dallas County, Texas has been brought in an improper or otherwise inconvenient forum and (e) waive personal service of any and all process upon such party, consent that all such service of process may be made by first class registered or certified mail, postage prepaid, return receipt requested, directed to such party at the address specified pursuant to Section 4 hereof and agree that service so made shall be deemed to be completed upon actual receipt thereof.

6. Counterparts. This Letter Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original but all of which together shall constitute one and the same agreement. Only one such counterpart signed by the party against whom enforceability is sought needs to be produced to evidence the existence of this Letter Agreement.

7. Captions. The headings of the paragraphs of this Letter Agreement are inserted for convenience only and shall not be deemed to constitute part of this Letter Agreement or to affect the construction thereof.

[Signature page follows.]

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Best regards,

ONCOR ELECTRIC DELIVERY COMPANY LLC

By:
Name: Don J. Clevenger
Title: Executive Vice President and Chief Financial Officer

HUNT TRANSMISSION SERVICES, L.L.C.

By:
Name: David C. Hernandez
Title: Senior Vice President

1912 HOLDING PARTNERSHIP, LP

By: 1912 Holdco, LLC, its General Partner

By: Oncor Electric Delivery Company LLC, its Sole Member

By:
Name: Don J. Clevenger
Title: Senior Vice President and Chief Financial Officer

INFRAREIT PARTNERS, LP

By: 1912 Holding Partnership, LP, its General Partner

By: 1912 Holdco, LLC, its General Partner

By: Oncor Electric Delivery Company LLC, its Sole Member

By:
Name: Don J. Clevenger
Title: Senior Vice President and Chief Financial Officer

Signature Page to Letter Agreement